SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. ____)

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WRIGHT MEDICAL GROUP N.V.

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2020 Annual General Meeting

of Shareholders Proxy Statement

FROM OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Wright Medical Group N.V.

Prins Bernhardplein 200

1097 JB Amsterdam

The Netherlands

(+ 31) 20 521-4777

September 18, 2020

Dear Shareholders:

On behalf of the board of directors, we cordially invite you to attend the 2020 Annual General Meeting of Shareholders of Wright Medical Group N.V. to be held on Wednesday, October 28, 2020, beginning at 2:00 p.m. (Central European Time) at the offices of Stibbe N.V. located at Beethovenplein 10 – 1077 WM, Amsterdam, the Netherlands.

Information about our Annual General Meeting, the agenda items and the various matters on which our shareholders will vote is included in the notice of meeting and proxy statement that follow.

It is important that your shares be represented at the Annual General Meeting, regardless of the number of shares you hold and whether or not you plan to attend the meeting in person. Regardless of whether you plan to attend the meeting in person, we encourage you to exercise your right to vote by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described on your proxy card before the closing of these voting facilities at 4:00 p.m. (Eastern Time) on October 27, 2020. If you attend the Annual General Meeting and prefer to vote in person, you may withdraw your proxy at that time.

Our Annual Report to Shareholders, including our annual report on Form 10-K for the fiscal year ended December 29, 2019, is being provided to you together with these proxy materials for your review. A copy of our related Dutch statutory annual accounts, as prepared in accordance with Dutch law, is available on our website at www.wright.com.

On behalf of the board of directors and management, it is our pleasure to express our appreciation for your continued support.

Sincerely,

David D. Stevens	Robert J. Palmisano
Chairman	President and Chief Executive Officer

We intend to make this proxy statement and our 2019 Annual Report to Shareholders available on the Internet and to commence mailing of the notice to all shareholders entitled to vote at the Annual General Meeting beginning on or about September 18, 2020. We will mail paper copies of these materials, together with a proxy card, within three business days of a request properly made by a shareholder entitled to vote at the Annual General Meeting.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF WRIGHT MEDICAL GROUP N.V.:

Notice is hereby given that the Annual General Meeting of Shareholders of Wright Medical Group N.V. will be held on Wednesday, October 28, 2020, beginning at 2:00 p.m. (Central European Time) at the offices of Stibbe N.V. located at Beethovenplein 10 – 1077 WM, Amsterdam, the Netherlands.

The agenda for the Annual General Meeting is as follows:

1.	Opening.

2.	Report of our board of directors on the fiscal year ended December 29, 2019 (for discussion only).

3.	Appointment of one executive director and eight non-executive directors and notification to the shareholders of the contemplated appointment of Robert J. Palmisano as executive director and David D. Stevens, Gary D. Blackford, J. Patrick Mackin, John L. Miclot, Kevin C. O’Boyle, Amy S. Paul, Richard F. Wallman and Elizabeth H. Weatherman as non-executive directors to serve until the 2021 Annual General Meeting or until his or her earlier death, resignation or removal (Voting Proposal No. 1).

4.	Directors’ remuneration for the fiscal year ended December 29, 2019 (for discussion only).

5.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2020 (Voting Proposal No. 2).

6.	Appointment of KPMG N.V. as the auditor for our Dutch statutory annual accounts for the fiscal year ending December 27, 2020 (Voting Proposal No. 3).

7.	Adoption of our Dutch statutory annual accounts for the fiscal year ended December 29, 2019 (Voting Proposal No. 4).

8.	Release of each member of our board of directors from liability with respect to the exercise of his or her duties during the fiscal year ended December 29, 2019 (Voting Proposal No. 5).

9.	Renewal of the authority of our board of directors to repurchase up to 10% of our issued share capital (including depositary receipts issued for our shares) until April 28, 2022 on the open market, through privately negotiated transactions or in one or more self-tender offers for a price per share (or depositary receipt) not less than the nominal value of a share and not higher than 110% of the market price of a share (or depositary receipt) at the time of the transaction (Voting Proposal No. 6).

10.	Renewal of the authority of our board of directors to issue ordinary shares or grant rights to subscribe for ordinary shares up to 20% of our issued and outstanding shares at the time of the issue until October 28, 2022 (Voting Proposal No. 7).

11.	Renewal of the authority of our board of directors to resolve to exclude or restrict our shareholders’ pre-emptive rights under Dutch law with respect to the ordinary shares and rights to subscribe therefor that the board of directors may issue or grant pursuant to the authority in agenda item 10 above until October 28, 2022 (Voting Proposal No. 8).

12.	Approval, on an advisory basis, of our executive compensation (Voting Proposal No. 9).

13.	Closing.

Many of the agenda matters are presented to the general meeting of our shareholders as a result of our company being organized under the laws of the Netherlands. Several matters that are within the authority of the board of directors under most U.S. state corporate laws require shareholder approval under Dutch law. Additionally, Dutch governance provisions require certain discussion topics for annual general meetings of shareholders upon which shareholders do not vote.

Our board of directors has determined that all holders of record of our ordinary shares as of the close of business on Wednesday, September 30, 2020, according to American Stock Transfer & Trust Company, LLC, our registrar and transfer agent, or such shareholders’ proxies, are entitled to notice of and to attend and vote at the Annual General Meeting. If you wish to attend the Annual General Meeting, however, you must notify our board of directors of your intention to do so no later than October 21, 2020, by submitting your name and number of ordinary shares beneficially owned to: James A. Lightman, Senior Vice President, General Counsel and Secretary, Wright Medical Group N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands. If you own ordinary shares through a broker, such shares are often referred to as held in “street name,” and you, as the beneficial owner of those shares, do not appear in our share register. If you own your ordinary shares through a broker and you wish to attend the Annual General Meeting, you must notify our board of directors of your intention to do so in the manner described above no later than October 21, 2020 and also provide us with appropriate evidence of ownership of and authority to vote the shares no later than October 21, 2020. Access to the Annual General Meeting is permitted only after verification of personal identification.

If you own ordinary shares through a broker, such shares are often referred to as held in “street name,” and you, as the beneficial owner of those shares, do not appear in our share register. If you own your ordinary shares through a broker and you wish to attend the Annual General Meeting, you must notify our board of directors of your intention to do so in the manner described above no later than October 21, 2020 and also provide us with appropriate evidence of ownership of and authority to vote the shares no later than October 21, 2020. Access to the Annual General Meeting is permitted only after verification of personal identification.

It is important that your shares be represented at the Annual General Meeting, regardless of the number of shares you hold and whether or not you plan to attend the Annual General Meeting in person. Regardless of whether you plan to attend the Annual General Meeting, I encourage you to exercise your right to vote by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described on your proxy card before the closing of these voting facilities at 4:00 p.m. (Eastern Time) on October 27, 2020. If you attend the meeting and prefer to vote in person, you may withdraw your proxy at that time.

With respect to the appointment of one executive director and eight non-executive directors in Voting Proposal No. 1, our board of directors recommends a vote “FOR” the appointment of Robert J. Palmisano as executive director and each of David D. Stevens, Gary D. Blackford, J. Patrick Mackin, John L. Miclot, Kevin C. O’Boyle, Amy S. Paul, Richard F. Wallman and Elizabeth H. Weatherman as non-executive directors. With respect to the other voting proposals, our board of directors recommends a vote “FOR” each of the other voting proposals being presented to our shareholders at the Annual General Meeting.

* * * * *

By Order of the Board of Directors,

James A. Lightman
Senior Vice President, General Counsel and Secretary

Amsterdam, The Netherlands
September 18, 2020

References in this proxy statement to:

●	“Wright,” “company,” “we,” “our” or “us” refer to Wright Medical Group N.V. and our subsidiaries;

●	“Wright ordinary shares,” “ordinary shares” or “shares” in this proxy statement refer to our ordinary shares, par value €0.03 per share;

●	“Annual General Meeting” or “AGM” refer to the 2020 Annual General Meeting of Shareholders, unless another year is specified;

●	a particular year refer to the applicable fiscal year, unless we indicate otherwise;

●	“Wright/Tornier merger” or the “merger” in this proxy statement refer to the merger between Wright Medical Group, Inc. and Tornier N.V. completed on October 1, 2015; and

●	“legacy Wright” and “legacy Tornier” refer to Wright Medical Group, Inc. and Tornier N.V., respectively, before completion of the Wright/Tornier merger.

Information on our website and any other website referenced herein is not incorporated by reference into, and does not constitute a part of, this proxy statement.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement are “forward-looking statements” within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended, or the Exchange Act, and are subject to the safe harbor created by those sections. Forward-looking statements are based on our current expectations of future events, and are generally identified by words such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions or future dates. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. The most significant factors known to us that could materially adversely affect our business, operations, industry, financial position or future financial performance are described in our most recent Annual Report on Form 10-K filed with the United States Securities and Exchange Commission, or SEC, on February 24, 2020, in “Part I, Item 1A, Risk Factors,” which is being provided to you together with this proxy statement, along with our subsequent SEC reports. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made, and should recognize that forward-looking statements are predictions of future results, which may not occur as anticipated. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results, due to the risks and uncertainties described in our Annual Report on Form 10-K, including in “Part I, Item 1A. Risk Factors,” and subsequent SEC reports, as well as others that we may consider immaterial or do not anticipate at this time. The risks and uncertainties described in our Annual Report on Form 10-K and subsequent SEC reports are not exclusive and further information concerning our company and our business, including factors that potentially could materially affect our operating results or financial condition, may emerge from time to time. We undertake no obligation to update forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements. We advise you, however, to consult any further disclosures we make on related subjects in our future Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we file with or furnish to the SEC.

PROXY STATEMENT SUMMARY

This executive summary provides an overview of the information included in this proxy statement. We recommend that you review the entire proxy statement and our 2019 Annual Report to Shareholders before voting.

2020 ANNUAL GENERAL MEETING

DATE AND TIME

Wednesday, October 28, 2020

2:00 p.m. (CET)

LOCATION

The offices of Stibbe N.V. located at Beethovenplein 10 – 1077 WM, Amsterdam, the Netherlands

RECORD DATE

Holders of record of our ordinary shares at the close of business on September 30, 2020 are entitled to notice of, to attend, and to vote at the 2020 Annual General Meeting or any continuation, postponement, or adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting to be held on Wednesday, October 28, 2020

This proxy statement and our annual report on Form 10-K for the fiscal year ended December 29, 2019 are available at www.proxyvote.com. In addition, such documents also are available at our offices located at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands and on our website at www.wright.com.

VOTING PROPOSALS

Voting proposal	Board’s vote recommendation	Page
No. 1 – Appointment of directors	FOR	34
No. 2 – Ratification of appointment of independent registered public accounting firm	FOR	40
No. 3 – Appointment of auditor for Dutch statutory annual accounts	FOR	43
No. 4 – Adoption of Dutch statutory annual accounts	FOR	44
No. 5 – Release of certain liabilities	FOR	45
No. 6 – Renewal of authority of board of directors to repurchase shares	FOR	46
No. 7 – Renewal of authority of board of directors to issue ordinary shares	FOR	48
No. 8 – Renewal of authority of board of directors to exclude or restrict shareholders’ pre-emptive rights	FOR	50
No. 9 – Advisory approval of executive compensation	FOR	52

Wright Medical Group N.V. – 2020 Proxy Statement           1

pending acquisition by Stryker

On November 4, 2019, we entered into a definitive purchase agreement (Purchase Agreement) with Stryker Corporation (Stryker) and its subsidiary, Stryker B.V. Under the terms of the Purchase Agreement, and upon the terms and subject to the conditions thereof, Stryker B.V. has commenced a tender offer to purchase all of the outstanding ordinary shares of Wright for $30.75 per share, without interest and less applicable withholding taxes, in cash (the Offer). The Offer is currently scheduled to expire at 5:00 p.m., Eastern Time, on September 30, 2020, but may be extended in accordance with the terms of the Purchase Agreement. The closing of the transaction is subject to receipt of applicable regulatory approvals, the adoption of certain resolutions relating to the transaction at an extraordinary general meeting of Wright’s shareholders (which condition has been met), completion of the Offer, and other customary closing conditions. If the Stryker transaction is completed prior to the Annual General Meeting, the Annual General Meeting will not take place.

2019 BUSINESS HIGHLIGHTS

Below are highlights of our 2019 financial, operational and strategic achievements, culminating with our November 2019 entry into a definitive agreement to be acquired by Stryker Corporation.

FINANCIAL
$921 million	Net Sales Achieved $921 million in net sales, a 10% over 2018.
✓	Adjusted EBITDA Margin Achieved our long-standing adjusted EBITDA margin goal by the end of fourth quarter of 2019.

OPERATIONAL

#1 Shoulder market	No. 1 Position in Shoulder Market By the end of 2019, we achieved our goal of being #1 in the global shoulder market.
✓	Launched New Digital Organization In May 2019, we announced the creation of a new digital organization to focus on executing Wright’s digital surgery strategy.

STRATEGIC

✓	Pending Acquisition by Stryker Corporation On November 4, 2019, we entered into a definitive agreement to be acquired by Stryker Corporation.

Wright Medical Group N.V. – 2020 Proxy Statement           2

CORPORATE GOVERNANCE

HIGHLIGHTS

✓	One tier of directors – one executive director and eight non-executive directors	✓	Internal board rules similar to U.S. corporate bylaws or corporate governance guidelines
✓	Annual election of directors	✓	Nearly 100% meeting attendance by directors
✓	Majority independent directors	✓	Robust stock ownership guidelines and retention requirements
✓	Independent board chairman	✓	Extensive executive succession planning efforts
✓	Four standing board committees: audit, compensation, nominating, corporate governance and compliance and strategic transactions	✓	Annual review of corporate governance documents
✓	Fully independent board committees	✓	Annual and thorough board and board committee evaluations
✓	Recent board refreshment efforts	✓	No poison pill or the Dutch equivalent

BOARD AND COMMITTEE SELF-ASSESSMENTS

The board of directors recognizes that a thorough evaluation process is an important element of corporate governance and enhances the effectiveness of the full board of directors and each committee. Therefore, each year, the nominating, corporate governance and compliance committee oversees a self-assessment process to ensure that the full board of directors and each committee conduct an assessment of their performance and solicit feedback for areas of improvement.

Board participates in regular periodic self-assessment process, including evaluation of skills and experience

Wright Medical Group N.V. – 2020 Proxy Statement           3

SHAREHOLDER ENGAGEMENT

We are committed to a robust and proactive shareholder engagement program. The board of directors values the perspectives of our shareholders, and feedback from shareholders on our business, corporate governance, executive compensation, and sustainability practices are important considerations for board discussions throughout the year.

In 2019, we contacted our top 50 institutional shareholders, representing approximately 90% of our outstanding ordinary shares, and attended over 300 meetings for investors and interested investors.

Shareholder feedback is thoughtfully considered and has led to modifications in our executive compensation program, governance practices and disclosures. Some of the actions we have taken in response to feedback over the last several years include:

✓	Added performance-based awards to our annual executive officer long-term incentive award program;
✓	Adopted a clawback policy;
✓	Adopted a double-trigger change-in-control vesting provision in our 2017 equity and incentive plan;
✓	Designed our 2017 equity and incentive plan to reflect evolving shareholder preferences; and
✓	Require pre-approval of additional directorships by our board members.

BOARD ENGAGEMENT

We have not adopted a formal process for shareholder communications with our board of directors. Nevertheless, every effort has been made to ensure that the views of our shareholders are heard by our board of directors or individual directors, as applicable, and that appropriate responses are provided to shareholders in a timely manner. Shareholders and other interested parties can communicate with our board as listed below.

WRITE	CALL	EMAIL	ATTEND
Corporate Secretary Wright Medical Group N.V. Prins Bernhardplein 200 1097 JB Amsterdam The Netherlands	Investor Relations (901) 290-5817	julie.dewey@wright.com	Annual General Meeting Wednesday, October 28, 2020 Wright Medical Group N.V.

Wright Medical Group N.V. – 2020 Proxy Statement           4

BOARD COMPOSITION AND DIVERSITY

The board of directors understands the importance of adding diverse, experienced talent to the board in order to establish an array of experience and strategic views. The nominating, corporate governance and compliance committee is committed to refreshment efforts to ensure that the composition of the board and each of its committees encompasses a wide range of perspectives and knowledge.	Gender Diversity
	Female Representation	22% (Two of Nine)

KEY QUALIFICATIONS

The following are some of the key qualifications, skills, and experiences of the board of directors.

Senior Leadership/ Management	Financial Expertise	Industry Expertise	Sales and Marketing Expertise
Strategic Planning/M&A	Investor Relations	International Experience	Regulatory/ Clinical/ Quality/ Compliance Experience
Public Company Board Experience	Experience in High-Growth Businesses	Technology/Cybersecurity Experience	Reimbursement

Wright Medical Group N.V. – 2020 Proxy Statement           5

BOARD AND COMMITTEE COMPOSITION

The board of directors has an audit committee, a compensation committee, a nominating, corporate governance and compliance committee, and a strategic transactions committee. Below are our directors and their committee memberships.

Director	Board	Audit	Compensation	Nominating, corporate governance and compliance	Strategic transactions
Robert J. Palmisano	●
David D. Stevens	Chair			●	●
Gary D. Blackford	●			Chair
J. Patrick Mackin	●		●
John L. Miclot	●		Chair		●
Kevin C. O’Boyle	●	Chair			●
Amy S. Paul	●		●	●
Richard F. Wallman	●	●
Elizabeth H. Weatherman	●	●			Chair

BOARD NOMINEES

Below are the directors nominated for election by shareholders at the Annual General Meeting for a one-year term. The board of directors recommends a vote “FOR” each of these nominees.

All director nominees listed below served during the fiscal year ended December 29, 2019, and attended at least 75% of the sum of all board meetings and committee meetings, as applicable.

Director	Age	Serving since	Independent	Current board committees
Robert J. Palmisano	75	2015	No(1)	N/A
David D. Stevens	66	2015	Yes	Nominating, Corporate Governance and Compliance and Strategic Transactions
Gary D. Blackford	63	2015	Yes	Nominating, Corporate Governance and Compliance
J. Patrick Mackin	53	2018	Yes	Compensation
John L. Miclot	61	2015	Yes	Compensation and Strategic Transactions
Kevin C. O’Boyle	64	2010	Yes	Audit and Strategic Transactions
Amy S. Paul	68	2015	Yes	Compensation and Nominating, Corporate Governance and Compliance
Richard F. Wallman	69	2008	Yes	Audit
Elizabeth H. Weatherman	60	2006	Yes	Audit and Strategic Transactions

(1)	Robert J. Palmisano serves as executive director, a role that is inherently not independent. In addition to serving as executive director, Mr. Palmisano serves as President and Chief Executive Officer.

Wright Medical Group N.V. – 2020 Proxy Statement           6

EXECUTIVE COMPENSATION PHILOSOPHY

Our executive compensation program is generally designed to:

✓	Reinforce our corporate mission, vision and values;

✓	Attract and retain executives important to the success of our Company;

✓	Align the interests of our executives with the interests of our shareholders; and

✓	Reward executives for the achievement of Company performance objectives, the creation of shareholder value in the short- and long-term, and their contributions to the success of our Company.

EXECUTIVE COMPENSATION BEST PRACTICES

Our compensation practices include many best practices that support our executive compensation objectives and principles and benefit our shareholders.

What we do		What we don’t do
✓	Structure our executive officer compensation so that a significant portion of pay is at risk	x	No automatic salary increases
✓	Emphasize long-term performance in our equity-based incentive awards	x	No repricing of stock options unless approved by shareholders
✓	Use a mix of performance measures and caps on payouts	x	No excessive perquisites
✓	Require minimum vesting periods on equity awards	x	No new single-trigger change in control arrangements
✓	Require double-trigger for equity acceleration upon a change in control	x	No tax gross-ups, other than limited CEO and relocation tax gross-ups
✓	Maintain a competitive compensation package	x	No change in control excise tax gross-ups
✓	Have robust stock ownership guidelines and stock retention requirements for executive officers	x	No hedging or pledging of Wright securities
✓	Maintain a clawback policy	x	No short sales or derivative transactions in Wright shares, including hedges
✓	Hold an annual say-on-pay vote	x	No current payment of dividends on unvested awards

HOW WE PAY

Our executive compensation program consists of the following principal elements:

✓	Base salary;

✓	Short-term annual incentive compensation; and

✓	Long-term incentive compensation.

Wright Medical Group N.V. – 2020 Proxy Statement           7

2019 EXECUTIVE COMPENSATION ACTIONS

2019 compensation actions and incentive plan outcomes based on performance are summarized below:

Pay element	2019 actions
Base Salary

●      Our CEO received no base salary increase.

●      Messrs. Berry and Cordell received upward market adjustments of 10.0% and 7.3%, respectively, to compensate them for assuming increased roles and responsibilities in connection with their new Executive Vice President positions and bring them closer to target market positioning within our peer group in their new positions.

●      Messrs. Lightman and Regan received base salary merit increases of 4.4%.

Short-Term Annual Incentive

●       Target bonus percentages for our NEOs did not change from their 2018 levels, other than in the case of our CEO whose percentage increased by 20 percentage points to bring him closer to our target market positioning within our peer group and Messrs. Berry and Cordell whose percentages increased by 10 percentage points to compensate them for assuming increased roles and responsibilities and bring them closer to target market positioning within our peer group in their new positions.

●      CEO was increased to 120% and remained the same for our other NEOs, ranging from 50% to 65% of base salary.

●      Short-term incentive was based 100% on corporate performance goals for all NEOs except Messrs. Lightman and Regan who also had individual performance goals.

●      To encourage the retention of our employees, including our NEOs, we approved 2019 PIP payouts to all participants who remained employed at the time of such payments assuming the achievement of applicable performance metrics at the higher of target or actual performance. Since actual performance was less than target performance, all of our NEOs received payouts equal to target performance. We believe target payouts were important for retention purposes in light of our pending acquisition by Stryker. These payouts were made to our executives in December 2019 to mitigate potential adverse tax consequences to Wright and the NEOs in connection with the Stryker acquisition and in agreement with Stryker.

Long-Term Incentives

●      The long-term incentive (LTI) grant guideline for our CEO increased from 450% to 500% of base salary and the LTI grant guidelines for our other NEOs increased from 0 to 50 percentage points to align them more closely to target market positioning within our peer group.

●      LTI is delivered 1/3 in stock options, 1/3 in time-vested restricted stock unit (RSU) awards and 1/3 in performance share unit (PSU) awards.

●      Stock options and RSU awards vest over four years.

●      PSU awards vest and are paid out in shares upon the achievement of a threshold net sales growth goal over a three-year period.

●      There were no payouts of prior PSU awards during 2019 because PSU awards have a three-year performance period and were first granted in 2017.

●      In recognition of the changed circumstances created by the Stryker acquisition and to encourage retention during the pendency of the acquisition, the compensation committee determined, consistent with the terms of the Purchase Agreement with Stryker, that all outstanding PSU awards will be deemed to have achieved maximum levels of performance.

Wright Medical Group N.V. – 2020 Proxy Statement	8

SAY-ON-PAY VOTE

The board of directors is providing our shareholders with an advisory vote on our executive compensation commonly known as a say-on-pay vote. We last submitted a say-on-pay proposal to our shareholders at our 2019 Annual General Meeting held on June 28, 2019. At that meeting, 70.7% of the votes cast by our shareholders were in favor of our say-on-pay vote.

The board of directors recommends a vote “FOR” the approval of our say-on-pay proposal.

Renewal of LIMITED SHARE ISSUANCE AND WAIVER OF PRE-EMPTIVE RIGHTS AUTHORIZATIONS

Under Dutch law and our articles of association, we are required to seek approval of our shareholders each time we wish to issue shares from our authorized ordinary share capital, or we wish to exclude or restrict the pre-emptive rights that are afforded to our shareholders under Dutch law and our articles of association, unless our shareholders have authorized our board of directors to issue shares and exclude or restrict such pre-emptive rights.

This proxy statement explains two proposals which would extend the authorization of our board of directors until October 28, 2022 to issue, or grant rights to purchase or subscribe for, and to exclude or restrict pre-emptive rights on the issue of, or grant of rights to purchase or subscribe for, our unissued ordinary shares up to 20% of our issued and outstanding shares at the time of issue, which is further divided into 10% for general corporate purposes (including potential mergers and acquisitions) and an additional 10% only for potential mergers and acquisitions.

The board of directors recommends a vote “FOR” the approval of the renewal of the authority of our board of directors to issue ordinary shares and resolve to exclude or restrict our shareholders’ pre-emptive rights under Dutch law as described later in this proxy statement.

other routine voting proposals

This proxy statement contains information regarding the other routine voting proposals being submitted to a vote of shareholders. With respect to these other voting proposals, the board of directors recommends a vote:

●	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2020;

●	“FOR” the appointment of KPMG N.V. as the auditor for our Dutch statutory annual accounts for the fiscal year ending December 27, 2020;

●	“FOR” the adoption of our Dutch statutory annual accounts for the fiscal year ended December 29, 2019;

●	“FOR” the release of each member of our board of directors from liability with respect to the exercise of his or her duties during the fiscal year ended December 29, 2019; and

●	“FOR” the approval of the renewal of the authority of our board of directors to repurchase up to 10% of our issued share capital (including depositary receipts issued for our shares) until April 28, 2022 on the open market, through privately negotiated transactions or in one or more self-tender offers for a price per share (or depositary receipt) not less than the nominal value of a share and not higher than 110% of the market price of a share (or depositary receipt) at the time of the transaction.

Wright Medical Group N.V. – 2020 Proxy Statement	9

Our COMMITMENT TO ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRINCIPLES

We are committed to environmental, social and governance (ESG) principles. As a global organization, we recognize our important role in the communities and environment in which we work and live and are committed to not only delivering innovative and high quality products but also improving the quality of life for patients worldwide.

Sustainability is one of our core values. Environmental sustainability at Wright is built upon a philosophy of investing in our business to maximize our resiliency in the market place, while also improving the quality of life for patients worldwide and recognizing the impact of our direct and indirect operations on the environment. We are committed to protecting the environment while utilizing resources in a sustainable manner, and encouraging the responsible use and application of our products.

Our social consciousness is evidenced by our commitment to good corporate citizenship. Through our Wright Cares and other employee volunteer programs and grant and charitable donations, we seek to be a positive influence in the communities where we operate and our employees and their families live and work.

Our recent ESG initiatives have focused on:

●	sustainability efforts (e.g., incorporate sustainability concepts into the design of our products and their packaging to reduce the environmental footprint of our products);

●	humanitarianism (e.g., product donations and volunteering during work hours through our Wright Cares programs);

●	education (e.g., scholarships and tuition reimbursement programs);

●	health and wellness (e.g., days devoted to healthcare awareness and fitness challenges); and

●	access to healthcare and products (e.g., patient information programs and donations of implants, products, and supplies related to medical missions and care for the indigent).

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INFORMATION ABOUT THE ANNUAL GENERAL MEETING

The board of directors of Wright Medical Group N.V. is soliciting your proxy for use at the 2020 Annual General Meeting to be held on Wednesday, October 28, 2020. The board is soliciting proxies to give all shareholders of record an opportunity to vote on matters properly presented at the Annual General Meeting. The Annual General Meeting to which this proxy statement relates constitutes the annual general meeting of shareholders for purposes of and will satisfy applicable laws, rules and regulations of the United States, the Nasdaq Global Select Market and the Netherlands.

We have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending an Important Notice of Availability of Proxy Materials for the Annual General Meeting (which we refer to as the Internet Notice) to most of our shareholders of record and paper or electronic copies of the proxy materials to our remaining shareholders of record. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. All shareholders may request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Internet Notice and on the website referred to in the Internet Notice, including an option to request paper copies on an ongoing basis. We will mail this proxy statement and 2019 Annual Report, together with a proxy card, to those shareholders entitled to vote at the Annual General Meeting who have properly requested paper copies of such materials, within three business days of such request.

When and where will the Annual GENERAL Meeting be held?

The Annual General Meeting will be held on Wednesday, October 28, 2020, at 2:00 p.m. (Central European Time), at the offices of Stibbe N.V. located at Beethovenplein 10 – 1077 WM, Amsterdam, the Netherlands Directions to attend the Annual General Meeting may be obtained by calling Investor Relations at (901) 290-5817.

WHAT IS THE PURPOSE OF THE ANNUAL GENERAL MEETING?

The purpose of the Annual General Meeting is to give our shareholders an opportunity to consider and act upon the matters set forth in this proxy statement:

Voting proposal	Item of business
Voting Proposal No. 1	Appointment of Directors
Voting Proposal No. 2	Ratification of the Appointment of KPMG LLP as Independent Registered Public Accounting Firm for Fiscal Year 2020
Voting Proposal No. 3	Appointment of KPMG N.V. as Auditor for Dutch Statutory Annual Accounts for Fiscal Year 2020
Voting Proposal No. 4	Adoption of Dutch Statutory Annual Accounts
Voting Proposal No. 5	Release of Certain Liabilities
Voting Proposal No. 6	Renewal of Authority of the Board of Directors to Repurchase Ordinary Shares Until April 28, 2022
Voting Proposal No. 7	Renewal of Authority of the Board of Directors to Issue Ordinary Shares Until October 28, 2022
Voting Proposal No. 8	Renewal of Authority of the Board of Directors to Exclude or Restrict Shareholders’ Pre-Emptive Rights Until October 28, 2022
Voting Proposal No. 9	Advisory Approval of our Executive Compensation

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ARE THERE matters to be voted on that are not included in this proxy statement?

We currently are not aware of any business that will be presented at the Annual General Meeting other than as described in this proxy statement. If, however, any other matter is properly brought at the Annual General Meeting, or any continuation, postponement, or adjournment thereof, your proxy includes discretionary authority on the part of the individuals appointed to vote your shares or act on those matters in accordance with their best judgment.

How do i attend the annual general meeting?

If you wish to attend the Annual General Meeting, you must notify our board of directors of your intention to do so no later than October 21, 2020, by submitting your name and the number of Wright ordinary shares beneficially owned to: James A. Lightman, Senior Vice President, General Counsel and Secretary, Wright Medical Group N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands. If you own your ordinary shares through a broker and you wish to attend the Annual General Meeting, you must notify our board of directors of your intention to do so in the manner described above no later than October 21, 2020 and also provide us with appropriate evidence of ownership of and authority to vote the shares no later than October 21, 2020. Access to the Annual General Meeting is permitted only after verification of personal identification.

WhO IS ENTITLED TO VOTE AT the Annual GENERAL Meeting?

Only shareholders of record of our ordinary shares at the close of business on September 30, 2020, or the record date, according to American Stock Transfer & Trust Company, LLC, our registrar and transfer agent, or such shareholders’ proxies, will be entitled to vote at the Annual General Meeting. As of September 10, 2020, the number of outstanding ordinary shares entitled to vote on each voting proposal at the Annual General Meeting was 129,684,204.

How Many Votes Do I Have?

Each Wright ordinary share entitles the holder thereof to one vote on each matter that is voted on at the Annual General Meeting.

Is My Vote Important?

Yes. Your vote is important regardless of how many Wright ordinary shares you own. Please take a moment to read the instructions in response to the next question below, vote your shares and submit your proxy as soon as possible to ensure that your shares are represented and voted at the Annual General Meeting.

How Do I Vote?

If you are the registered holder of Wright ordinary shares, you are the record holder of those shares, and you can vote at the Annual General Meeting in person or by proxy. We recommend that you vote by proxy even if you plan to attend the Annual General Meeting in person. If you attend the Annual General Meeting, you may revoke your proxy by voting in person at that time.

If you are a shareholder of record and are voting by proxy, your vote must be received by 4:00 p.m. (Eastern Time) on October 27, 2020 to be counted.

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There are three ways to vote by proxy:

●	By Internet – You can vote by Internet by going to the website www.proxyvote.com and following the instructions for Internet voting shown on your Notice Regarding the Availability of Proxy Materials or, if you received a paper or electronic copy of our proxy materials, your proxy card.

●	By Telephone – You can vote by telephone by calling toll-free 1-800-690-6903 in the United States, Canada and Puerto Rico and following the instructions.

●	By Mail – You can vote by mail by completing, signing, dating and mailing your proxy card in the envelope provided if you received a paper copy of these proxy materials. If you vote by Internet or telephone, please do not mail your proxy card.

By giving us your proxy, you are authorizing the individuals named on our proxy card, the proxies, to vote your shares in the manner you indicate. You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on (i)  our executive director nominee and each of our eight non-executive director nominees in Voting Proposal No. 1 and (ii) each of the other voting proposals in this proxy statement.

If you vote by proxy without indicating your instructions, your shares will be voted:

●	“FOR” the appointment of Robert J. Palmisano as executive director and David D. Stevens, Gary D. Blackford, J. Patrick Mackin, John L. Miclot, Kevin C. O’Boyle, Amy S. Paul, Richard F. Wallman and Elizabeth H. Weatherman as non-executive directors, as recommended by our board of directors, in Voting Proposal No. 1; and

●	“FOR” each of the other voting proposals in this proxy statement, as recommended by our board of directors.

AM I A “RECORD HOLDER” OR DO I HOLD MY SHARES IN “STREET NAME”?

A record holder holds shares in his or her name. Shares held in “street name” means that shares are held in the name of a bank or broker on a person’s behalf.

CAN i VOTE IF MY SHARES ARE HELD IN “STREET NAME”?

Yes. If you own Wright ordinary shares through a broker, bank or other nominee, such shares often are referred to as held in “street name,” and you, as the beneficial owner of those shares, do not appear in our share register. For shares held in street name, there is a two-step process for distributing our proxy materials and tabulating votes. Brokers inform us how many of their clients own ordinary shares in street name, and the broker forwards our proxy materials to those beneficial owners. If you receive our proxy materials from your broker, you should vote your shares by following the procedures specified on your broker’s voting instruction form. Shortly before the Annual General Meeting, your broker will tabulate the votes it has received and submit a proxy card to us reflecting the aggregate votes of the street name holders. If you plan to attend the Annual General Meeting and vote your street name shares in person, you should contact your broker to obtain a broker’s proxy card and bring it to the Annual General Meeting, as well as notify our board of directors of your intention to do so in the manner described above no later than October 21, 2020, and provide us with appropriate evidence of ownership of and authority to vote the shares no later than October 21, 2020.

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Can I Change My Vote or Revoke My Proxy?

Yes. You may change your vote or revoke a proxy at any time prior to its exercise at the Annual General Meeting by:

●	giving to our Senior Vice President, General Counsel and Secretary a written notice of revocation of the proxy’s authority;

●	submitting a duly executed proxy card bearing a later date;

●	voting again by Internet, telephone or mail at a later time before the closing of these voting facilities at 4:00 p.m. (Eastern Time) on October 27, 2020; or

●	attending the Annual General Meeting and voting in person.

Your attendance at the Annual General Meeting alone, without voting at the meeting, will not revoke your proxy.

What Vote is Required to Appoint Directors and Approve Each Voting Proposal?

Under Dutch law and our articles of association, our board of directors has the right to make binding nominations for open positions on the board of directors. If the list of candidates contains one candidate for a vacancy to be filled, such candidate shall be appointed, unless the binding nature of the nominations by the board of directors is set aside. The binding nature of the nominations by our board of directors may be overridden by a vote of two-thirds of the votes cast at an annual general meeting if such two-thirds vote constitutes more than one-half of our issued share capital, in which event a new meeting would be called at which the resolution for appointment of a member of our board of directors would require a majority of two-thirds of the votes cast, representing more than one-half of the issued share capital. At an annual general meeting of shareholders, votes with respect to the appointment of a member of our board of directors can only be cast for candidates named in the agenda of the meeting or the explanatory notes thereto.

The affirmative vote of a majority of the votes cast in person or by proxy at the Annual General Meeting and entitled to vote on the proposal is required to approve each of the other voting proposals in this proxy statement. As a matter of Dutch law, if less than one half of the issued capital is represented at the meeting, a majority of at least two-thirds of the votes cast shall be required for a resolution of a general meeting to adopt agenda item 11 (authorization to restrict or exclude pre-emptive rights).

Although there is no general quorum requirement under Dutch law, our articles of association provide that resolutions with respect to the voting proposals in this proxy statement shall be passed by a simple majority of votes cast in a meeting where at least one-third of the outstanding shares are represented. Broker non-votes will not count as shares present at the Annual General Meeting or for the purpose of determining the number of votes cast. “Broker non-votes” are shares that are held in “street name” by a broker, bank or other nominee that indicates on its proxy that it does not have discretionary authority to vote on a particular matter. Abstentions will count as shares present at the Annual General Meeting, but will not count for the purpose of determining the number of votes cast.

How Will Votes Be Counted?

Each Wright ordinary share will be counted as one vote according to the instructions contained on a properly completed proxy or cast in person at the Annual General Meeting. Shares will not be voted in favor of a proposal if either the shareholder abstains from voting on a particular matter or the shares represent broker non-votes.

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Who Will Count the Votes?

All proxies submitted to us will be tabulated by Broadridge Financial Solutions, Inc. All shares voted by shareholders of record present in person at the Annual General Meeting will be tabulated by our Corporate Secretary or his designee.

How Does the Board of Directors Recommend that I Vote on the Voting Proposals?

Our board of directors recommends that you vote:

●	“FOR” the appointment of Robert J. Palmisano as executive director and David D. Stevens, Gary D. Blackford, J. Patrick Mackin, John L. Miclot, Kevin C. O’Boyle, Amy S. Paul, Richard F. Wallman and Elizabeth H. Weatherman as non-executive directors, in each case to serve until the 2021 Annual General Meeting or until his or her earlier death, resignation or removal (Voting Proposal No. 1);

●	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2020 (Voting Proposal No. 2);

●	“FOR” the appointment of KPMG N.V. as the auditor for our Dutch statutory annual accounts for the fiscal year ending December 27, 2020 (Voting Proposal No. 3);

●	“FOR” the adoption of our Dutch statutory annual accounts for the fiscal year ended December 29, 2019 (Voting Proposal No. 4);

●	“FOR” the release of each member of our board of directors from liability with respect to the exercise of his or her duties during the fiscal year ended December 29, 2019 (Voting Proposal No. 5);

●	“FOR” the approval of the renewal of the authority of our board of directors to repurchase up to 10% of our issued share capital (including depositary receipts issued for our shares) until April 28, 2022 on the open market, through privately negotiated transactions or in one or more self-tender offers for a price per share (or depositary receipt) not less than the nominal value of a share and not higher than 110% of the market price of a share (or depositary receipt) at the time of the transaction (Voting Proposal No. 6);

●	“FOR” the approval of the renewal of the authority of our board of directors to issue ordinary shares or grant rights to subscribe for ordinary shares up to 20% of our issued and outstanding shares at the time of the issue until October 28, 2022 (Voting Proposal No. 7);

●	“FOR” the approval of the renewal of the authority of our board of directors to exclude or restrict shareholders’ pre-emptive rights under Dutch law with respect to the ordinary shares and rights to subscribe therefor that the board of directors may issue or grant pursuant to the authority in Voting Proposal No. 7 until October 28, 2022 (Voting Proposal No. 8); and

●	“FOR” the approval, on an advisory basis, of our executive compensation (Voting Proposal No. 9).

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Where Can I Find the Voting Results of the Annual General Meeting?

We plan to announce preliminary voting results at the Annual General Meeting and will report the final results in a Current Report on Form 8-K, which we intend to file with the SEC within four business days after the Annual General Meeting.

COULD THE PENDING STRYKER TRANSACTION IMPACT the Annual General Meeting?

Yes. If the Stryker transaction is completed prior to the Annual General Meeting, the Annual General Meeting will not take place.

CORPORATE GOVERNANCE

BEST PRACTICES

✓	One tier of directors – one executive director and eight non-executive directors	✓	Internal board rules similar to U.S. corporate bylaws or corporate governance guidelines
✓	Annual election of directors	✓	Nearly 100% meeting attendance by directors
✓	Majority independent directors	✓	Robust stock ownership guidelines and retention requirements
✓	Independent board chairman	✓	Extensive executive succession planning efforts
✓	Four standing board committees: audit, compensation, nominating, corporate governance and compliance and strategic transactions	✓	Annual review of corporate governance documents
✓	Fully independent board committees	✓	Annual and thorough board and board committee evaluations
✓	Recent board refreshment efforts	✓	No poison pill or the Dutch equivalent

Internal Rules for the Board of Directors

Our board of directors has adopted internal rules, which are similar to U.S. corporate bylaws or corporate governance guidelines. A copy of these internal rules can be found on the Investors—Governance Documents & Charters section of our website at www.wright.com. Among the topics addressed in our internal rules for our board of directors are:

Board responsibility	Board meetings
Board composition	Board resolutions
Chairman responsibilities	Conflicts of interest
Executive director responsibilities	Board committees
Non-executive director responsibilities	Disclosure of information
Ownership of securities	Confidentiality

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Dutch Corporate Governance Code

In addition to the Listing Rules of the Nasdaq Stock Market and rules and regulations as promulgated by the SEC, as a Dutch company, our governance practices are governed by the Dutch Corporate Governance Code. The Dutch Corporate Governance Code (as last amended on December 8, 2016) contains a number of principles and best practices, with emphasis on integrity, transparency and accountability as the primary means of achieving good governance.

There is considerable overlap between the requirements we must meet under U.S. rules and regulations and the provisions of the Dutch Corporate Governance Code. Although we apply several provisions of the Dutch Corporate Governance Code, as an SEC registrant and Nasdaq listed company, we believe that it is appropriate to maintain governance practices that are in line with our peers listed on the Nasdaq Global Select Stock Market, and therefore, at times may choose to apply practices common for Nasdaq listed companies.

In accordance with the Dutch Corporate Governance Code’s compliance principle of “apply-or-explain,” which permits Dutch companies to be fully compliant with the Dutch Corporate Governance Code by either applying the Dutch practices or explaining why the company has chosen to apply different practices, we disclose in our Dutch statutory annual report that accompanies our Dutch statutory annual accounts to what extent we do not apply provisions of the Dutch Corporate Governance Code, together with the reasons for those deviations. Our Dutch statutory annual report may be found on the Investors—Annual Reports section of our website at www.wright.com.

Director Independence

Under the Listing Rules of the Nasdaq Stock Market, independent directors must compose a majority of our board of directors. In addition, Nasdaq listing rules require that, subject to specified exceptions, each member of our audit, compensation and nominating, corporate governance and compliance committees must be independent directors. Audit committee members also must satisfy the enhanced independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (Exchange Act), and compensation committee members must satisfy the enhanced independence criteria set forth in Rule 10C-1 under the Exchange Act. Under Nasdaq listing rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including, among others, family relationships, our board of directors has determined that eight of our current nine directors, consisting of David D. Stevens, Gary D. Blackford, J. Patrick Mackin, John L. Miclot, Kevin C. O’Boyle, Amy S. Paul, Richard F. Wallman and Elizabeth H. Weatherman are independent directors under Nasdaq listing rules and that each of the audit committee members and compensation committee members satisfy the additional enhanced independence criteria. Further, all of our non-executive directors are independent under the independence definition in the Dutch Corporate Governance Code. In making these determinations, our board of directors considered the current and prior relationships that each director has with our company and all other facts and circumstances that our board of directors deemed relevant in determining independence, including the beneficial ownership of ordinary shares by each director.

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Board of Directors Leadership Structure

Mr. Stevens serves as Chairman of our board of directors. Mr. Palmisano serves as our President and Chief Executive Officer and executive director.

Under the internal rules for our board of directors, the chairman may only be a non-executive director and may not be involved, nor have been involved in the daily management of Wright. The chairman’s general and specific responsibilities cover: (i) determining the agenda and chairing the meetings of our board of directors; (ii) ensuring that there is sufficient time for decision-making by our board of directors; (iii) ensuring the functioning of our board of directors and conducting shareholder meetings, including our Annual General Meetings of shareholders; (iv) managing our board of directors to ensure that it operates effectively; (v) ensuring that the members of our board of directors receive accurate, timely and clear information, in particular about our performance, to enable our board of directors to make sound decisions, monitor effectively and provide advice to promote the success of Wright; (vi) encouraging active engagement by all the members of our board of directors; (vii) setting and approving our board of directors agenda to take full account of the issues and the concerns of all directors; (viii) promoting effective relationships and open communication, both inside and outside the boardroom, between non-executive directors and the executive directors; (ix) monitoring effective implementation of board of directors decisions; (x) ensuring clear structure for and the effective running of board committees together with and facilitated by our corporate secretary, (xi) maintaining effective communication with major shareholders so as to ensure that our board of directors develops an understanding of their views; (xii) in conjunction with our corporate secretary, taking the lead in providing a properly constructed induction program for new directors that is comprehensive, formal and tailored; (xiii) ensuring that the performance of individuals and of our board of directors as a whole and its committees is evaluated at least once a year; and (xiv) establishing a close relationship of trust with the executive director, by providing support and advice while respecting executive responsibility.

Under the internal rules for our board of directors, the executive director’s responsibilities within our board of directors include: (i) day-to-day management of Wright comprising all decisions in the ordinary course of its business, and within the strategic and financial objectives and boundaries as included in the strategy and business plans approved by our board of directors; (ii) strategic management of Wright, including developing strategy and business plans for Wright, including the financial projections and the budget, and proposing these plans to our board of directors and implementing them after approval of our board of directors; (iii) maintaining appropriate accounting, financial and other controls; (iv) establishing and maintaining internal procedures, which ensure that all major financial information is known to our entire board of directors, so that the timeliness, completeness and correctness of the external financial reporting are assured; (v) adopting company policies in respect of corporate conduct, including compliance with applicable laws and regulations; (vi) reviewing the process of the provision of appropriate financial and operational information to our board of directors, and to (public) authorities or other relevant bodies; (vii) preparing and monitoring implementation of succession plans regarding our management; (viii) evaluating the overall effectiveness of Wright; and (ix) such other matters as may be specifically delegated to the executive director by our board of directors.

We currently believe this leadership structure is in the best interests of Wright and our shareholders and strikes the appropriate balance between the President and Chief Executive Officer’s responsibility for the strategic direction, day-to day-leadership and performance of Wright and the Chairman’s responsibility to guide the overall strategic direction of Wright and provide oversight of our corporate governance and guidance to our President and Chief Executive Officer and to set the agenda for and preside over board meetings. We recognize that different leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. We believe that our company is well-served by this leadership structure.

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Board Committees OF THE BOARD OF DIRECTORS

Our board of directors has four standing board committees: audit committee, compensation committee, nominating, corporate governance and compliance committee, and strategic transactions committee. Each of these committees has the composition described in the table below and the responsibilities described in the sections below. Our board of directors has adopted a written charter for each committee of our board of directors. These charters are available on the Investors—Governance Documents & Charters section of our corporate website at www.wright.com. Our board of directors from time to time may establish other committees.

The following table summarizes the current membership of each of our four board committees.

Director	Board	Audit	Compensation	Nominating, corporate governance and compliance	Strategic transactions
Robert J. Palmisano	●
David D. Stevens	Chair			●	●
Gary D. Blackford	●			Chair
J. Patrick Mackin	●		●
John L. Miclot	●		Chair		●
Kevin C. O’Boyle	●	Chair			●
Amy S. Paul	●		●	●
Richard F. Wallman	●	●
Elizabeth H. Weatherman	●	●			Chair

Audit Committee

The audit committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our consolidated financial statements. The primary responsibilities of the audit committee include:

●	assisting our board of directors in monitoring the integrity of our consolidated financial statements, our compliance with legal and regulatory requirements insofar as they relate to our consolidated financial statements and financial reporting obligations and any accounting, internal accounting controls or auditing matters, our independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit function and independent registered public accounting firm;

●	appointing, compensating, retaining, and overseeing the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review, or attest services and dealing directly with any such auditing firm; provided, that such appointment will be subject to shareholder ratification or decision in the case of the auditor for our Dutch statutory annual accounts;

●	providing a medium for consideration of matters relating to any audit issues;

●	establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

●	reviewing and approving all related party transactions required to be disclosed under the U.S. federal securities laws.

The audit committee reviews and evaluates, at least annually, the performance of the audit committee and its members, including compliance of the committee with its charter.

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The audit committee has the sole authority to select, retain, oversee, and terminate its own counsel, consultants, and advisors and approve the fees and other retention terms of such counsel, consultants, and advisors, as it deems appropriate.

The audit committee currently consists of Mr. O’Boyle (Chair), Mr. Wallman and Ms. Weatherman. We believe that the composition of the audit committee complies with the applicable rules of the SEC and the Nasdaq Stock Market. Our board of directors has determined that each of Mr. O’Boyle, Mr. Wallman and Ms. Weatherman is an “independent director” under the rules of the Nasdaq Stock Market and that each of Messrs. O’Boyle and Wallman is an “audit committee financial expert,” as defined in SEC rules, and satisfies the financial sophistication requirements of the Nasdaq Stock Market. Our board of directors also has determined that each of Mr. O’Boyle, Mr. Wallman and Ms. Weatherman meets the more stringent independence requirements for audit committee members of Rule 10A-3(b)(1) under the Exchange Act and the Listing Rules of the Nasdaq Stock Market and is independent under the Dutch Corporate Governance Code.

Compensation Committee

The primary responsibilities of our compensation committee, which are within the scope of the board of directors compensation policy adopted by the general meeting of our shareholders, include:

●	reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluating the performance of these officers in light of those goals and objectives, and setting compensation of these officers based on such evaluations;

●	making recommendations to our board of directors with respect to incentive compensation and equity-based plans that are subject to board and shareholder approval, administering or overseeing all of our incentive compensation and equity-based plans, and discharging any responsibilities imposed on the committee by any of these plans;

●	reviewing and recommending to our board of directors any severance or similar termination payments proposed to be made to our Chief Executive Officer and reviewing and approving any severance or similar termination payments proposed to be made to any other executive officer;

●	reviewing and discussing with our Chief Executive Officer and reporting periodically to our board of directors plans for development and corporate succession plans for our executive officers and other key employees, which include transitional leadership in the event of an unplanned vacancy;

●	reviewing and discussing with management the “Compensation Discussion and Analysis” section of this proxy statement, and, based on such discussions, recommending to our board of directors whether the “Compensation Discussion and Analysis” section should be included in this proxy statement; and

●	approving, or recommending to our board of directors for approval, the compensation programs, and the payouts for all programs, applying to our non-executive directors, including reviewing the competitiveness of our non-executive director compensation programs and reviewing the terms to make sure they are consistent with our board of directors compensation policy adopted by the general meeting of our shareholders.

The compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the committee with its charter.

The compensation committee has the sole authority to select, retain, oversee, and terminate its own counsel, consultants, and advisors and approve the fees and other retention terms of such counsel, consultants, and advisors, as it deems appropriate. Before selecting any such counsel, consultant or advisor, the compensation committee reviews and considers the independence of such counsel, consultant or advisor, including any other services the counsel, consultant or other advisor is providing to our company and management.

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The compensation committee currently consists of Mr. Miclot (Chair), Mr. Mackin and Ms. Paul. We believe that the composition of our compensation committee complies with the applicable rules of the SEC and the Nasdaq Stock Market. Our board of directors has determined that each of Mr. Miclot, Mr. Mackin and Ms. Paul is an “independent director” under the rules of the Nasdaq Stock Market, meets the more stringent independence requirements for compensation committee members of Rule 10C-1 under the Exchange Act and the Listing Rules of the Nasdaq Stock Market and is independent under the Dutch Corporate Governance Code. None of our executive officers has served as a member of the board of directors or compensation committee of any entity that has an executive officer serving as a member of our board of directors.

Nominating, Corporate Governance and Compliance Committee

The primary responsibilities of our nominating, corporate governance and compliance committee include:

●	reviewing and making recommendations to our board of directors regarding the size and composition of our board of directors;

●	identifying, reviewing, and recommending nominees for election as directors;

●	making recommendations to our board of directors regarding corporate governance matters and practices, including any revisions to our internal rules for our board of directors; and

●	overseeing our compliance efforts with respect to our legal, regulatory, and quality systems requirements and ethical programs, including our code of business conduct, other than with respect to matters relating to our financial statements and financial reporting obligations and any accounting, internal accounting controls or auditing matters, which are within the purview of the audit committee.

The nominating, corporate governance and compliance committee reviews and evaluates, at least annually, the performance of the nominating, corporate governance and compliance committee and its members, including compliance of the committee with its charter.

The nominating, corporate governance and compliance committee has the sole authority to select, retain, oversee, and terminate its own counsel, consultants, and advisors and approve the fees and other retention terms of such counsel, consultants, and advisors, as it deems appropriate.

The nominating, corporate governance and compliance committee currently consists of Mr. Blackford (Chair), Ms. Paul and Mr. Stevens. We believe that the composition of our nominating, corporate governance and compliance committee complies with the applicable rules of the Nasdaq Stock Market. Our board of directors has determined that each of Mr. Blackford, Ms. Paul and Mr. Stevens is an “independent director” under the rules of the Nasdaq Stock Market.

The nominating, corporate governance and compliance committee considers all candidates recommended by our shareholders pursuant to specific minimum qualifications that the nominating, corporate governance and compliance committee believes must be met by a recommended nominee for a position on our board of directors, which qualifications are described in the nominating, corporate governance and compliance committee’s charter, a copy of which is available on the Investors—Governance Documents & Charters section of our corporate website www.wright.com. We have made no material changes to the procedures by which shareholders may recommend nominees to our board of directors, as described in our most recent proxy statement.

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Strategic Transactions Committee

The primary responsibilities of our strategic transactions committee include:

●	reviewing and evaluating potential opportunities for strategic business combinations, acquisitions, mergers, dispositions, divestitures, investments, and similar strategic transactions involving our company or any one or more of our subsidiaries outside the ordinary course of our business that may arise from time to time;

●	approving on behalf of our board of directors any strategic transaction that may arise from time to time and is deemed appropriate by the strategic transactions committee and involves total cash consideration of less than $5.0 million; provided, however, that the strategic transactions committee is not authorized to approve any strategic transaction involving the issuance of capital stock or in which any director, officer, or affiliate of our company has a material interest;

●	making recommendations to our board of directors concerning approval of any strategic transactions that may arise from time to time and are deemed appropriate by the strategic transactions committee and are beyond the authority of the strategic transactions committee to approve;

●	reviewing integration efforts with respect to completed strategic transactions from time to time and making recommendations to management and our board of directors, as appropriate;

●	assisting management in developing, implementing, and adhering to a strategic plan and direction for its activities with respect to strategic transactions and making recommendations to management and our board of directors, as appropriate;

●	reviewing and approving the settlement or compromise of any material litigation or claim against us; and

●	reviewing and evaluating potential opportunities for restructuring our business in response to completed strategic transactions or otherwise in an effort to realize anticipated cost and expense savings for, and other benefits to, our company and making recommendations to management and our board of directors, as appropriate.

The strategic transactions committee reviews and evaluates periodically the performance of the committee and its members, including compliance of the committee with its charter.

The strategic transactions committee has the sole authority to select, retain, oversee, and terminate its own counsel, consultants, and advisors and approve the fees and other retention terms of such counsel, consultants, and advisors, as it deems appropriate.

The strategic transactions committee currently consists of Ms. Weatherman (Chair), Mr. Miclot, Mr. O’Boyle and Mr. Stevens.

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board and board committee meetings; attendance

The board of directors held 10 meetings during 2019. The audit committee held four meetings, the compensation committee held five meetings, the nominating, corporate governance and compliance committee held five meetings, and the strategic transactions committee held four meetings during 2019. All directors attended at least 75% of the combined total of (i) all board meetings and (ii) all meetings of committees of the board of which the director was a member during 2019.

Our formal policy regarding attendance by members of our board of directors at annual general meetings of shareholders is that, due to the location of our Annual General Meetings in the Netherlands, the residence of our directors in the United States and the fact that regular board meetings do not take place at or around the time of the annual general meetings of shareholders, directors are not required to attend annual general meetings of shareholders. None of our directors attended our 2019 Annual General Meeting held on June 28, 2019.

Consideration of Director Nominees

Our board of directors has delegated to the nominating, corporate governance and compliance committee the responsibility, among other things, to review and make recommendations to our board of directors regarding the size and composition of our board of directors and identify, review and recommend nominees for appointment as directors. The policy of the nominating, corporate governance and compliance committee with respect to nominees for appointment as directors submitted or recommended by our shareholders is to consider properly submitted recommendations for candidates to our board of directors from our shareholders. In evaluating such recommendations, the nominating, corporate governance and compliance committee seeks to achieve a balance of experience, knowledge, integrity and capability on our board of directors and to address the membership criteria described below. Any shareholder recommendations for consideration by the nominating, corporate governance and compliance committee should include the candidate’s name, biographical information, information regarding any relationships between the candidate and Wright within the last three years, at least three personal references, a statement of recommendation of the candidate from the shareholder, a description of our ordinary shares beneficially owned by the shareholder, a description of all arrangements between the candidate and the recommending shareholder and any other person pursuant to which the candidate is being recommended, a written indication of the candidate’s willingness to serve on our board of directors and a written indication to provide such other information as the nominating, corporate governance and compliance committee may reasonably request. There are no differences in the manner in which the nominating, corporate governance and compliance committee evaluates nominees for director based on whether the nominee is recommended by a shareholder or otherwise.

The nominating, corporate governance and compliance committee will evaluate and recommend candidates for membership on our board of directors consistent with criteria established by the committee. The nominating, corporate governance and compliance committee has not formally established any specific, minimum qualifications that must be met by each candidate for our board of directors or specific qualities or skills that are necessary for one or more of the members of our board of directors to possess. However, the nominating, corporate governance and compliance committee, when considering a potential candidate, will factor into its determination the following qualities of a candidate: (i) high personal and professional ethics, values and integrity; (ii) the education, skill and experience that our board of directors deems relevant and useful, including whether such attributes or background would contribute to the diversity of our board of directors as a whole; (iii) the ability and willingness to serve on any committees of our board of directors; and (iv) the ability and willingness to commit adequate time to the proper functioning of our board of directors and its committees.

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BOARD DIVERSITY

The board of directors understands the importance of adding diverse, experienced talent to the board in order to establish an array of experience and strategic views. The nominating, corporate governance and compliance committee is committed to refreshment efforts to ensure that the composition of the board and each of its committees encompasses a wide range of perspectives and knowledge.

While we do not have a stand-alone diversity policy, the nominating, corporate governance and compliance committee and our board of directors believe that the above-mentioned attributes provide us with a diverse range of perspectives and judgment necessary to guide our strategies and monitor their execution. The nominating, corporate governance and compliance committee seeks nominees with a broad diversity of experience, expertise and backgrounds. The nominating, corporate governance and compliance committee does not assign specific weight to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow our board of directors to fulfill its responsibilities.

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Board OVERSIGHT OF BUSINESS STRATEGY AND ANNUAL OPERATING PLAN

Our board of directors oversees our strategic direction and business activities. Throughout the year, the board and management discuss our short and long-term business strategy. As part of our long-term strategy, management typically formulates three-year financial targets against which performance is reviewed by the board.

With respect to our short-term strategy, at the end of each year, our management presents to the board of directors a preliminary annual operating plan for the following year and receives input from the board. At the beginning of each year, management then presents a final annual operating plan that is approved by the board of directors. At each subsequent regular board meeting, the board of directors reviews our operating and financial performance relative to the plan.

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Risk Oversight

Risk is inherent with every business. We face a number of risks, including regulatory, compliance, legal, competitive, financial (accounting, credit, interest rate, liquidity and tax), operational, political, strategic and reputational risks. Our management is responsible for the day-to-day management of risks faced by us, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors ensures that the risk management processes designed and implemented by management are adequate and functioning as designed. Our board of directors oversees risks through the establishment of policies and procedures that are designed to guide daily operations in a manner consistent with applicable laws, regulations and risks acceptable to us. Our President and Chief Executive Officer, who is also a board member, regularly discusses with the board the strategies and risks facing our company.

The board’s standing committees oversee risks associated with their respective principal areas of focus. The audit committee’s role includes a particular focus on the qualitative aspects of financial reporting to shareholders, on our processes for the management of business and financial risk, and for compliance with significant applicable legal, ethical and regulatory requirements as they relate to our financial statements and financial reporting obligations. The audit committee, along with management, is also responsible for developing and participating in a process for review of important financial and operating topics that present potential significant risk to our company. The compensation committee is responsible for overseeing risks and exposures associated with our compensation programs and arrangements, including our executive and director compensation programs and arrangements, and management succession planning. The nominating, corporate governance and compliance committee oversees risks relating to our compliance efforts with respect to legal and regulatory requirements and relevant company policies and procedures, including our code of business conduct, code of conduct on insider trading and confidentiality and other aspects of our corporate compliance program and risks related to our corporate governance matters and policies and director succession planning. The strategic transactions committee oversees risks related to strategic transactions that we may undertake.

SUCCESSION PLAnning

The board of directors recognizes that one of its most important responsibilities is to ensure excellence and continuity in our senior leadership by overseeing the development of executive talent and planning for the effective succession of our CEO and the other members of our management team. This responsibility is reflected in the charter of the compensation committee, which requires the compensation committee to assist the board of directors in developing and evaluating potential candidates for executive officer positions and overseeing the development of executive succession plans, which will include transitional leadership in the event of an unplanned vacancy.

In furtherance of the foregoing, our CEO and Senior Vice President and Chief Human Resources Officer provide an annual succession planning report to the compensation committee, which summarizes the overall composition of our senior leadership team, including their professional qualifications, tenure, and work experience. The report also identifies internal members of the management team who are viewed as potential successors to the CEO and each

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member of our senior management team. Succession planning is also regularly discussed in executive sessions of the board of directors. The board of directors becomes familiar with internal potential successors for key leadership positions through various means, including the annual succession planning report and board of directors and committee meetings, and less formal interactions throughout the course of the year.

Additionally, the board of directors, with support and recommendations from the nominating, corporate governance and compliance committee, oversees the succession of its members. To this end, at least once a year, in connection with the annual director nomination and re-nomination process, the nominating, corporate governance and compliance committee evaluates each director’s performance, relative strengths and weaknesses, and future plans, including any personal retirement objectives. As part of that evaluation, the nominating, corporate governance and compliance committee also identifies areas of overall strength and weakness with respect to its composition and considers whether the board of directors as a whole possesses core competencies in the areas of accounting and finance, industry knowledge, management experience, sales and marketing, strategic vision, compensation, and corporate governance, among others.

BOARD AND COMMITTEE SELF-ASSESSMENTS

The board of directors recognizes that a thorough evaluation process is an important element of corporate governance and enhances the effectiveness of the full board of directors and each committee. Therefore, each year, the nominating, corporate governance and compliance committee oversees a self-assessment process to ensure that the full board of directors and each committee conduct an assessment of their performance and solicit feedback for areas of improvement.

Board participates in regular periodic self-assessment process, including evaluation of skills and experience

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Shareholder engagement

We are committed to a robust and proactive shareholder engagement program. The board of directors values the perspectives of our shareholders, and feedback from shareholders on our business, corporate governance, executive compensation, and sustainability practices are important considerations for board discussions throughout the year.

In 2019, we contacted our top 50 institutional shareholders, representing approximately 90% of our outstanding ordinary shares, and attended over 300 meetings for investors and interested investors.

Shareholder feedback is thoughtfully considered and has led to modifications in our executive compensation program, governance practices and disclosures. Some of the actions we have taken in response to feedback over the last several years include:

✓	Added performance-based awards to our annual executive officer long-term incentive award program;

✓	Adopted a clawback policy;

✓	Adopted a double-trigger change-in-control vesting provision in our 2017 equity and incentive plan;

✓	Designed our 2017 equity and incentive plan to reflect evolving shareholder preferences; and

✓	Require pre-approval of additional directorships by our board members.

Shareholder Communications with the Board

We have not adopted a formal process for shareholder communications with our board of directors. Nevertheless, every effort has been made to ensure that the views of our shareholders are heard by our board of directors or individual directors, as applicable, and that appropriate responses are provided to shareholders in a timely manner. We believe our responsiveness to shareholder communications to our board of directors has been excellent and, to date, we have not considered it necessary to adopt a formal process. Nevertheless, our board of directors will continue to monitor whether it would be appropriate to adopt a formal process for shareholder communications with our board of directors. Shareholders and other interested parties can communicate with our board as listed below.

WRITE	CALL	EMAIL	ATTEND
Corporate Secretary Wright Medical Group N.V. Prins Bernhardplein 200 1097 JB Amsterdam The Netherlands	Investor Relations (901) 290-5817	julie.dewey@wright.com	Annual General Meeting Wednesday, October 28, 2020 Wright Medical Group N.V.

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Code of Business Conduct

We have adopted a code of business conduct, which applies to all of our directors, officers, and employees. We intend to disclose on our corporate website any amendment to, or waiver from, a provision of our code of business conduct that applies to directors and executive officers and that is required to be disclosed pursuant to the rules of the SEC and the Nasdaq Stock Market.

Code of Conduct on Insider Trading and Confidentiality

We have adopted a code of conduct on insider trading and confidentiality, which applies to all of our directors, officers and employees. The code of conduct on insider trading and confidentiality, among other things, subjects our directors, officers and employees to four quarterly blackout periods during which they may not effect transactions in Wright securities except under certain limited circumstances and prohibits our directors, officers and employees from engaging in hedging transactions, such as short sales, transactions in publicly traded options, such as puts, calls and other derivatives, and pledging ordinary shares.

CommITTEE CHARTERS AND OTHER INFORMATION

The charters of our standing Board committees, internal board rules and code of business conduct are available on the Investors—Governance Documents & Charters section of our corporate website at www.wright.com. Any person may request a copy free of charge by writing to James A. Lightman, Senior Vice President, General Counsel and Secretary, Wright Medical Group N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands.

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EXECUTIVE OFFICERS

The table below sets forth, as of May 15, 2020, certain information concerning our current executive officers. No family relationships exist among any of our directors or executive officers.

Name	Age	Position
Robert J. Palmisano	75	President and Chief Executive Officer and Executive Director
Lance A. Berry	47	Executive Vice President, Chief Financial and Operations Officer
Kevin D. Cordell	54	Executive Vice President, Chief Global Commercial Officer
Julie B. Andrews	49	Senior Vice President, Global Finance
Jason D. Asper	45	Senior Vice President, Chief Digital Officer
Julie D. Dewey	58	Senior Vice President, Chief Communications Officer
James A. Lightman	62	Senior Vice President, General Counsel and Secretary
Andrew C. Morton	55	Senior Vice President and Chief Human Resources Officer
J. Wesley Porter	50	Senior Vice President, Chief Compliance Officer
Barry J. Regan	48	Senior Vice President, Operations
Kevin C. Smith	60	Senior Vice President, Quality and Regulatory
Jennifer S. Walker	52	Senior Vice President, Process Improvement
Peter S. Cooke	55	President, Emerging Markets, Australia and Japan
Patrick Fisher	46	President, Lower Extremities
Timothy L. Lanier	58	President, Upper Extremities
Steven P. Wallace	40	President, International

Robert J. Palmisano was appointed our President and Chief Executive Officer and executive director and member of our board of directors in October 2015 in connection with the Wright/Tornier merger. Mr. Palmisano has served as President and Chief Executive Officer of Wright Medical Group, Inc. since September 2011. Prior to joining legacy Wright, Mr. Palmisano served as President and Chief Executive Officer of ev3 Inc., a global endovascular device company, from April 2008 to July 2010, when it was acquired by Covidien plc. From 2003 to 2007, Mr. Palmisano was President and Chief Executive Officer of IntraLase Corp. Before joining IntraLase, Mr. Palmisano was President and Chief Executive Officer of MacroChem Corporation from 2001 to 2003. Mr. Palmisano previously served on the board of directors of Avedro, Inc., ev3 Inc., Osteotech, Inc. and Abbott Medical Optics, Inc., all publicly held companies, and Bausch & Lomb, a privately held company. Under the terms of his employment agreement, we have agreed that Mr. Palmisano will be nominated by our board of directors for election as executive director and a member of our board of directors at each annual general meeting of shareholders during the term of his employment as President and Chief Executive Officer of Wright. Mr. Palmisano’s qualifications to serve on our board of directors include his day-to-day knowledge of Wright and its business due to his position as President and Chief Executive Officer, his experience serving on other public companies’ boards of directors, and his extensive business knowledge working with other public companies in the medical device industry.

Lance A. Berry was appointed our Executive Vice President, Chief Financial and Operations Officer in January 2019. Prior to such position, he served as our Senior Vice President and Chief Financial Officer from October 2015 to December 2018. He was appointed to that position in connection with the Wright/Tornier merger. Mr. Berry also serves as Senior Vice President and Chief Financial Officer of Wright Medical Group, Inc., a position he has held since 2009. He joined legacy Wright in 2002, and, until his appointment as Chief Financial Officer, served as Vice President and Corporate Controller. Prior to joining Wright, Mr. Berry served as audit manager with the Memphis, Tennessee office of Arthur Andersen LLP from 1995 to 2002.

Kevin D. Cordell was appointed our Executive Vice President, Chief Global Commercial Officer in January 2019. Prior to such position, he served as President, U.S. June 2016 to December 2018. From October 2015 to June 2016, he served as our President, Lower Extremities and Biologics. Mr. Cordell served as President, U.S. Extremities of Wright Medical Group, Inc. from September 2014 to October 2015. Prior to joining legacy Wright, Mr. Cordell served as Vice President of Sales for the GI Solutions business at Covidien plc, a global healthcare products company, from May 2012 to September 2014. While at Covidien, he served as Vice President of Sales and Global Marketing for its Peripheral Vascular business from July 2010 to May 2012. He joined Covidien in July 2010

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through the acquisition of ev3 Inc., a global endovascular device company, where he served as Vice President of U.S. Sales from January 2009 to July 2010. Prior to ev3, Mr. Cordell served as Vice President, Global Sales of FoxHollow Technologies, Inc. from March 2007 until it was acquired by ev3 in October 2007. Earlier in his career, Mr. Cordell held various positions of increasing responsibility for Johnson & Johnson’s Cordis Cardiology and Centocor companies. Mr. Cordell currently serves on the University of Oklahoma Healthcare Board. Mr. Cordell previously served on the board of directors of TissueGen, Inc., a privately-held developer of biodegradable polymer technology for implantable drug delivery.

Julie B. Andrews was appointed our Senior Vice President, Global Finance in August 2019. From October 2015 to August 2019, Ms. Andrews served as Vice President of Finance, Chief Accounting Officer. Ms. Andrews served as Vice President and Chief Accounting Officer of Wright Medical Group, Inc. from May 2012 to October 2015. From February 1998 to May 2012, Ms. Andrews held numerous key financial positions with Medtronic, Inc., a global medical device company. Most recently, Ms. Andrews served as Medtronic’s Vice President, Finance for its spinal and biologics business units. Ms. Andrews has significant accounting, finance, and business skills as well as global experience, having held positions in worldwide planning and analysis in Medtronic Sofamor Danek and in Medtronic’s spinal and biologics business. Prior to joining Medtronic, Ms. Andrews worked with Thomas & Betts Corporation in Memphis, Tennessee and Thomas Havey, LLP in Chicago, Illinois.

Jason D. Asper was appointed our Senior Vice President, Chief Digital Officer in April 2019. Prior to this position, he served as Senior Vice President, Strategy, Corporate Development and Technology from February 2019 to April 2019 and Senior Vice President, Strategy and Corporate Development from August 2017 to February 2019. Prior to joining Wright, Mr. Asper served as a principal for Deloitte Consulting, LLP, a global consulting company, from September 2012 to July 2017.

Julie D. Dewey was appointed our Senior Vice President, Chief Communications Officer in October 2015 in connection with the Wright/Tornier merger. Ms. Dewey served as Senior Vice President, Chief Communications Officer of Wright Medical Group, Inc. from October 2011 to October 2015. Prior to joining legacy Wright, Ms. Dewey served as Chief Communications Officer of Epocrates, Inc., a publicly held company that sold physician platforms for clinical content, practice tools and health industry engagement, from March 2011 to October 2011. From January 2008 to July 2010, Ms. Dewey was Senior Vice President and Chief Communications Officer of ev3 Inc. Prior to ev3, Ms. Dewey held marketing and investor relations positions at Kyphon Inc. from January 2003 to November 2007 and Thoratec Corporation from January 1998 to January 2003. Ms. Dewey currently serves as a member of the board of directors for the National Investor Relations Institute, the professional association of corporate officers and investor relations consultants responsible for communication among corporate management, shareholders, securities analysts and other financial community constituents.

James A. Lightman was appointed our Senior Vice President, General Counsel and Secretary in October 2015 in connection with the Wright/Tornier merger. Mr. Lightman joined Wright Medical Group, Inc. in December 2011 as Senior Vice President, General Counsel and Secretary. Prior to joining legacy Wright, Mr. Lightman served in various legal and executive positions with Bausch & Lomb Incorporated, a privately held supplier of eye health products. From February 2008 to November 2009, Mr. Lightman served as Vice President and Assistant General Counsel of Bausch & Lomb, and held the position of Vice President, Global Sales Operations until August 2011. From June 2007 to February 2008, he served as Vice President and General Counsel of Eyeonics, Inc. Prior to joining Eyeonics, Mr. Lightman served as Senior Vice President and General Counsel of IntraLase Corp. from February 2005 to April 2007.

Andrew C. Morton was appointed our Senior Vice President and Chief Human Resources Officer in March 2018. From November 2015 to March 2018, Mr. Morton served as Senior Vice President and Chief Human Resources Officer for Hanger, Inc., a provider of orthotic and prosthetic patient care services and solutions, and served as Vice President and Chief Human Resources Officer of Hanger from June 2010 to November 2015. Prior to joining Hanger, Mr. Morton served in two capacities; first as Vice President Talent and Corporate Services, and then Vice President Human Resources Supply Chain for Freescale Semiconductor, Inc., a designer and manufacturer of embedded processors, from May 2006 to June 2010. From June 1992 to April 2006, Mr. Morton worked at International Business Machines Corporation and held various global field and corporate human resource executive roles of increasing responsibility across its software, hardware and sales businesses.

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J. Wesley Porter was appointed our Senior Vice President and Chief Compliance Officer in October 2015 in connection with the Wright/Tornier merger. Mr. Porter joined Wright Medical Group, Inc. in July 2014 as Vice President, Compliance and became Senior Vice President and Chief Compliance Officer in October 2014. Prior to joining legacy Wright, Mr. Porter served as Vice President, Deputy Compliance Officer of Allergan, Inc. from September 2012 to February 2014, Vice President, Ethics and Compliance of CareFusion Corp. from June 2009 to September 2012, and Senior Corporate Counsel, Compliance, HIPAA and Reimbursement of Smith & Nephew, Inc. from April 2006 to May 2009.

Barry J. Regan was appointed our Senior Vice President, Operations in July 2018. From January 2018 to June 2018, Mr. Regan served as Senior Vice President, Global Supply Chain and Direct Procurement of Smith & Nephew, Inc., a global medical technology company, and served as Senior Vice President, Global Supply Chain of Smith & Nephew, Inc. from March 2015 to December 2017. Prior to joining Smith & Nephew, Inc., Mr. Regan served in two capacities at AbbVie Inc., a biopharmaceutical company; first as Director, Operations Strategy & Network Optimization from September 2011 to September 2012, and then Vice President & General Manager, US & Puerto Rico Manufacturing from September 2012 to February 2015. Prior to joining AbbVie Inc., Mr. Regan served in various positions at Abbott Laboratories, a health care product company, with increasing responsibilities from 1994 to 2011, including most recently Director of Manufacturing Operations. Mr. Regan previously served on the board of directors of the Pharmaceutical Industry Association of Puerto Rico.

Kevin C. Smith was appointed our Senior Vice President, Quality and Regulatory in March 2018. From May 2012 to February 2018, Mr. Smith served as our Vice President, Global Quality and Regulatory Affairs. Prior to joining Wright, Mr. Smith served as Corporate Director, Quality Systems for Boston Scientific Corporation, a global medical technology company, from December 2001 to May 2012.

Jennifer S. Walker was appointed our Senior Vice President, Process Improvement in October 2015 in connection with the Wright/Tornier merger. Ms. Walker served as Senior Vice President, Process Improvement of Wright Medical Group, Inc. from December 2011 to October 2015 and Vice President and Corporate Controller from December 2009 to December 2011. Since joining legacy Wright’s financial organization in 1993, she served as Assistant Controller, Director, Financial Reporting & Risk Management, Director, Corporate Tax & Risk Management, and Tax Manager of legacy Wright. Prior to joining legacy Wright, Ms. Walker was a senior tax accountant with Arthur Andersen LLP. Ms. Walker is a certified public accountant.

Peter S. Cooke was appointed our President, Emerging Markets, Australia and Japan in January 2019. Prior to such position, he served as President, International from October 2015 to December 2018. He was appointed to that position in connection with the Wright/Tornier merger. Mr. Cooke served as President, International of Wright Medical Group, Inc. from January 2014 to October 2015 and served as Senior Vice President, International from January 2013 to January 2014. Prior to joining legacy Wright, Mr. Cooke served as Vice President and General Manager, Vascular Therapies Emerging Markets of Covidien plc, a global healthcare products company, from July 2010 to January 2013. Prior to Covidien, Mr. Cooke served in various general management roles for ev3 Inc., a global endovascular device company acquired by Covidien in July 2010, including Vice President and General Manager, International from July 2008 to July 2010; Vice President, General Manager, International from November 2006 to June 2008; Vice President, Sales International from January 2005 until November 2006; and Regional Director Asia Pacific and China from February 2003 until January 2005. Prior to ev3, Mr. Cooke spent eleven years at Guidant Corporation, three years at Baxter Healthcare Corporation and two years at St. Jude Medical, Inc.

Patrick Fisher was appointed our President, Lower Extremities in June 2016. From October 2015 to June 2016, Mr. Fisher served as our Vice President, U.S. Sales. From October 2012 to October 2015, Mr. Fisher served as Vice President, U.S. Sales of Wright Medical Group, Inc., and from October 2010 to October 2012, Mr. Fisher served as Regional Vice President of Sales—West Region. From July 2002 to October 2010, Mr. Fisher served in various commercial and marketing roles within Wright. Prior to joining Wright in July 2002, Mr. Fisher held various positions within Smith & Nephew, Inc., a global medical technology company. Mr. Fisher serves on the advisory board for the University of Tennessee Health Sciences Center Research Foundation.

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Timothy L. Lanier was appointed our President, Upper Extremities in June 2016. Mr. Lanier has over 25 years of experience in medical device and commercial operations in both small and large companies that include various medical specialties such as orthopedics, vascular, oncology and ophthalmology. Prior to joining Wright, from September 2013 to June 2016, Mr. Lanier served as Vice President of Sales of DFINE Inc., a company committed to the treatment of metastatic tumors and other diseases of the spine. From July 2010 to September 2013, Mr. Lanier served as Vice President of US Sales for the Endovascular Division of Covidien plc, a global healthcare products company, where he built a world-class sales organization dedicated to treating both arterial and venous disease. He joined Covidien in July 2010 through the acquisition of ev3 Inc., where he served as Area Vice President from January 2008 to July 2010. Prior to ev3, Mr. Lanier served as Vice President of Commercial Operations at Anulex Technologies, Inc. from January 2007 to January 2008. He also had increasing executive responsibility at Zimmer Orthopedics, Spine Division and Spine-Tech, Inc. from 1997 to 2007, including Vice President of Commercial Operations.

Steven P. Wallace was appointed our President, International in January 2019. From November 2016 to December 2018, Mr. Wallace served as Vice President, Extremities Marketing of Wright. Prior to joining Wright, Mr. Wallace served as Vice President of Global Marketing and Medical Education of the CMF & Thoracic Division of Zimmer Biomet, Inc., an orthopedic company, from June 2015 to November 2016. Prior to that position, Mr. Wallace served as Senior Director of Global Marketing and Business Development from June 2012 to May 2015 and various other positions for the Microfixation Division of Biomet, Inc., an orthopedic company acquired by Zimmer. Prior to joining Biomet, Mr. Wallace served in a number of positions for Cardinal Health, Inc., a global, integrated healthcare services and products company.

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VOTING PROPOSAL NO. 1 -
APPOINTMENT OF DIRECTORS

Board Structure and Size

We have a one-tier board structure. Our articles of association provide that the number of our directors will be determined by our board of directors, provided that our board of directors will be comprised of at least one executive director and two non-executive directors. Under Dutch law, our executive directors are responsible for the policy and day-to-day management of our company. Our non-executive directors supervise and provide guidance to the executive director.

Our board of directors has set the number of our directors at nine, one of whom is executive director and eight of whom are non-executive directors. All directors serve for a term of one year. All of our current directors have been appointed to serve until the 2020 Annual General Meeting or until his or her earlier death, resignation or removal.

Current Directors

Our board of directors currently consists of the following nine directors, one of whom is executive director and eight of whom are non-executive directors.

Robert J. Palmisano, Executive Director
Gary D. Blackford, Non-Executive Director
J. Patrick Mackin, Non-Executive Director
John L. Miclot, Non-Executive Director
Kevin C. O’Boyle, Non-Executive Director
Amy S. Paul, Non-Executive Director
David D. Stevens, Non-Executive Director
Richard F. Wallman, Non-Executive Director
Elizabeth H. Weatherman, Non-Executive Director

Director Nominees

At the Annual General Meeting, our shareholders will be asked to appoint one individual to fill the one open executive director position and eight individuals to fill the eight open non-executive director positions. In each case, these directors would be appointed to serve until the 2021 Annual General Meeting or until his or her earlier death, resignation or removal. All of our current directors, other than David D. Stevens and Gary D. Blackford, have tendered their resignation and will voluntarily step down as a member of our board of directors effective upon the closing of the Offer.

The director nominees are listed below, all of whom are current directors. The table below sets forth certain information, as of May 15, 2020, concerning the director nominees.

Name	Age	Position
Robert J. Palmisano	75	President and Chief Executive Officer and Executive Director
David D. Stevens	66	Chairman and Non-Executive Director
Gary D. Blackford	63	Non-Executive Director
J. Patrick Mackin	53	Non-Executive Director
John L. Miclot	61	Non-Executive Director
Kevin C. O’Boyle	64	Non-Executive Director
Amy S. Paul	68	Non-Executive Director
Richard F. Wallman	69	Non-Executive Director
Elizabeth H. Weatherman	60	Non-Executive Director

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Under Dutch law and our articles of association, our board of directors has the right to make binding nominations for open positions on our board of directors. If the list of candidates contains one candidate for each open position to be filled, such candidate shall be appointed unless the binding nature of the nominations by the board of directors is set aside. The binding nature of nominations by our board of directors may be overridden by a vote of two-thirds of the votes cast at an annual or extraordinary general meeting of our shareholders if such two-thirds vote constitutes more than one-half of our issued share capital, in which event a new meeting would be called at which the resolution for appointment of a member of our board of directors would require a majority of two-thirds of the votes cast, representing more than one-half of our issued share capital. At an annual or extraordinary general meeting of shareholders, votes in respect of the appointment of a member of our board of directors can only be cast for candidates named in the agenda of the meeting or the explanatory notes thereto.

Our board of directors, upon recommendation of the nominating, corporate governance and compliance committee of our board of directors, has unanimously adopted resolutions to make the following binding nominations:

1.	For the only open executive director position, our board of directors has nominated Robert J. Palmisano to serve as executive director for a term ending on the 2021 Annual General Meeting or until his earlier death, resignation or removal. Our board of directors recommends that shareholders vote for the appointment of Mr. Palmisano for this position.

2.	For the first open non-executive director position, our board of directors has nominated David D. Stevens to serve as a non-executive director for a term ending on the 2021 Annual General Meeting or until his earlier death, resignation or removal. Our board of directors recommends that shareholders vote for the appointment of Mr. Stevens for this position.

3.	For the second open non-executive director position, our board of directors has nominated Gary D. Blackford to serve as a non-executive director for a term ending on the 2021 Annual General Meeting or until his earlier death, resignation or removal. Our board of directors recommends that shareholders vote for the appointment of Mr. Blackford for this position.

4.	For the third open non-executive director position, our board of directors has nominated J. Patrick Mackin to serve as a non-executive director for a term ending on the 2021 Annual General Meeting or until his earlier death, resignation or removal. Our board of directors recommends that shareholders vote for the appointment of Mr. Mackin for this position.

5.	For the fourth open non-executive director position, our board of directors has nominated John L. Miclot to serve as a non-executive director for a term ending on the 2021 Annual General Meeting or until his earlier death, resignation or removal. Our board of directors recommends that shareholders vote for the appointment of Mr. Miclot for this position.

6.	For the fifth open non-executive director position, our board of directors has nominated Kevin C. O’Boyle to serve as a non-executive director for a term ending on the 2021 Annual General Meeting or until his earlier death, resignation or removal. Our board of directors recommends that shareholders vote for the appointment of Mr. O’Boyle for this position.

7.	For the sixth open non-executive director position, our board of directors has nominated Amy S. Paul to serve as a non-executive director for a term ending on the 2021 Annual General Meeting or until her earlier death, resignation or removal. Our board of directors recommends that shareholders vote for the appointment of Ms. Paul for this position.

8.	For the seventh open non-executive director position, our board of directors has nominated Richard F. Wallman to serve as a non-executive director for a term ending on the 2021 Annual General Meeting or until his earlier death, resignation or removal. Our board of directors recommends that shareholders vote for the appointment of Mr. Wallman for this position.

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9.	For the eighth open non-executive director position, our board of directors has nominated Elizabeth H. Weatherman to serve as a non-executive director for a term ending on the 2021 Annual General Meeting or until her earlier death, resignation or removal. Our board of directors recommends that shareholders vote for the appointment of Ms. Weatherman for this position.

Information regarding these nine director nominees, all of whom are current directors, including their biographical information, can be found below under “—Information About Director Nominees.”

Each director that is appointed at the Annual General Meeting will serve until the 2021 Annual General Meeting or until his or her earlier death, resignation or removal. All of our current directors, other than David D. Stevens and Gary D. Blackford, have tendered their resignation and will voluntarily step down as a member of our board of directors effective upon the closing of the Offer.

The persons named as proxies will vote the proxies received by them for the appointment of Mr. Palmisano as executive director and the appointment of Mr. Stevens, Mr. Blackford, Mr. Mackin, Mr. Miclot, Mr. O’Boyle, Ms. Paul, Mr. Wallman and Ms. Weatherman as non-executive directors, unless otherwise directed. If, prior to the Annual General Meeting, our board of directors should learn that any nominee for director will be unable to serve for any reason, the proxies may be voted only for the appointment of the nominees who will be able to serve. The board of directors has no reason to believe that any of the director nominees will be unable to serve.

The proposed executive director appointment and each of the proposed non-executive director appointments are considered separate voting items under Dutch law.

Information About Director Nominees

Robert J. Palmisano was appointed our President and Chief Executive Officer and executive director and member of our board of directors in October 2015 in connection with the Wright/Tornier merger. Mr. Palmisano has served as President and Chief Executive Officer of Wright Medical Group, Inc. since September 2011. Prior to joining legacy Wright, Mr. Palmisano served as President and Chief Executive Officer of ev3 Inc., a global endovascular device company, from April 2008 to July 2010, when it was acquired by Covidien plc. From 2003 to 2007, Mr. Palmisano was President and Chief Executive Officer of IntraLase Corp. Before joining IntraLase, Mr. Palmisano was President and Chief Executive Officer of MacroChem Corporation from 2001 to 2003. Mr. Palmisano previously served on the board of directors of Avedro, Inc., ev3 Inc., Osteotech, Inc. and Abbott Medical Optics, Inc., all publicly held companies, and Bausch & Lomb, a privately held company. Under the terms of his employment agreement, we have agreed that Mr. Palmisano will be nominated by our board of directors for election as executive director and a member of our board of directors at each annual general meeting of shareholders during the term of his employment as President and Chief Executive Officer of Wright. Mr. Palmisano’s qualifications to serve on our board of directors include his day-to-day knowledge of Wright and its business due to his position as President and Chief Executive Officer, his experience serving on other public companies’ boards of directors, and his extensive business knowledge working with other public companies in the medical device industry.

David D. Stevens joined our board of directors as a non-executive director in October 2015 in connection with the Wright/Tornier merger. Mr. Stevens serves as our Chairman. Mr. Stevens was a member of the board of directors of Wright Medical Group, Inc. from 2004 to 2015 and served as Chairman of the Board from 2009 to October 2015 and interim Chief Executive Officer of Wright from April 2011 to September 2011. He has been a private investor since 2006. Mr. Stevens served as Chief Executive Officer of Accredo Health Group, Inc., a subsidiary of Medco Health Solutions, Inc., from 2005 to 2006. He was Chief Executive Officer of Accredo Health, Inc. from 1996 to 2005, served as Chairman of the Board from 1999 to 2005, and was President and Chief Operating Officer of the predecessor companies of Accredo Health from their inception in 1983 until 1996. He serves on the board of directors of Allscripts Healthcare Solutions, Inc., a publicly held company. He previously served on the board of directors of Viasystems Group, Inc., a publicly held company, from 2012 until May 2015 when it was acquired by TTM Technologies, Inc., Medco Health Solutions, Inc., a publicly held company, from 2006 until 2012 when it was acquired by Express Scripts Holding Company, and Thomas & Betts Corporation, a publicly held company, from 2004 to 2012 when it was acquired by ABB Ltd. Mr. Stevens’ qualifications to serve on our board of directors

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include his extensive experience serving as a chief executive officer, including as interim chief executive officer of legacy Wright, his close familiarity with our business, and his prior experience as a director of legacy Wright.

Gary D. Blackford joined our board of directors as a non-executive director in October 2015 in connection with the Wright/Tornier merger. Mr. Blackford was a member of the board of directors of Wright Medical Group, Inc. from 2008 to 2015. From 2002 to February 2015, Mr. Blackford served as President and Chief Executive Officer and a member of the board of directors of Universal Hospital Services, Inc., a provider of medical technology outsourcing and services to the healthcare industry, and from 2007 to February 2015, served as Chairman of the board of directors. From 2001 to 2002, Mr. Blackford served as Chief Executive Officer of Curative Health Services Inc. From 1999 to 2001, Mr. Blackford served as Chief Executive Officer of ShopforSchool, Inc. He served as Chief Operating Officer for Value Rx from 1995 to 1998 and Chief Operating Officer and Chief Financial Officer of MedIntel Systems Corporation from 1993 to 1994. Mr. Blackford currently serves on the board of directors of Avanos Medical, Inc. (formerly Halyard Health, Inc.) and ReShape Lifesciences Inc. (formerly EnteroMedics Inc.), both publicly held companies. He also serves on the board of directors of Pipeline Rx, Inc., a privately held telepharmacy company and is the Chairman of the Minnesota Children’s Hospitals and Clinics. Mr. Blackford previously served on the board of directors of Compex Technologies, Inc., a publicly held medical device company, from 2005 until its acquisition by Encore Medical Corporation in 2006. Mr. Blackford’s qualifications to serve as a member of our board of directors include his experience as a chief executive officer and director of a healthcare services company and other companies and as a director of other public companies in the healthcare industry, his extensive experience leading healthcare companies, and his prior experience as a director of legacy Wright.

J. Patrick Mackin joined our board of directors as a non-executive director in June 2018. Mr. Mackin currently serves as President and Chief Executive Officer of CryoLife, Inc., a manufacturer, processor, and distributor of medical devices and implantable human tissues used in cardiac and vascular surgical procedures focused on aortic repair. He has held this position since September 2014. He was appointed to the CryoLife board of directors in October 2014, and was appointed Chairman of the CryoLife board of directors in April 2015. Mr. Mackin has more than 28 years of experience in the medical device industry. Prior to joining CryoLife, Mr. Mackin served as President of Cardiac Rhythm Disease Management, the then largest operating division of Medtronic, Inc., a global medical device company, from August 2007 to August 2014. At Medtronic, he previously held the positions of Vice President, Vascular, Western Europe and Vice President and General Manager, Endovascular Business Unit. Prior to joining Medtronic in 2002, Mr. Mackin worked for six years at Genzyme, Inc. serving as Senior Vice President and General Manager for the Cardiovascular Surgery Business Unit and as Director of Sales, Surgical Products division. Before joining Genzyme, Mr. Mackin spent four years at Deknatel/Snowden-Pencer, Inc. in various roles and three years as a First Lieutenant in the U.S. Army. Mr. Mackin has served as a director of Opsens, Inc., a fiber optic sensors manufacturer, since 2016. Mr. Mackin received an MBA from the Kellogg Graduate School of Management at Northwestern University and is a graduate of the U.S. Military Academy at West Point. Mr. Mackin’s qualifications to serve on our board of directors include his experience as a chief executive officer of a medical device company and various other officer positions with medical device companies and his deep knowledge of the medical device industry.

John L. Miclot joined our board of directors as a non-executive director in October 2015 in connection with the Wright/Tornier merger. Mr. Miclot was a member of the board of directors of Wright Medical Group, Inc. from 2007 to 2015. Mr. Miclot has served as President and Chief Executive Officer and a member of the board of directors of LinguaFlex, Inc., a medical device company focused on treatment of sleep disordered breathing, since August 2015. From December 2011 to December 2014, he served as Chief Executive Officer and a member of the board of directors of Tengion Inc., a publicly held company that focused on organ and cell regeneration. Prior to joining Tengion, Mr. Miclot was an Executive-in Residence at Warburg Pincus, LLC. From 2008 to 2010, he was President and Chief Executive Officer of CCS Medical, Inc., a provider of products and services for patients with chronic diseases. From 2003 until 2008, he served as President and Chief Executive Officer of Respironics, Inc., a provider of sleep and respiratory products, and prior to such time, served in various positions at Respironics, Inc. from 1998 to 2003, including Chief Strategic Officer and President of the Homecare Division. From 1995 to 1998, he served as Senior Vice President, Sales and Marketing of Healthdyne Technologies, Inc., a medical device company that was acquired by Respironics, Inc. in 1998. Mr. Miclot spent the early part of his medical career at DeRoyal Industries, Inc., Baxter International Inc., Ohmeda Medical, Inc. and Medix Inc. Mr. Miclot serves as a director of the Pittsburgh Zoo and PPG Aquarium, charitable and educational institutions, serves on the University of Iowa Tippie College of Business board of advisors and serves as an industrial advisor to EQT Partners, an

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investment company. Mr. Miclot previously served as Chairman and a member of the board of directors of Breathe Technologies, Inc., a privately held company, prior to its acquisition by Hill-Rom Holdings, Inc. in September 2019. Mr. Miclot previously served on the board of directors of DENTSPLY International Inc., a dental products company, prior to its merger with Sirona Dental Systems, Inc. in February 2016, and ev3 Inc., a global endovascular device company, prior to the sale of the company in 2010. Mr. Miclot’s qualifications to serve on our board of directors include his substantial experience as a chief executive officer of several medical device companies, his deep knowledge of the medical device industry, and his prior experience as a director of legacy Wright.

Kevin C. O’Boyle has served as a non-executive director and member of our board of directors since June 2010. In November 2012, Mr. O’Boyle was appointed as Interim Vice Chairman of Tornier, a position he held for about a year. From December 2010 to July 2011, Mr. O’Boyle served as Senior Vice President and Chief Financial Officer of Advanced BioHealing Inc., a medical device company that was acquired by Shire plc in July 2011. From January 2003 until December 2009, Mr. O’Boyle served as Chief Financial Officer of NuVasive, Inc., a medical device orthopedics company specializing in spinal disorders. Prior to that time, Mr. O’Boyle served in various positions during his six years with ChromaVision Medical Systems, Inc., a publicly held medical device company specializing in the oncology market, including as its Chief Financial Officer and Chief Operating Officer. Mr. O’Boyle also held various positions during his seven years with Albert Fisher North America, Inc., a publicly held international food company, including Chief Financial Officer and Senior Vice President of Operations. Mr. O’Boyle serves on the board of directors of GenMark Diagnostics, Inc., Nevro Corp. and Sientra, Inc., all publicly held companies. Mr. O’Boyle previously served on the board of directors of ZELTIQ Aesthetics, Inc., a public company acquired by Allergan plc in April 2017, and Durata Therapeutics, Inc. until its acquisition by Actavis plc in November 2014. Mr. O’Boyle’s qualifications to serve on our board of directors include his executive experience in the healthcare industry, his experience with companies during their transition from being privately held to publicly held, and his financial and accounting expertise.

Amy S. Paul joined our board of directors as a non-executive director in October 2015 in connection with the Wright/Tornier merger. Ms. Paul was a member of the board of directors of Wright Medical Group, Inc. from 2008 to 2015. Ms. Paul retired in 2008 following a 26-year career with C.R. Bard, Inc., a medical device company, most recently serving as the Group Vice President-International since 2003. She served in various positions at C.R. Bard, Inc. from 1982 to 2003, including President of Bard Access Systems, Inc., President of Bard Endoscopic Technologies, Vice President and Business Manager of Bard Ventures, Vice President of Marketing of Bard Cardiopulmonary Division, Marketing Manager for Davol Inc., and Senior Product Manager for Davol Inc. Ms. Paul previously served on the board of directors of Derma Sciences, Inc., a publicly held company acquired by Integra LifeSciences Holdings Corporation, Viking Systems, Inc., a publicly held company acquired by Conmed Corporation, and was a commissioner of the Northwest Commission on Colleges and Universities from 2010 to 2013. Ms. Paul serves on the President’s Innovation Network at Westminster College. Ms. Paul’s qualifications to serve on our board of directors include her over three decades of experience in the medical device industry, including having served in various executive roles with responsibilities that include international and divisional operations as well as marketing and sales functions, her experience as a director of other public companies in the healthcare industry, and her prior experience as a director of legacy Wright.

Richard F. Wallman has served as a non-executive director and member of our board of directors since December 2008. From 1995 through his retirement in 2003, Mr. Wallman served as Senior Vice President and Chief Financial Officer of Honeywell International, Inc., a diversified technology company, and AlliedSignal, Inc., a diversified technology company (prior to its merger with Honeywell International, Inc.). Prior to joining AlliedSignal, Inc., Mr. Wallman served as Controller of International Business Machines Corporation. Mr. Wallman serves on the board of directors of Charles River Laboratories International, Inc., Extended Stay America, Inc., Roper Technologies, Inc., and SmileDirectClub, Inc., all U.S. publicly held companies. Mr. Wallman previously served on the board of directors of Convergys Corporation and ESH Hospitality, Inc., all publicly held companies, and Boart Longyear, a publicly held company traded on the ASX (Australian Securities Exchange). Mr. Wallman’s qualifications to serve on our board of directors include his prior public company experience, including as Chief Financial Officer of Honeywell, his significant public company director experience, and his financial experience and expertise.

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Elizabeth H. Weatherman has served as a non-executive director and member of our board of directors since July 2006. Ms. Weatherman was initially appointed as a director of Tornier in connection with a securityholders’ agreement that Tornier entered into with certain shareholders. The securityholders’ agreement terminated by its terms in May 2016. Ms. Weatherman has been a Special Limited Partner of Warburg Pincus LLC, a private equity firm, since January 2016. Ms. Weatherman previously was a Partner of Warburg Pincus & Co., a Member and Managing Director of Warburg Pincus LLC and a member of the firm’s Executive Management Group. Ms. Weatherman joined Warburg Pincus in 1988 and primarily focused on the firm’s healthcare investment activities. Ms. Weatherman currently serves on the board of directors of Nevro Corp., Silk Road Medical, Inc. and Vapotherm, Inc., all publicly held companies. Ms. Weatherman previously served on the boards of directors of several publicly held companies, primarily in the medical device industry, including ev3 Inc., Wright Medical Group, Inc., and Kyphon Inc. Ms. Weatherman’s qualifications to serve on our board of directors include her extensive experience as a director of several public and private companies in the medical device industry.

Board Recommendation

Our board of directors unanimously recommends that shareholders vote “FOR” the appointment of Robert J. Palmisano as executive director and each of David D. Stevens, Gary D. Blackford, J. Patrick Mackin, John L. Miclot, Kevin C. O’Boyle, Amy S. Paul, Richard F. Wallman and Elizabeth H. Weatherman as a non-executive director, in each case to serve until the 2021 Annual General Meeting, or until his or her earlier death, resignation or removal.

The Board of Directors Recommends a Vote FOR each Director Nominee in Voting Proposal No. 1	☑

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VOTING PROPOSAL NO. 2 -
RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2020

Proposed Ratification of the Appointment of KPMG LLP

The audit committee of our board of directors has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2020 and has directed that management submit the appointment of KPMG LLP for ratification by our shareholders at the Annual General Meeting. A voting proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2020 will be presented at the Annual General Meeting.

Although ratification is not required by law or otherwise, our board of directors is submitting this proposal as a matter of good corporate practice. If this proposal is not approved by our shareholders at the Annual General Meeting, the audit committee will reconsider its appointment of KPMG LLP. Even if this proposal is approved by our shareholders at the Annual General Meeting, the audit committee may appoint a different independent registered public accounting firm at any time during the year if it determines that this would be in the best interests of our company and our shareholders.

In appointing an independent registered public accounting firm, the audit committee evaluates the qualifications, performance and independence of the firm and determines whether to re-engage the current firm. As part of this evaluation, the audit committee considers, among other factors, the quality and efficiency of the services provided by the current firm, including the performance, technical expertise, and industry knowledge of the lead audit partner and the audit team assigned to our account; the overall strength and reputation of the firm; the firm’s global capabilities relative to our business; the firm’s knowledge of our operations; and fees. Upon consideration of these and other factors, the audit committee appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2020.

Representatives of KPMG LLP are not expected to be present in person at the Annual General Meeting. However, representatives of KPMG LLP will be available by telephone at the Annual General Meeting to respond to appropriate shareholder questions and will have the opportunity to make a statement if they desire to do so, and as discussed under “Voting Proposal No. 3 – Appointment of KPMG N.V. as Auditor for Dutch Statutory Annual Accounts for Fiscal Year 2020,” representatives of KPMG N.V. are expected to be present in person at the Annual General Meeting and will be available to respond to appropriate shareholder questions and will have the opportunity to make a statement if they desire to do so.

Audit, Audit-Related, Tax and All Other Fees

The following table shows the fees that we paid or accrued for audit and other services provided by our independent registered public accounting firm, KPMG LLP, and the auditor of our Dutch statutory annual accounts, KPMG N.V., for 2019 and 2018:

Fees	2019	2018
Audit fees	$1,983,713	$2,398,575
Audit-related fees	76,000	50,125
Tax fees	145,000	65,000
All other fees	—	15,625
Total	$2,204,713	$2,529,325

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In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services for the integrated audit of our consolidated financial statements included in our annual report on Form 10-K, and the review of our consolidated financial statements included in quarterly reports on Form 10-Q and registration statements and for services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not included in “audit fees” and include fees for services performed related to audits on our benefit plan and due diligence on acquisitions; “tax fees” are fees for tax compliance and consultation primarily related to assistance with international tax compliance and tax audits, tax advice on acquisitions, and tax planning; and “all other fees” are fees for any services not included in the first three categories, which includes fees for a risk management review and assessment.

Pre-Approval Policies and Procedures

In addition to retaining KPMG LLP to audit our consolidated financial statements for 2019, the audit committee retained KPMG LLP to provide other auditing and advisory services in 2019. The audit committee understands the need for our independent registered public accounting firm to maintain objectivity and independence in its integrated audits of our consolidated financial statements. The audit committee has reviewed all non-audit services provided by KPMG LLP in 2019 and has concluded that the provision of such services was compatible with maintaining KPMG LLP’s independence in the conduct of its auditing functions.

To help ensure the independence of the independent auditor, the audit committee pre-approves all audit and permissible non-audit services to be provided to us by our independent registered public accounting firm prior to commencement of services. Our audit committee chair has the delegated authority to pre-approve such services up to a specified aggregate fee amount. These pre-approval decisions are presented to the full audit committee at its next scheduled meeting.

Report of the Audit Committee of the Board of Directors

This report is furnished by the audit committee of our board of directors with respect to our consolidated financial statements for the fiscal year ended December 29, 2019.

Management is primarily responsible for the establishment and maintenance of our accounting and financial reporting processes, including our internal controls, and for the preparation and presentation of complete and accurate financial statements. Our independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of our consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB, expressing an opinion as to the conformity of the consolidated financial statements with U.S. generally accepted accounting principles, and expressing an opinion on the effectiveness of our internal control over financial reporting.

In performing its oversight role, the audit committee has (i) reviewed and discussed with management our audited consolidated financial statements for the fiscal year ended December 29, 2019; (ii) discussed with representatives of KPMG LLP the matters required to be discussed by PCAOB Auditing Standard 1301 (Communications with Audit Committees); (iii) received the written disclosures and the letters from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the audit committee concerning KPMG LLP’s independence; and (iv) discussed with representatives of KPMG LLP its independence and concluded that it is independent from Wright and our management.

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Based upon the reviews and discussions referred to above, the audit committee recommended to our board of directors that our audited consolidated financial statements be included in our annual report on Form 10-K for the fiscal year ended December 29, 2019 for filing with the SEC.

This report is dated February 18, 2020

Audit Committee

Richard F. Wallman, Chair

Gary D. Blackford

Kevin C. O’Boyle

Board Recommendation

Our board of directors unanimously recommends that shareholders vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2020.

The Board of Directors Recommends a Vote FOR Voting Proposal No. 2	☑

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VOTING PROPOSAL NO. 3 -
APPOINTMENT OF KPMG N.V. AS AUDITOR FOR DUTCH STATUTORY ANNUAL ACCOUNTS FOR FISCAL YEAR 2020

Proposed Appointment of KPMG N.V.

Pursuant to Dutch law, the general meeting is authorized to appoint an auditor to audit our Dutch statutory annual accounts. Upon the recommendation of the audit committee of our board of directors, our board of directors proposes to shareholders to appoint KPMG N.V. to serve as our auditor who will audit our Dutch statutory annual accounts to be prepared in accordance with Dutch law for the year ending December 27, 2020.

Representatives of KPMG N.V. are expected to be present in person at the Annual General Meeting and will be available to respond to appropriate shareholder questions and will have the opportunity to make a statement if they desire to do so.

If this voting proposal is not adopted by our shareholders at the Annual General Meeting, an alternative auditor will need to be appointed by shareholders to audit our Dutch statutory annual accounts to be prepared in accordance with Dutch law for the year ending December 27, 2020.

Audit, Audit-Related, Tax and Other Fees

We refer you to “Voting Proposal No. 2 – Ratification of the Appointment of KPMG LLP as Independent Registered Public Accounting Firm for Fiscal Year 2020—Audit, Audit-Related, Tax and Other Fees” for a description of all fees that we paid or accrued for audit and other services provided by KPMG N.V. and its affiliated entities, including KPMG LLP, for fiscal years 2019 and 2018.

Pre-Approval Policies and Procedures

We refer you to “Voting Proposal No. 2 – Ratification of the Appointment of KPMG LLP as Independent Registered Public Accounting Firm for Fiscal Year 2020—Pre-Approval Policies and Procedures” for a description of our policies and procedures regarding audit and permissible non-audit services provided by our independent registered public accounting firm, KPMG LLP, and the auditor of our Dutch statutory annual accounts, KPMG N.V.

Board Recommendation

Our board of directors unanimously recommends that shareholders vote “FOR” the appointment of KPMG N.V. to serve as our auditor who will audit our Dutch statutory annual accounts to be prepared in accordance with Dutch law for the year ending December 27, 2020.

The Board of Directors Recommends a Vote FOR Voting Proposal No. 3	☑

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VOTING PROPOSAL NO. 4 -
ADOPTION OF DUTCH STATUTORY ANNUAL ACCOUNTS

Proposed Adoption of Dutch Statutory Annual Accounts

At the Annual General Meeting, as contemplated by Dutch law and as required for Dutch registered companies, our shareholders will be asked to adopt our Dutch statutory annual accounts for the fiscal year ended December 29, 2019, which are comprised of our balance sheet and the profits and loss account with explanatory notes thereto prepared in accordance with International Financial Reporting Standards, or IFRS.

As a public limited liability company incorporated under the laws of the Netherlands, we are required by both Dutch law and our articles of association to prepare Dutch statutory annual accounts and submit them to our shareholders for confirmation and adoption. Our Dutch statutory annual accounts have been prepared in accordance with IFRS and Dutch law. Our Dutch statutory annual accounts are different from the consolidated financial statements contained in our annual report on Form 10-K for the year ended December 29, 2019 that were prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, and filed with the SEC. The Dutch statutory annual accounts contain some disclosures that are not required under U.S. GAAP and not contained in our annual report on Form 10-K.

A copy of our Dutch statutory annual accounts is available on our website at www.wright.com or may be obtained by contacting James A. Lightman, Senior Vice President, General Counsel and Secretary, Wright Medical Group N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands.

Due to the international nature of our business and pursuant to prior shareholder authorization, our Dutch statutory annual accounts and annual report have been prepared in the English language.

Board Recommendation

Our board of directors unanimously recommends that shareholders vote “FOR” the adoption of our Dutch statutory annual accounts for the fiscal year ended December 29, 2019.

The Board of Directors Recommends a Vote FOR Voting Proposal No. 4	☑

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VOTING PROPOSAL NO. 5 -
RELEASE OF CERTAIN LIABILITIES

Proposed Release of Certain Liabilities

At the Annual General Meeting, as contemplated by Dutch law and as is typical for Dutch registered companies, our shareholders will be asked to release each member of our board of directors in office during the fiscal year ended December 29, 2019 from liability with respect to the exercise of his or her management and other duties during our fiscal year ended December 29, 2019.

If our shareholders approve this release of liability, then members of our board of directors will not be liable to our company for actions that such directors took on behalf of our company in the exercise of their duties during the fiscal year ended December 29, 2019. However, this release does not apply to matters that were not previously disclosed to our shareholders. This release also is subject to the provisions of Dutch law relating to liability upon commencement of bankruptcy or other insolvency proceedings.

Board Recommendation

Our board of directors unanimously recommends that shareholders vote “FOR” the release of each member of our board of directors in office during the fiscal year ended December 29, 2019 from liability with respect to the exercise of his or her management and other duties during our fiscal year ended December 29, 2019.

The Board of Directors Recommends a Vote FOR Voting Proposal No. 5	☑

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VOTING PROPOSAL NO. 6 -
RENEWAL OF AUTHORITY OF BOARD OF DIRECTORS TO REPURCHASE UP TO 10% OF OUR ISSUED SHARE CAPITAL UNTIL APRIL 28, 2022

Proposed RENEWAL of Repurchase Authority

At the Annual General Meeting, as contemplated by Dutch law and as is typical for Dutch registered companies, our shareholders will be asked to renew the authority of our board of directors to repurchase up to 10% of our issued share capital (including depositary receipts issued for our shares) until April 28, 2022 in open market purchases, through privately negotiated transactions, or by means of self-tender offer or offers, at prices per share (or depositary receipt) ranging up to 110% of the market price per share (or depositary receipt) at the time of the transaction. This authority to repurchase shares is similar to that generally afforded under state law to public companies domiciled in the United States. For purposes of this authorization, “market price” means the average of the closing price on each of the consecutive trading days during a period no shorter than five trading days and no longer than 20 trading days immediately preceding the date of repurchase as reasonably determined by our board of directors. Our prior board of directors’ share repurchase authorization is scheduled to expire on December 28, 2020. Under Dutch law and our articles of association, our board of directors may, subject to certain Dutch statutory provisions, be authorized to repurchase our issued shares on our behalf in an amount, at prices and in the manner authorized by the general meeting of shareholders. Adoption of this voting proposal will allow us to have the flexibility to repurchase our shares without the expense of calling an extraordinary general meeting of shareholders. Such authorization may not continue for more than 18 months, but may be given on a rolling basis.

Although we have no present intention to commence an open market or other share repurchase program and are restricted from doing so without the prior written consent of Stryker under the Purchase Agreement, to maintain maximum flexibility, our board of directors believes that we would benefit by authorizing our board of directors to repurchase our shares if the board of directors believes such repurchases would be in the best interests of our company and shareholders. For example, to the extent our board of directors believes that our shares may be undervalued at the market levels at which they are then trading, repurchases of our share capital (including depositary receipts issued for our shares) may represent an attractive investment for us. Such shares could be used for any valid corporate purpose, including use under our equity compensation plans, sale in connection with the exercise of outstanding options, or for acquisitions, mergers or similar transactions. The reduction in our issued capital resulting from any such purchases will increase the proportionate interest of the remaining shareholders in our net worth and whatever future profits we may earn. However, the number of shares repurchased (including depositary receipts issued for our shares), if any, and the timing and manner of any repurchases would be determined by our board of directors, in light of prevailing market conditions, our available resources and other factors that cannot be predicted now. The nominal value of the shares in our capital which we acquire, hold, hold as pledgee or which are acquired or held by one of our subsidiaries (including depositary receipts issued for our shares), may never exceed 50% of our issued share capital.

In order to provide us with sufficient flexibility, our board of directors proposes that shareholders extend authority to our board of directors for the repurchase of up to 10% of our issued share capital (including depositary receipts issued for our shares) until April 28, 2022 on the open market, or through privately negotiated repurchases or in self-tender offers, at prices ranging up to 110% of the market price per share (or depositary receipt) at the time of the transaction. Such authority would extend for 18 months from the date of the Annual General Meeting until April 28, 2022.

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Board Recommendation

Our board of directors unanimously recommends that shareholders vote “FOR” the renewal of the authority of our board of directors to repurchase up to 10% of our issued share capital until April 28, 2022.

The Board of Directors Recommends a Vote FOR Voting Proposal No. 6	☑

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VOTING PROPOSAL NO. 7 -
RENEWAL OF AUTHORITY OF BOARD OF DIRECTORS TO ISSUE ORDINARY SHARES UNTIL OCTOBER 28, 2022

Proposed RENEWAL of LIMITED Share Issuance Authority

At the Annual General Meeting, our shareholders will be asked to renew the authority of our board of directors to issue, or grant rights to purchase or subscribe for, up to an aggregate of 20% of our issued and outstanding shares at the time of issue, which is further divided into 10% for general corporate purposes (including potential mergers and acquisitions) and an additional 10% only for potential mergers and acquisitions, until October 28, 2022. Seeking board authority to issue shares is typical for Dutch companies and is similar to the legal authority generally accorded boards of public companies domiciled in the United States.

Under Dutch law and our articles of association, we are required to seek approval of our shareholders each time we wish to issue shares from our authorized ordinary share capital unless our shareholders have authorized our board of directors to issue shares. Shareholder authorization may not continue for more than five years, but may be given on a rolling basis. We currently have a limited authorization from our shareholders to issue, or grant rights to purchase or subscribe for, up to an aggregate of 20% of our issued and outstanding shares at the time of issue, which is further divided into 10% for general corporate purposes (including potential mergers and acquisitions) and an additional 10% only for potential mergers and acquisitions. This current limited authorization expires on June 28, 2021. Approval of this voting proposal will extend this current authorization to October 28, 2022, thus maintaining our flexibility to issue ordinary shares without the delay and expense of calling an extraordinary general meeting of shareholders, while at the same time protecting shareholders by maintaining a limit on the aggregate number of shares the board may issue without seeking further shareholder authorization.

Other than ordinary share issuances in connection with our equity compensation plans, we presently do not have specific plans to issue shares for any purpose. In addition, we are restricted from issuing shares except under certain circumstances without the prior written consent of Stryker under the Purchase Agreement. However, to maintain maximum flexibility going forward, our board of directors believes it is in the best interests of our company to renew the authority of our board of directors to issue, or grant rights to purchase or subscribe for, up to an aggregate of 20% of our issued and outstanding shares at the time of issue, which is further divided into 10% for general corporate purposes (including potential mergers and acquisitions) and an additional 10% only for potential mergers and acquisitions, until October 28, 2022.

Accordingly, at the Annual General Meeting, we are asking our shareholders to renew the authority of our board of directors, until October 28, 2022, to issue, or grant rights to purchase or subscribe for, our unissued ordinary shares up to an aggregate of 20% of our issued and outstanding shares at the time of issue, which is further divided into 10% for general corporate purposes (including potential mergers and acquisitions) and an additional 10% only for potential mergers and acquisitions.

Management believes retaining flexibility to allow our board of directors to issue ordinary shares for acquisitions, financings or other general corporate purposes in a timely manner without first obtaining specific shareholder approval is important to our continued growth and future. Furthermore, our ordinary shares are listed on the Nasdaq Global Select Market, and the issuance of additional shares will remain subject to Nasdaq rules. For example, one of the Nasdaq rules requires shareholder approval for the issuance of shares in excess of 20% of the shares outstanding, with several exceptions.

If our shareholders do not renew the limited authority of our board of directors to issue, or grant rights to purchase or subscribe for, our unissued ordinary shares up to the maximum described above, then the current limited authorization would remain in place, and our board of directors would continue to retain authority to issue our ordinary shares and grant rights to purchase or subscribe for our ordinary shares pursuant to that authorization until it expires on June 28, 2021.

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Board Recommendation

Our board of directors unanimously recommends that shareholders vote “FOR” the renewal of the authority of our board of directors until October 28, 2022 to issue, or grant rights to purchase or subscribe for, our unissued ordinary shares up to 20% of our issued and outstanding shares at the time of issue, which is further divided into 10% for general corporate purposes (including potential mergers and acquisitions) and an additional 10% only for potential mergers and acquisitions.

The Board of Directors Recommends a Vote FOR Voting Proposal No. 7	☑

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VOTING PROPOSAL NO. 8 -
RENEWAL OF AUTHORITY OF BOARD OF DIRECTORS TO EXCLUDE OR RESTRICT SHAREHOLDERS’ PRE-EMPTIVE RIGHTS UNTIL OCTOBER 28, 2022

Proposed RENEWAL of Limited Authorization to Exclude or Restrict Shareholders’ Pre-emptive Rights

At the Annual General Meeting, our shareholders will be asked to renew the authority of our board of directors to exclude or restrict pre-emptive rights on the issue of, or grant of rights to purchase or subscribe for, up to an aggregate of 20% of our issued and outstanding shares at the time of issue, which is further divided into 10% for general corporate purposes (including potential mergers and acquisitions) and an additional 10% only for potential mergers and acquisitions, until October 28, 2022. While seeking this type of board authorization is typical for Dutch companies, pre-emptive rights are uncommon for public companies domiciled in the United States.

Under Dutch law and our articles of association, holders of our ordinary shares (other than our employees who receive ordinary shares pursuant to our equity compensation plans) would generally have a pro rata pre-emptive right of subscription to any of our ordinary shares issued for cash. A pre-emptive right of subscription is the right of our current shareholders to maintain their percentage ownership of our ordinary shares by buying a proportional number of any newly issued ordinary shares. However, Dutch law and our articles of association permit our shareholders to authorize our board of directors to exclude or restrict these pre-emptive rights. This authorization may not continue for more than five years, but may be given on a rolling basis. We currently have a limited authorization from our shareholders to exclude or restrict these pre-emptive rights on the issue of, or grant of rights to purchase or subscribe for, up to an aggregate of 20% of our issued and outstanding shares at the time of issue, which is further divided into 10% for general corporate purposes (including potential mergers and acquisitions) and an additional 10% only for potential mergers and acquisitions. This current limited authorization expires on June 28, 2021. Approval of this voting proposal will extend the current authorization to October 28, 2022, thus maintaining our flexibility to issue ordinary shares without pre-emptive rights without the delay and expense of calling an extraordinary general meeting of shareholders, while at the same time protecting shareholders by maintaining a limit on the aggregate number of shares without pre-emptive rights the board may issue without seeking further shareholder authorization.

As explained in voting proposal no. 7, other than ordinary share issuances in connection with our equity compensation plans, we presently do not have specific plans to issue shares for any purpose. In addition, we are restricted from issuing shares except under certain circumstances without the prior written consent of Stryker under the Purchase Agreement. However, to maintain maximum flexibility going forward, our board of directors believes it is in the best interests of our company to renew the limited authority of our board of directors to exclude or restrict pre-emptive rights on the issue of, or grant of rights to purchase or subscribe for, up to an aggregate of 20% of our issued and outstanding shares at the time of issue, which is further divided into 10% for general corporate purposes (including potential mergers and acquisitions) and an additional 10% only for potential mergers and acquisitions, until October 28, 2022.

Accordingly, at the Annual General Meeting, we are asking our shareholders to renew the authority of our board of directors until October 28, 2022 to exclude or restrict pre-emptive rights on the issue of, or grant of rights to purchase or subscribe for, up to an aggregate of 20% of our issued and outstanding shares at the time of issue, which is further divided into 10% for general corporate purposes (including potential mergers and acquisitions) and an additional 10% only for potential mergers and acquisitions.

Management believes retaining flexibility to allow our board of directors to limit pre-emptive rights on the issuance of ordinary shares for acquisitions, financings or other general corporate purposes in a timely manner without first obtaining specific shareholder approval is important to our continued growth and future. We believe if we are not granted the requested authority to limit pre-emptive rights, our ability to raise capital through sales of our equity

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securities would be significantly affected because the exercise of pre-emptive rights by our shareholders would cause delays in a transaction and may dissuade potential buyers of our equity securities from entering into a transaction with us. In addition, our ability to effect acquisitions using our ordinary shares as consideration also would be similarly limited if our board of directors did not have the authority to exclude or restrict pre-emptive rights as previously described. Any exclusion or restriction of pre-emptive rights would apply equally to all holders of our ordinary shares. Furthermore, as long as our ordinary shares remain listed on the Nasdaq Global Select Market, any issuance of ordinary shares would remain subject to Nasdaq rules, including limitations on our ability to issue our ordinary shares without shareholder approval. See “Voting Proposal No. 7 – Renewal of Authority of Board of Directors to Issue Ordinary Shares Until October 28, 2022” for a brief discussion of the Nasdaq rules regarding share issuances.

If our shareholders do not renew the limited authority of our board of directors to exclude or restrict pre-emptive rights on the issue of, or grant of rights to purchase or subscribe for, our unissued ordinary shares up to the maximum described above, then the current limited authorization would remain in place, and our board of directors would continue to retain authority to exclude or restrict pre-emptive rights pursuant to that authorization until it expires on June 28, 2021.

Board Recommendation

Our board of directors unanimously recommends that shareholders vote “FOR” the renewal of the authority of our board of directors until October 28, 2022 to exclude or restrict pre-emptive rights on the issue of, or grant of rights to purchase or subscribe for, our unissued ordinary shares up to 20% of our issued and outstanding shares at the time of issue, 10% of which shares would be authorized for issuance for general corporate purposes (including potential mergers and acquisitions) and the remaining 10% which would be authorized for issuance only for potential mergers and acquisitions.

The Board of Directors Recommends a Vote FOR Voting Proposal No. 8	☑

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VOTING PROPOSAL NO. 9 -
ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION

Proposed Advisory Approval of our Executive Compensation

Our board of directors is providing our shareholders with an advisory vote on our executive compensation pursuant to the Dodd-Frank Wall Street Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act. This advisory vote, commonly known as a say-on-pay vote, is a non-binding vote on the compensation paid to our named executive officers as set forth in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement, including in the accompanying compensation tables and the corresponding narrative discussion and footnotes.

We last submitted a say-on-pay proposal to our shareholders at our 2019 Annual General Meeting held on June 28, 2019. At that meeting, 70.7% of the votes cast by our shareholders were in favor of our say-on-pay vote. The compensation committee considered whether to change certain aspects of our executive compensation program in response to this vote, but ultimately determined in light of our pending acquisition by Stryker not to make any significant changes at this time, but to revisit the program if for some reason the Stryker acquisition is not completed.

why you should vote in favor of our say-on-pay vote

Our executive compensation policies, plans and programs seek to enhance our financial performance, and thus shareholder value, by aligning the financial interests of our executives with those of our shareholders and by emphasizing pay-for-performance. We seek to accomplish this through the following methods:

●	Base salary and total compensation levels are generally targeted near the 67th percentile of a group of similarly-sized peer companies, with adjustments based on the executive’s experience, skills, and contributions. Consideration is also given to the sufficiency of total compensation potential to ensure retention;

●	At least two-thirds of the CEO’s compensation and half of other executives’ compensation opportunity should be in the form of variable compensation that is tied to financial results and/or creation of shareholder value;

●	The portion of total compensation that is performance-based or at-risk should increase with an executive’s overall responsibilities, job level, and compensation. However, compensation programs should not encourage excessive risk-taking behavior among executives and should support our commitment to corporate compliance;

●	Primary emphasis should be placed on company performance as measured against goals approved by the compensation committee rather than on individual performance; and

●	At least half of the CEO’s compensation opportunity and one-third of other executives’ compensation opportunities should be in the form of stock-based incentive awards.

For additional information on our compensation philosophies, please see the “Compensation Discussion and Analysis – Compensation Objectives and Philosophies” section of this proxy statement.

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Compensation Highlights and Best Practices

The “Compensation Discussion and Analysis” section describes our executive compensation program and the executive compensation decisions made by our compensation committee in 2019 in more detail. Our compensation practices include many best pay practices that support our executive compensation objectives and principles, and benefit our shareholders.

What we do		What we don’t do
✓	Structure our executive officer compensation so that a significant portion of pay is at risk	x	No automatic salary increases
✓	Emphasize long-term performance in our equity-based incentive awards	x	No repricing of stock options unless approved by shareholders
✓	Use a mix of performance measures and caps on payouts	x	No excessive perquisites
✓	Require minimum vesting periods on equity awards	x	No new single-trigger change in control arrangements
✓	Require double-trigger for equity acceleration upon a change in control	x	No tax gross-ups, other than limited CEO and relocation tax gross-ups
✓	Maintain a competitive compensation package	x	No change in control excise tax gross-ups
✓	Have robust stock ownership guidelines and stock retention requirements for executive officers	x	No hedging or pledging of Wright securities
✓	Maintain a clawback policy	x	No short sales or derivative transactions in Wright shares, including hedges
✓	Hold an annual say-on-pay vote	x	No current payment of dividends on unvested awards

Proposed Resolution

Our board of directors recommends that our shareholders vote in favor of our say-on-pay vote as set forth in the following resolution:

RESOLVED, that our shareholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including in the “Compensation Discussion and Analysis,” the accompanying compensation tables and the corresponding narrative discussion and footnotes, and any related material disclosed in this proxy statement.

Shareholders are not ultimately voting to approve or disapprove the recommendation of our board of directors. As this is an advisory vote, the outcome of the vote is not binding on us with respect to future executive compensation decisions, including those relating to our named executive officers, or otherwise. Our compensation committee and our board of directors expect to take into account the outcome of the vote when considering future executive compensation decisions.

In accordance with the result of the advisory vote on the frequency of the say-on-pay vote, which was conducted at our 2017 Annual General Meeting, our board of directors has determined that we will conduct an advisory vote on executive compensation on an annual basis. Accordingly, the next say-on-pay vote will occur in 2021 in connection with our 2021 Annual General Meeting, in the event our pending acquisition by Stryker has not been completed by then.

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Board Recommendation

Our board of directors unanimously recommends that shareholders vote “FOR” the approval, on an advisory basis, of our executive compensation, or say-on-pay vote.

The Board of Directors Recommends a Vote FOR Voting Proposal No. 9	☑

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (CD&A) addresses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the “Summary Compensation Table—2019” found under “Executive Compensation—Summary Compensation Information” and material factors relevant to these policies and decisions.

These executive officers and their current officer positions are:

Named executive officer	Current officer position
Robert J. Palmisano	President and Chief Executive Officer
Lance A. Berry	Executive Vice President, Chief Financial and Operations Officer
Kevin D. Cordell	Executive Vice President, Chief Global Commercial Officer
James A. Lightman	Senior Vice President, General Counsel and Secretary
Barry J. Regan	Senior Vice President, Operations

We refer to these executive officers as our “named executive officers” or “NEOs” and our President and Chief Executive Officer as our “CEO” in this CD&A. This CD&A should be read in conjunction with the accompanying compensation tables, corresponding notes and narrative discussion, as they provide additional information and context to our compensation disclosures.

Executive Summary

Fiscal 2019 Business Highlights

Below are operational and financial highlights for 2019.

●	Pending Acquisition by Stryker. On November 4, 2019, we entered into a definitive agreement with Stryker and Purchaser under which Purchaser has commenced the Offer. The obligation of Stryker and Purchaser to consummate the Offer is subject to the tender of a minimum number of our outstanding shares in the Offer, the adoption of certain resolutions relating to the transaction at the Extraordinary General Meeting (which has occurred), receipt of applicable regulatory approvals and other customary conditions.

●	No. 1 Position in Shoulder Market. By the end of 2019, we achieved our goal of being no. 1 in the global shoulder market.

●	Adjusted EBITDA Margin Goal. We achieved our long-standing adjusted EBITDA margin goal by the end of fourth quarter of 2019.

●	New Digital Strategy. In May 2019, we announced a new digital organization led by Jason Asper as Senior Vice President, Chief Digital Officer, to focus on executing Wright’s transformative digital surgery strategy to develop new platforms, accelerate surgical solutions and drive software technology innovation across our business.

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Fiscal 2019 Compensation Actions and Outcomes

One of our key executive compensation objectives is to link pay to performance by aligning the financial interests of our executives with those of our shareholders and by emphasizing pay for performance in our compensation programs. We strive to accomplish this objective primarily through our annual performance incentive plan (PIP), which compensates executives for achieving annual corporate and divisional financial and other goals, and our long-term incentive equity grants, which align the interests of our executives with the long-term interests of our shareholders, promote stock ownership, and create significant incentives for executive retention.

Our compensation actions and incentive plan outcomes based on performance for fiscal 2019 are summarized below:

Pay element	2019 actions
Base salary

●   Our CEO received no base salary increase.

●   Messrs. Berry and Cordell received upward market adjustments of 10.0% and 7.3%, respectively, to compensate them for assuming increased roles and responsibilities in connection with their new Executive Vice President positions and bring them closer to target market positioning within our peer group in their new positions.

●   Messrs. Lightman and Regan received base salary merit increases of 4.4%.

Short-term annual incentive

●   Target bonus percentages for our NEOs did not change from their 2018 levels, other than in the case of our CEO whose percentage increased by 20 percentage points to bring him closer to our target market positioning within our peer group and Messrs. Berry and Cordell whose percentages increased by 10 percentage points to compensate them for assuming increased roles and responsibilities and bring them closer to target market positioning within our peer group in their new positions.

●   Target bonus percentage for our CEO was increased to 120% and remained the same for our other NEOs, ranging from 50% to 65% of base salary.

●   Short-term incentive was based 100% on corporate performance goals for all NEOs except Messrs. Lightman and Regan who also had individual performance goals.

●   To encourage the retention of our employees, including our NEOs, we approved 2019 PIP payouts to all participants who remained employed at the time of such payments assuming the achievement of applicable performance metrics at the higher of target or actual performance. Since actual performance was less than target performance, all of our NEOs received payouts equal to target performance. We believe target payouts were important for retention purposes in light of our pending acquisition by Stryker. These payouts were made to our executives in December 2019 to mitigate potential adverse tax consequences to Wright and the NEOs in connection with the Stryker acquisition and in agreement with Stryker.

Measure	Weighting	Target performance	2019 actual performance
Adjusted global net sales	40%	$961.6 million	$918.1 million
Adjusted EBITDA	30%	204.9 million	189.7 million
Adjusted free cash flow	30%	3.0 million	1.7 million

Long-term incentive

●  The long-term incentive (LTI) grant guideline for our CEO increased from 450% to 500% of base salary and the LTI grant guidelines for our other NEOs increased from 0 to 50 percentage points to align them more closely to target market positioning within our peer group.

●   LTI is delivered 1/3 in stock options, 1/3 in time-vested restricted stock unit (RSU) awards and 1/3 in performance share unit (PSU) awards.

●   Stock options and RSU awards vest over four years.

●   PSU awards vest and are paid out in shares upon the achievement of a threshold net sales growth goal over a three-year period.

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Pay element	2019 actions

●   There were no payouts of prior PSU awards during 2019 because PSU awards have a three-year performance period and were first granted in 2017.

●   In recognition of the changed circumstances created by the Stryker acquisition and to encourage retention during the pendency of the acquisition, the compensation committee determined, consistent with the terms of the Purchase Agreement, that all outstanding PSU awards will be deemed to have achieved maximum levels of performance.

Compensation Highlights and Best Practices

Our compensation practices include many best pay practices that support our executive compensation objectives and principles, and benefit our shareholders.

What we do		What we don’t do
✓	Structure our executive officer compensation so that a significant portion of pay is at risk	x	No automatic salary increases
✓	Emphasize long-term performance in our equity-based incentive awards	x	No repricing of stock options unless approved by shareholders
✓	Use a mix of performance measures and caps on payouts	x	No excessive perquisites
✓	Require minimum vesting periods on equity awards	x	No new single-trigger change in control arrangements
✓	Require double-trigger for equity acceleration upon a change in control	x	No tax gross-ups, other than limited CEO and relocation tax gross-ups
✓	Maintain a competitive compensation package	x	No change in control excise tax gross-ups
✓	Have robust stock ownership guidelines and stock retention requirements for executive officers	x	No pledging of Wright securities
✓	Maintain a clawback policy	x	No short sales or derivative transactions in Wright shares, including hedges
✓	Hold an annual say-on-pay vote	x	No current payment of dividends on unvested awards

Shareholder Outreach Efforts and Changes to Our Executive Compensation

During 2019, we continued to review our executive compensation program to ensure that it not only motivates our executives, but also aligns with shareholder interests and prevailing market practice. As part of this review, we reached out and listened to shareholders. In 2019, we contacted our top 50 institutional shareholders, representing approximately 90% of our outstanding ordinary shares and attended over 300 meetings for investors and interested investors. For the individual investor meetings, our CEO, Chief Financial and Operations Officer and/or Chief Communications Officer attended. The agenda for these meetings requested feedback from investors and shareholders and generally included: (1) a review of our operations and results to date; (2) a summary of our strategic priorities and focus; and (3) a review of our compensation philosophy and its alignment with our strategic direction.

After similar shareholder outreach efforts a couple of years ago, we made several changes to our executive compensation program to respond to shareholder concerns and align with best practices. These changes include the

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use of performance-based awards, eliminating a single-trigger change in control provision in our equity plan, requiring minimum vesting periods on equity awards under our equity plan, adopting a clawback policy and moving to an annual say-on-pay vote.

Say-on-Pay Vote

At our 2019 annual general meeting, our shareholders had the opportunity to vote on an advisory say-on-pay proposal. At the meeting, 70.7% of the votes cast by our shareholders were in favor of our say-on-pay proposal. The compensation committee considered whether to change certain aspects of our executive compensation program in response to this vote, but ultimately determined in light of our pending acquisition by Stryker not to make any significant changes at this time, but to revisit the program if for some reason the Stryker acquisition is not completed.

Compensation Objectives and Philosophies

Our executive compensation policies, plans and programs seek to enhance our financial performance, and thus shareholder value, by aligning the financial interests of our executives with those of our shareholders and by emphasizing pay for performance. Specifically, our executive compensation programs are designed to:

●	Reinforce our corporate mission, vision and values;

●	Attract and retain executives important to the success of Wright;

●	Align the interests of our executives with the interests of our shareholders; and

●	Reward executives for the achievement of Wright’s performance objectives, the creation of shareholder value in the short- and long-term, and their contributions to the success of Wright.

To achieve these objectives, although the compensation committee has not adopted any formal or informal policies or guidelines for allocating compensation, the committee makes executive compensation decisions based on the following philosophies:

●	Base salary and total compensation levels are generally targeted to be within a reasonable range of the 67th percentile of a group of similarly-sized peer companies. However, the specific competitiveness of any individual executive’s salary and compensation will be determined considering factors like the executive’s experience, skills and capabilities, contributions as a member of the executive management team, contributions to our overall performance, and the sufficiency of total compensation potential to ensure the retention of an executive when considering the compensation potential that may be available elsewhere.

●	At least two-thirds of the CEO’s compensation opportunity and half of other executives’ compensation opportunities should be in the form of variable compensation that is tied to financial results and/or creation of shareholder value.

●	The portion of total compensation that is performance-based or at-risk should increase with an executive’s overall responsibilities, job level, and compensation. However, compensation programs should not encourage excessive risk-taking behavior among executives and should support our commitment to corporate compliance.

●	Primary emphasis should be placed on company performance as measured against goals approved by the compensation committee rather than on individual performance.

●	At least half of the CEO’s compensation opportunity and one-third of other executives’ compensation opportunities should be in the form of stock-based incentive awards.

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Use of Peer Group and Other Market Data and Market Positioning

Peer Group. To help determine appropriate levels of compensation for certain elements of our executive compensation program, the compensation committee reviews annually the compensation levels of our NEOs and other executives against the compensation levels of comparable positions with companies similar to us in terms of industry, revenues, products and operations. The elements of our executive compensation program to which the compensation committee “benchmarks” or uses to base or justify a compensation decision or to structure a framework for compensating executives include base salary, short-term cash incentive opportunity, and long-term equity incentives. With respect to other elements of our executive compensation program, such as perquisites, severance, and change in control arrangements, the compensation committee benchmarks these elements on a periodic or as needed basis and in some cases uses peer group or market data more as a “market check” after determining the compensation on some other basis. The compensation committee believes that compensation paid by peer group companies is more representative of the compensation required to attract, retain, and motivate our executive talent than broader survey data and that compensation paid by peer companies that are in the same industry, with similar products and operations, and with revenues in a range similar to ours, generally provides more relevant comparisons.

In July 2018, Mercer worked with the compensation committee to identify a peer group of 13 companies in the health care equipment and supplies business with products and operations similar to ours and that had annual revenues generally within a range of our annual revenues. The compensation committee re-confirmed the peer group in July 2019, with the exception of replacing NxStage Medical, Inc., which was acquired in February 2019, with DexCom, Inc. This peer group, which included the following companies, was used in determining our 2019 executive compensation program.

The Cooper Companies, Inc.	Masimo Corporation	NuVasive, Inc.
Globus Medical, Inc.	Merit Medical Systems, Inc.	ResMed Inc.
Integer Holdings Corporation	Natus Medical Incorporated	Insulet Corporation
Haemonetics Corporation	NxStage Medical, Inc.	Abiomed, Inc.
Integra LifeSciences Holdings Corporation

The table below sets forth certain revenue and other financial information Mercer used to compile the peer group and market capitalization information as of May 16, 2018 for the peer group that the compensation committee used in connection with its recommendations and decisions for 2019 executive compensation.

	Trailing 12-month revenue (in millions)	One-year revenue growth	Three-year revenue growth	Market capitalization (in millions)
25th percentile	$ 549	7%	10%	$ 2,323
50th percentile	814	13%	12%	4,874
75th percentile	1,393	23%	20%	8,082
Wright’s percentile rank	42%	29%	91%	23%

In reviewing benchmarking data, the compensation committee recognizes that benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to aspects of our business and objectives that may be unique to us. Nevertheless, the compensation committee believes that gathering this information is an important part of its compensation-related decision-making process. However, where a sufficient basis for comparison does not exist between the peer group data and an executive, the compensation committee gives less weight to the peer group data. For example, relative compensation benchmarking analysis does not consider individual specific performance or experience or other case-by-case factors that may be relevant in hiring or retaining a particular executive.

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Market Positioning. In general, we target base salary and total compensation levels to be within a reasonable range of the 67th percentile of our peer group. However, the specific competitiveness of any individual executive’s pay will be determined considering factors like the executive’s experience, skills and capabilities, contributions as a member of the executive management team, and contributions to our overall performance. The compensation committee will also consider the sufficiency of total compensation potential and the structure of pay plans to ensure the hiring or retention of an executive when considering the compensation potential that may be available elsewhere. We believe this market positioning is important to attract and retain the best executive talent to achieve our business strategies and objectives.

Executive Compensation Pay Mix

The overall mix of annual base salaries, target annual cash incentive awards and the grant date fair value of long-term incentive awards as a percentage of target total direct compensation for our CEO and other NEOs as a group for 2019 is provided below. The annual base salary is the 2019 base salary. The value of the long-term incentives represented is based on the grant date fair value of stock options, RSU awards and PSU awards granted during 2019. Actual long-term incentive value will be based on long-term stock price performance and whether the PSU performance goals are achieved. All other compensation is excluded from the graphics below.

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Executive Compensation Components

During 2019, our executive compensation program consisted of the following key elements: base salary, short-term cash incentive, long-term incentives in the form of stock option, RSU and PSU awards, limited perquisites and personal benefits, retirement benefits, and severance and change in control arrangements. The following table provides some of the key characteristics of, and purpose for, each element.

Element	Key characteristics	Purpose	Key 2019 changes
Base salary (Fixed, cash)	A fixed amount, paid in regular cash payments throughout the year and reviewed annually and, if appropriate, adjusted, effective typically April 1 of each year.	Provides a source of fixed income that is market competitive and reflects the scope and responsibility of the position held.

No base salary increase for the CEO.

Base salary upward market adjustments of 10.0% and 7.3% to Messrs. Berry and Cordell, respectively, to compensate them for assuming increased roles and responsibilities and bring them closer to target market positioning within our peer group in their new positions.

Base salary merit increases for Messrs. Lightman and Regan of 4.4%.

Short-term incentive (STI) (Variable, cash)	A variable, short-term element of compensation that is payable in cash based on achievement of key pre-established annual corporate, and in some cases, divisional financial goals and/or individual goals.	Motivates and rewards our executives for meeting annual financial and other goals intended to achieve our annual operating plan objectives.	Target bonus percentages for our NEOs did not change from their 2018 levels, other than in the case of our CEO whose percentage increased by 20 percentage points to bring him closer to our target market positioning within our peer group and Messrs. Berry and Cordell, whose percentages increased by 10 percentage points to compensate them for assuming increased roles and responsibilities and bring them closer to target market positioning within our peer group in their new positions.

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Element	Key characteristics	Purpose	Key 2019 changes
Long-term incentives (LTI) (Variable, stock option, restricted stock unit and performance share unit awards)

A variable, long-term element of compensation that is provided one-third in stock options, one-third in time-vested RSUs and one-third in PSU awards.

Stock options and RSUs vest over four years.

PSU awards vest and are paid out in our ordinary shares upon the achievement of a threshold three-year net sales growth goal.

Aligns the interests of our executives with those of our shareholders; encourages focus on long-term company financial performance measures that are deemed strategically and operationally important to Wright; promotes retention of our executives; and encourages significant ownership of our ordinary shares.

No significant changes made to long-term equity incentives, other than a 50 percentage point increase in the LTI grant guideline for our CEO and an increase between 0 and 50 percentage points for each of our other NEOs to align them more closely to target market positioning within our peer group.
Perquisites and personal benefits

Includes personal insurance premiums, up to $5,000 reimbursement for financial and tax planning and tax preparation for all NEOs and supplemental long-term disability insurance.

Additional benefits for our CEO under his employment agreement.

Customary relocation benefits and assignment and expat benefits that are consistent with local policies and practices.

Assists in attracting new and retaining existing talent, allowing our executives to more efficiently use their time and supports them in effectively contributing to Wright’s success.

CEO benefits were critical to our ability to hire him.

No significant changes were made to perquisites and personal benefits, except the adoption of a supplemental long-term disability insurance policy effective January 1, 2019.
Retirement benefits

Includes a defined contribution retirement plan with a discretionary Company match.

No pension arrangements, post-retirement health coverage or nonqualified defined contribution or other deferred compensation plans.

		Provides an opportunity for employees to save and prepare financially for retirement.	No significant changes made to retirement benefits.
Change in control and severance benefits	Customary “double-trigger” change in control and severance benefits for our CEO under his employment agreement and for other NEOs under separation pay agreements.	Attracts key executive talent and encourages continuity, stability and retention when considering the potential disruptive impact of an actual or potential corporate transaction.	No significant changes made to change in control and severance benefits.

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Base Salary

Setting Initial Salaries for New Executives. We initially fix base salaries for executives at a level we believe enables us to hire and retain them in a competitive environment, and to reward individual performance and contributions to our overall business objectives. During 2019, we did not hire any new executives.

Annual Salary Increases. We review the base salaries of our NEOs each year following the completion of our prior year individual performance reviews. If appropriate, we increase base salaries to recognize annual increases in the cost of living and superior individual performance and to ensure that our base salaries remain market competitive. In addition, as required under his employment agreement, we review our CEO’s base salary at least annually and consider whether an increase is appropriate. We refer to annual base salary increases as a result of cost of living adjustments and individual performance as “merit increases.” In addition, we may make additional upward adjustments to an executive’s base salary to compensate the executive for assuming increased roles and responsibilities, to retain an executive at risk of recruitment by other companies, and/or to bring an executive’s base salary closer to our target market positioning of companies in our peer group. We refer to these base salary increases as “market adjustments.”

The 2019 base salary merit increases for our NEOs ranged from 0.0% to 4.4% over their respective 2018 base salaries. Our CEO received no base salary increase, but received an increase in his STI and LTI grant guideline as described below. No upward market adjustments were made during 2019, except in the case of Messrs. Berry and Cordell to compensate them for assuming increased roles and responsibilities and bring them closer to target market positioning within our peer group in their new positions. We believe the 2019 base salaries of all of our NEOs were within a reasonable range of our targeted positioning among our peer group at that time.

2019 Base Salaries. The table below sets forth the 2018 base salaries of our NEOs, their 2019 base salaries (effective March 23, 2019), and the percentage increase compared to their 2018 base salaries:

Name	2018 base salary ($)	2019 base salary ($)	2019 base salary % increase compared to 2018 base salary
Robert J. Palmisano	$958,514	$958,514	0.0%
Lance A. Berry	468,000	515,000	10.0%
Kevin D. Cordell	480,069	515,000	7.3%
James A. Lightman	450,000	470,000	4.4%
Barry J. Regan	450,000	470,000	4.4%

Short-Term Cash Incentive Compensation

Our short-term cash incentive compensation is paid as an annual cash bonus under our PIP and is intended to compensate executives for achieving annual corporate financial performance goals and, in some cases, divisional financial and individual performance goals. The PIP provides broad discretion to the compensation committee in interpreting and administering the plan.

In recognition of the changed circumstances created by the Stryker acquisition and to encourage the retention of our employees, including our NEOs, we approved 2019 PIP payouts to all participants who remained employed at the time of such payments assuming the achievement of applicable performance metrics at the higher of target or actual performance. Since actual performance was less than target performance, all of our NEOs received payouts equal to target performance. These payouts were made to our executives in December 2019 to mitigate potential adverse tax consequences to Wright and the NEOs in connection with the Stryker acquisition and in agreement with Stryker.

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Target Bonus Percentages. Target short-term cash incentive bonuses for 2019 for each executive were based on a percentage of base salary and were as follows for each NEO:

Name	Percentage of base salary
Robert J. Palmisano	120%
Lance A. Berry	75%
Kevin D. Cordell	70%
James A. Lightman	50%
Barry J. Regan	50%

Our CEO’s target bonus percentage increased by 20 percentage points to bring him closer to our target market positioning within our peer group and Messrs. Berry’s and Cordell’s target bonus percentages increased 10 percentage points to compensate them for assuming increased roles and responsibilities and bring them closer to target market positioning within our peer group in their new positions. The 2019 target bonus percentages for Messrs. Lightman and Regan did not change from their 2018 levels. Based on an executive compensation analysis by our compensation consultant, we believe the 2019 target bonus percentages for our NEOs were generally aligned with our targeted positioning within our peer group at that time.

Performance Goal Mix. Bonuses awarded to our NEOs for 2019 were based on achievement of corporate performance goals for all executives, and also included individual performance goals for Messrs. Lightman and Regan.

Named executive officer	Percentage based upon corporate performance goals	Percentage based upon individual performance goals
Robert J. Palmisano	100%	0%
Lance A. Berry	100%	0%
Kevin D. Cordell	100%	0%
James A. Lightman	80%	20%
Barry J. Regan	80%	20%

Corporate Performance Goals. For 2019, we had three corporate performance measures as set forth in the table below. These three measures were the same corporate performance measures from 2018, and were selected again because they were determined to continue to be the three most important indicators of our financial performance for 2019 as evaluated by management and analysts.

2019 corporate performance metric	Weighting
Adjusted global net sales (1)	40%
Adjusted EBITDA (2)	30%
Adjusted free cash flow (3)	30%

(1)	This performance measure was calculated using a non-GAAP financial measure, which we believe provides meaningful supplemental information regarding our core operational performance. The adjusted net sales goal and actual results were calculated based on a foreign currency exchange planning rate to adjust for any impact of foreign currency on underlying performance.

(2)	This performance measure was calculated using a non-GAAP financial measure, which we believe provides meaningful supplemental information regarding our core operational performance. Adjusted EBITDA from continuing operations means net loss from continuing operations plus charges for interest, income taxes, depreciation and amortization expenses, non-cash share-based compensation expense and non-operating income and expense. Additionally, adjusted EBITDA from continuing operations excluded transaction and transition costs associated with acquisitions and divestitures; tax benefit related to realizability of net operating losses; and bonus compensation.

(3)	This performance measure was calculated using a non-GAAP financial measure, which we believe provides meaningful supplemental information regarding our core operational performance. Adjusted free cash flow means net cash flow provided by operating activities (excluding net cash flow from certain discontinued operations, certain transaction and transition cost associated with acquisitions and foreign currency gains and losses) less capital expenditures.

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The percentage of the target bonus earned by bonus objective was based on the following performance levels and an overall weighted average corporate payout:

Performance level	Percent of target bonus earned
Threshold	0% to 99.9%
Target	100%
Above target	100.1% to 150%
High	150.1% to 200%

In setting the threshold, target, above target, and maximum performance achievement levels, we considered past performance, market conditions, and the financial, strategic, and operational plans presented by management. When setting the target performance levels, we sought to ensure that at- or above-market performance was the goal. For above-target performance levels, the achievement levels required “stretch” performance by the management team to achieve this level of performance. At the threshold level, targets would be set on a steeper slope than at the above target/maximum categories, so that missed target performance would result in more rapidly declining bonus opportunity.

The performance level of each corporate performance measure is set forth in the table below.

Performance level	Adjusted global net sales	Adjusted EBITDA	Adjusted free cash flow
Threshold	$913.5 million	$179.9 million	$(12.0) million
Target	$961.6 million	$204.9 million	$3.0 million
Above target	$980.8 million	$219.9 million	$17.0 million
High	$1,009.7 million	$244.8 million	$42.0 million

The table below sets forth our actual performance for each corporate performance measure and the overall weighted corporate performance achievement rating, which was between threshold and target. Absent the decision to make payouts at target in connection with the pending Stryker acquisition and consistent with the Purchase Agreement, the payout for the corporate performance measures would have been at 71.4% for our corporate performance measures.

2019 corporate performance measures and weighting	Actual	Payout
Adjusted global net sales (40%)	$918.1 million	Between threshold and target
Adjusted EBITDA (30%)	$189.7 million	Between threshold and target
Adjusted free cash flow (30%)	$1.7 million	Between threshold and target
Overall weighted achievement rating	71.4%	Between threshold and target

Individual Performance Goals. To foster cooperation and communication among executives, the compensation committee places primary emphasis on overall corporate performance goals rather than on individual performance goals. For NEOs, at least 80% of their 2019 annual PIP bonuses were to be determined based on the achievement of corporate performance goals and only 20% or less were based on achievement of individual performance goals. The individual performance goals used to determine annual PIP bonuses were management by objectives (MBOs). MBOs are generally two to three written, specific and measurable objectives agreed to and approved by the executive, CEO and compensation committee in the beginning of the year. The only NEOs with MBOs for 2019 were Messrs. Lightman and Regan. As previously discussed, to encourage the retention of our employees, including our NEOs, all MBOs were paid out assuming target level performance.

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2019 Actual PIP Bonuses. The table below sets forth the 2019 PIP bonuses for all NEOs:

Named executive officer	2019 PIP bonus
Robert J. Palmisano	$1,150,217
Lance A. Berry	386,250
Kevin D. Cordell	360,500
James A. Lightman	235,000
Barry J. Regan	235,000

2020 Changes. Under the terms of the Purchase Agreement, prior to the acceptance time by Stryker of shares tendered in the Offer, if the acceptance time occurs in 2020, we may pay each employee, including our NEOs, if they are employed at the time of such payments, a 2020 cash bonus assuming the achievement of the applicable performance metrics at target. The amount would be prorated for the period of the 2020 calendar year that occurs prior to the acceptance time and if the acceptance time occurs in 2021, we may pay each such employee, including our NEOs, a cash bonus assuming (a) the achievement of applicable performance metrics at the higher of target or actual performance in 2020 and (b) the achievement of applicable performance metrics at target in 2021. The amount would be prorated for the period of the 2021 calendar year that occurs prior to the acceptance time. We believe this provision encourages retention of our employees in light of the Stryker acquisition.

Long-Term Equity-Based Incentive Compensation

Long-term equity-based incentives typically comprise a significant portion of each NEO’s compensation package, consistent with our executive compensation philosophy. Our board of directors, on recommendation of the compensation committee, generally grants two types of long-term incentives in the form of equity awards: annual performance recognition grants and talent acquisition grants. On limited occasions, we may make special recognition grants or discretionary grants to executive officers for retention or other purposes. Such grants may vest based on the passage of time and/or the achievement of certain performance goals. No talent acquisition, special recognition or discretionary grants were made to our NEOs in 2019. All equity awards are granted under the shareholder-approved Wright Medical Group N.V. 2017 Equity and Incentive Plan, which was amended and restated in June 2019.

Annual Performance Recognition Grants. Annual performance recognition grants are discretionary annual grants that are made during mid-year to give the compensation committee another formal opportunity during the year to review executive compensation and recognize executive and other key employee performance. The recipients and size of the annual performance recognition grants are determined based on our long-term incentive grant guidelines, which we review annually to ensure continued alignment with our target positioning. Consistent with the principle that the interests of our executives should be aligned with those of our shareholders and that the portion of an executive’s total compensation that varies with performance and is at risk should increase with the executive’s level of responsibility, incentive grants, expressed as a percentage of base salary and dollar values, increase as an executive’s level of responsibility increases.

The table below describes our LTI grant guidelines for annual performance recognition grants that applied to our NEOs for 2019.

Named executive officer	Incentive grant guideline expressed as % of base salary	Dollar value of incentive grant guideline as of July 25, 2019 grant date ($)
Robert J. Palmisano	500%	4,792,570
Lance A. Berry	275%	1,416,250
Kevin D. Cordell	225%	1,158,750
James A. Lightman	175%	822,500
Barry J. Regan	125%	587,500

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The LTI grant guideline for our CEO increased 50 percentage points (from 450% to 500% of base salary) to bring his LTI closer to our target positioning in our peer group and provide him greater performance-based compensation in lieu of an annual base salary increase. The LTI grant guidelines for each of Messrs. Berry and Cordell also increased 50 percentage points (225% to 275% and 175% to 225% of base salary, respectively) to compensate them for assuming increased roles and responsibilities and bring them closer to target positioning within our peer group in their new positions. Finally, the LTI grant guideline for Mr. Lightman increased 25 percentage points (from 150% to 175% of base salary) to bring him closer to target positioning in our peer group. Based on an executive compensation analysis by our compensation consultant, we believe the 2019 LTI grant guidelines for our NEOs were generally aligned with our targeted positioning within our peer group at that time.

Talent Acquisition Grants. Talent acquisition grants are new hire grants that are considered and approved as part of an executive’s compensation package at the time of hire (with the grant date and exercise price delayed until the hire date). As with our annual performance recognition grants, the size of our talent acquisition grants is determined by dollar amount (as opposed to number of underlying shares), and under our LTI grant guidelines, is generally 2 to 2.5 times the LTI grant guidelines for annual performance recognition grants, as recommended by our compensation consultant. We recognize that higher initial grants often are necessary to attract a new executive, especially one who may have accumulated a substantial amount of equity-based long-term incentive awards or other equity at a previous employer that would typically be forfeited upon acceptance of employment with us. In some cases, we may need to further increase a talent acquisition grant to attract an executive. No NEOs received a talent acquisition grant during 2019.

Equity Award Mix. Once an executive’s target total LTI value is determined, one-third of the value is provided in stock options, one-third is provided in RSU awards and one-third is provided in PSU awards, except in the case of new hires, where the value is provided one-half in stock options and one-half in RSU awards. The number of stock options, RSU awards and target PSU awards is based on the Black-Scholes value of our ordinary shares as determined on the third business day prior to the corporate approval of the award and using an average closing price of our ordinary shares over the most recent 10-trading days.

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The following table describes each of these three types of awards and why we provide them to our executives:

Stock options	RSU awards	PSU awards
Provides executives with the opportunity once vested to purchase our ordinary shares at a price fixed on the grant date regardless of future market price.	Provides executives a commitment by us to issue ordinary shares at the time the RSU award vests.	Gives executives a commitment from us to issue a certain number of ordinary shares dependent upon achievement of one or more performance measures.
Exercise price is equal to fair market value of an ordinary share on the grant date.	Vesting is time-based, in four annual installments.	At time of grant, the compensation committee establishes performance measures, weightings, goals, performance adjustment events, if any, and the performance period, as well as thresholds, targets, and maximums.
Vesting is time-based, with 25% of the shares underlying the stock option vesting on the one-year anniversary of the grant date and the remaining 75% of the underlying shares vesting over a three-year period thereafter in 36 nearly equal monthly installments.	Annual awards vest on each August 15th.	Performance periods typically begin on the first day of our third fiscal quarter and end on the last day of our second fiscal quarter of the third year thereafter.
	New hire awards vest beginning on either August 15, November 15, March 1 or May 15, depending on the grant date.	At the end of the performance period, the compensation committee certifies performance against the performance goals, including the applicability of any performance adjustment events, and a corresponding payout, which is expressed as a percent of target.
	In all cases, the first vesting date is at least one year after the grant date.	Actual payouts for PSU awards can range from 0% (if the threshold levels of performance are not met) to 200% of the target award (if maximum levels of performance are met).
Provides the opportunity for capital accumulation and more predictable LTI value than stock options.

Benefits of all equity award types
Incentivizes employees to maximize company performance, as the value of awards is directly tied to an appreciation in the value of our ordinary shares.
Provides an effective retention mechanism because of vesting provisions.
Strengthens the relationship between the long-term value of our ordinary shares and the potential financial gain for executives.
Links a portion of an executive’s compensation to the interests of our shareholders by providing an incentive to achieve corporate goals and increase the market price of our ordinary shares over the vesting period.

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2019 Equity Awards. The table below sets forth the number of stock options, RSU awards and target PSU awards granted to each of our NEOs in 2019.

Named executive officer	Stock options (#)	RSU awards (#)	PSU awards (assuming target performance) (#)
Robert J. Palmisano	181,429	58,991	58,991
Lance A. Berry	53,614	17,432	17,432
Kevin D. Cordell	43,866	14,263	14,263
James A. Lightman	31,137	10,124	10,124
Barry J. Regan	22,241	7,231	7,231

No payouts for PSU awards were made during 2019 because 2017 was the first year we granted PSU awards and the performance period of those awards is three years. The performance measure for the PSU awards granted in 2019, 2018 and 2017 is net sales growth over a three-year period. The specific performance goals are maintained by us as proprietary and confidential. We believe that disclosure of this specific performance goal would represent competitive harm to us. Based on historical performance, we believe the attainment of the target performance level, while uncertain, could be reasonably anticipated. The threshold goal represents the minimum level of performance necessary for there to be a payout and we believe is likely to be achieved. The maximum goal represents the performance at which a payout is 200% of the target award and represents the level of performance of which we believe a payout of 200% would be appropriate. We believe that the maximum goal established for the performance measure is much more aggressive than the target goal. We consider the following factors when establishing the performance goals: our prior year and year-to-date financial business results, long-term strategic plan outlook, our competitive situation, anticipated state of our business, and any anticipated business opportunities.

Additional information concerning the long-term incentive compensation information for our NEOs for 2019 is included in the “Summary Compensation Table—2019” and “Grants of Plan-Based Awards—2019” table under the heading “Executive Compensation” beginning on page 76.

2020 Changes. Under the terms of the Purchase Agreement, we are limited in our ability to issue future equity grants prior to the completion of the acquisition. Under the terms of the Purchase Agreement, in the event the closing of the acquisition of Wright by Stryker has not occurred prior to July 1, 2020, we may issue annual equity awards in the ordinary course of business consistent with past practices to eligible employees, with any such awards that are so granted having (except as set forth below) the same terms and being granted at approximately the same time as equity awards granted by Wright in July 2019. In the event such awards are made, no award to an individual will have a grant date value (based on a percentage of base salary) greater than the grant made to such individual by Wright in July 2019 and no awards may be PSUs or otherwise subject to performance-based vesting conditions. A portion of these awards will vest at the closing of the acquisition of Wright by Stryker on a pro rata basis based on the number of days of the vesting period that occur between the grant date and the closing of the Stryker acquisition and the holder thereof will be entitled to payment for such vested awards in a manner consistent with other awards contemplated to be paid out at closing, provided that any portion of an award that does not become so vested will terminate and be cancelled without consideration. All other equity awards outstanding at the time of the closing of the acquisition will be immediately vested in full (and assuming maximum performance in the case of the PSUs) and cashed out in connection with the transaction based on the $30.75 per share acquisition price. Accordingly, as a result of the limitations in the Purchase Agreement, we anticipate that if annual equity grants are made in 2020 that they will be time-based RSU awards. In addition, in recognition of the changed circumstances created by the Stryker acquisition and to encourage retention during the pendency of the acquisition, the compensation committee determined, consistent with the terms of the Purchase Agreement, that all outstanding PSU awards will be deemed to have achieved maximum levels of performance.

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All Other Compensation

Retirement benefits

Our executives have the opportunity to participate in retirement plans maintained by our operating subsidiaries, including a 401(k) plan, on the same basis as our other employees. We believe these plans provide an opportunity for our executives to plan for and meet their retirement savings needs.

We do not provide pension arrangements or post-retirement health coverage for our employees, including NEOs, or nonqualified defined contribution or other deferred compensation plans.

Perquisites and other benefits

We provide our executives with modest perquisites to attract and retain them. The perquisites provided to our NEOs during 2019 included $1,000 for certain personal insurance premiums and up to $5,000 reimbursement for financial and tax planning and tax preparation, and supplemental long-term disability insurance. We also provide annual sales award trips for certain executives and their spouses. We encourage these executives to attend sales award trips in order to help build morale and for team building purposes; but we recognize that such out-of-town trips place increased demands on the executives’ families and thus pay for travel and other expenses incurred by spouses of executives who choose to attend such trips.

In addition, we are required to provide our CEO additional perquisites under the terms of his employment agreement, which we agreed on at the time of his initial hiring by legacy Wright to attract him to our company. These additional perquisites include additional reimbursement for financial and tax planning and tax preparation, a monthly allowance of $7,500 for housing and automobile expenses, reimbursement for reasonable travel expenses between Memphis, Tennessee and his residences, and an annual physical examination. To the extent that the reimbursements for his housing and automobile expenses and travel expenses are not deductible by Mr. Palmisano for income tax purposes, such amounts are “grossed-up” for income tax purposes so that the reimbursed items will be received net of any deduction for income and payroll taxes. We agreed to this gross-up provision at the time of his initial hiring by legacy Wright to attract him to our company and ease the financial burden on him to travel to and from our U.S. corporate headquarters in Memphis, Tennessee.

We believe perquisites and certain other benefits are an important part of our overall compensation package and help us accomplish our goal of attracting, retaining, and rewarding top executive talent. The value of all of the perquisites and other compensation provided to our NEOs for 2019 can be found under “Executive Compensation—All Other Compensation for 2019-Supplemental.”

Change in Control and Post-Termination Severance Arrangements

Change in Control Arrangements. To encourage continuity, stability and retention when considering the potential disruptive impact of an actual or potential corporate transaction, we have established change in control arrangements, including provisions in our equity-based compensation plans, separation pay agreements with our executives, and our employment agreement with our CEO, which are described in more detail below and under “Executive Compensation—Potential Payments Upon a Termination or Change in Control.” These arrangements are designed to incentivize our executives to remain with our company in the event of a change in control or potential change in control. The closing of the Stryker acquisition will be considered a change in control under these arrangements.

We believe our change in control arrangements are an important part of our executive compensation program in part because they mitigate some of the risk for executives working in a smaller company where there is a meaningful likelihood that the company may be acquired. Change in control benefits are intended to attract and retain qualified

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executives who, absent these arrangements and in anticipation of a possible change in control of our company, might consider seeking employment alternatives to be less risky than remaining with our company through the transaction. We believe that relative to our company’s overall value, our potential change in control benefits are relatively small and are aligned with current peer company practices.

Our 2017 equity plan contains a “double trigger” change in control provision under which equity awards will not vest in connection with a change in control unless there is a termination event or the equity awards are not continued, assumed or substituted with like awards by the successor. Under the terms of our prior equity plan and the individual award documents provided to recipients of awards under that plan, all stock options and RSU awards become immediately vested (and, in the case of options, exercisable) upon the completion of a change in control of our company. Thus, the immediate vesting of stock options and RSU awards is triggered by the change in control, itself, and thus is known as a “single trigger” change in control arrangement. The intent of our prior “single trigger” equity acceleration change in control arrangements was to provide retention incentives during what can often be an uncertain time for employees. They also provided executives with additional monetary motivation to focus on and complete a transaction that our board of directors believes is in the best interests of our company and shareholders rather than to seek new employment opportunities. The immediate acceleration of equity-based awards also aligned the interests of our executives and other employees with those of our shareholders by allowing our executives to participate fully in the benefits of a change in control as to all of their equity. If an executive were to leave before the completion of the change in control, unvested awards held by the executive would terminate. However, we recognized that our single trigger change in control arrangements did not align with current market practice and the desires of many of our shareholders so we changed this practice with the adoption of our 2017 equity plan.

In addition to the change in control provisions in our 2017 equity plan, we have entered into an employment agreement with our CEO and separation pay agreements with our other NEOs and other officers which provide certain payments and benefits in the event of a termination of employment in connection with a change in control. These “double trigger” change in control protections are intended to induce executives to accept or continue employment with our company, provide consideration to executives for certain restrictive covenants that apply following termination of employment, and provide continuity of management in connection with a threatened or actual change in control transaction. If an executive’s employment is terminated without “cause” or by the executive for “good reason” (as such terms are defined in the agreements) within 12 months (24 months for our CEO) following a change in control, the executive will be entitled to receive a severance payment and certain benefits. These arrangements and a quantification of the payment and benefits provided under these arrangements are described in more detail under “Executive Compensation—Potential Payments Upon a Termination or Change in Control.”

Other Severance Arrangements. Each of our NEOs is entitled to receive severance benefits upon certain other qualifying terminations of employment, other than a change in control, pursuant to the provisions of an employment agreement for our CEO and separation pay agreements for our other NEOs. These severance arrangements are intended to induce the executives to accept or continue employment with our company and are primarily intended to retain our executives and provide consideration to those executives for certain restrictive covenants that apply following a termination of employment. Additionally, we entered into these agreements because they provide us valuable protection by subjecting the executives to restrictive covenants that prohibit the disclosure of confidential information during and following their employment and limit their ability to engage in competition with us or otherwise interfere with our business relationships following their termination of employment.

For more information on our severance arrangements with our NEOs, see the discussions below under “Executive Compensation - Potential Payments Upon a Termination or Change in Control.”

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Stock Ownership Guidelines

We have established stock ownership guidelines that are intended to further align the interests of our executives with those of our shareholders. Stock ownership targets for each of our executive officers have been set at the number of our ordinary shares with a value equal to a multiple of the executive’s annual base salary. Each of the executive officers has five years from the date of hire or, if the ownership multiple has increased during his or her tenure, five years from the date established in connection with the increase to reach his or her stock ownership targets. Until his or her stock ownership target is achieved, each executive is required to retain an amount equal to 75% of the net shares received as a result of the exercise of stock options or the vesting of RSU awards. If there is a significant decline in the price of our ordinary shares that causes executives to be out of compliance, such executives will be subject to the 75% retention ratio, but will not be required to purchase additional shares to meet the applicable targets. Our compensation committee reports on compliance with the guidelines at least annually to our board of directors. Each of our NEOs is in compliance with our stock ownership guidelines, taking into account the five-year compliance deadline.

Named executive officer	Stock ownership target as a multiple of base salary	In compliance (yes/no)
Robert J. Palmisano	4x	Yes
Lance A. Berry	2x	Yes
Kevin D. Cordell	2x	Yes
James A. Lightman	2x	Yes
Barry J. Regan	2x	Yes

Anti-Hedging and Pledging

Our code of conduct on insider trading and confidentiality prohibits our employees, including our NEOs, from engaging in hedging transactions, such as short sales, transactions in publicly traded options, such as puts, calls and other derivatives, and pledging our ordinary shares. Our anti-hedging and pledging policy is described under “Executive Compensation—Anti-Hedging and Pledging Policy.”

Risk Assessment

As a result of our annual assessment on risk in our compensation programs, we concluded that our compensation policies, practices, and programs and related compensation governance structure, work together in a manner to encourage our executives (and other employees) to pursue growth strategies that emphasize shareholder value creation, but not to take unnecessary or excessive risks that could threaten the value of our company. For more information on this assessment, see the discussions below under “Executive Compensation—Risk Assessment of Compensation Policies, Practices and Programs.”

Clawback Policy

In 2017, we adopted a clawback policy that applies to all officers, including our NEOs, that authorizes recovery of gains from incentive compensation, including equity awards, in the event of certain financial restatements. In addition, under our equity plans, if an executive is determined by the compensation committee to have taken action that would constitute “cause” or an “adverse action,” as those terms are defined in the plan, during or within one year after the termination of the executive’s employment, all rights of the executive under the plan and any agreements evidencing an equity award then held by the executive will terminate and be forfeited. In addition, the compensation committee may require the executive to surrender and return to us any shares received, and/or to disgorge any profits or any other economic value made or realized by the executive in connection with any awards or any shares issued upon the exercise or vesting of any awards during or within one year after the termination of the executive’s employment or other service. In addition to the clawback policy and equity plan provisions, our CEO is subject to a broader clawback provision in his employment agreement which applies in the event of certain financial restatements.

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How We Make Compensation Decisions

Roles and Responsibilities. There are several elements to our executive compensation decision-making, which we believe allow us to most effectively implement our compensation philosophy and objectives. The compensation committee, the board of directors, our independent external compensation consultant and management all have a role in decision-making for executive compensation. The following table summarizes their roles and responsibilities:

Responsible party	Roles and responsibilities
Compensation committee (Comprised solely of independent directors and reports to the board of directors)

●    Oversees all aspects of our executive compensation program.

●    Annually reviews and approves our corporate goals and objectives relevant to CEO compensation.

●    Evaluates CEO’s performance in light of such goals and objectives, and determines and recommends his compensation based on this evaluation.

●    Determines and approves all executive officer compensation, including salary, bonus and equity and non-equity incentive compensation.

●    Administers our equity compensation plans and reviews and recommends all equity awards.

●    Reviews our incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk-taking.

●    Evaluates market competitiveness of each executive’s compensation.

●    Evaluates proposed changes to our executive compensation program.

●    Assists the Board in developing and evaluating potential candidates for executive positions and overseeing the development of succession plans.

●    Has sole authority to hire consultants, approve their fees and determine the nature and scope of their work.

Board of directors

●   Approves, upon recommendation of the compensation committee, all CEO compensation consistent with our shareholder-approved board of directors compensation policy.

●   Approves, upon recommendation of the compensation committee, all equity grants.

Independent external compensation consultant (Mercer (US) Inc.) (Independent and reports to the compensation committee)

●   Advises on all significant aspects of executive compensation, as well as non-executive director compensation.

●   Provides advice and guidance on the appropriateness and competitiveness of our executive compensation program relative to our performance and market practice.

●   Reviews total compensation strategy and pay levels for executives.

●   Examines our executive compensation program to ensure that each element supports our business strategy.

●   Assists in selection of peer companies and gathering competitive market data.

●   Provides advice with respect to our equity-based compensation plans.

●   Attends on a regular basis compensation committee meetings.

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Responsible party	Roles and responsibilities
President and Chief Executive Officer

●   Reviews performance of other executive officers and makes recommendations with respect to their compensation.

●   Confers with the compensation committee and compensation consultant concerning design and development of compensation and benefit plans.

●   Provides no input or recommendations with respect to his own compensation.

Other members of senior management team

(Senior Vice President, Chief Human Resources Officer, Senior Vice President, General Counsel and Secretary, and Executive Vice President, Chief Financial and Operations Officer)

●   Gathers compensation data regarding executives and coordinates the exchange of information among management, the compensation committee and compensation consultant.

●   Assists the compensation committee by ensuring compliance with legal and regulatory requirements and educating the committee on executive compensation trends and best practices from a corporate governance perspective.

●   Provides no input or recommendations with respect to their own compensation.

Factors Considered. In setting or recommending executive compensation for our NEOs, the compensation committee considers the following primary factors:

●	each executive’s position within the company and the level of responsibility;

●	the ability of the executive to impact key business initiatives;

●	the executive’s individual experience and qualifications;

●	compensation paid to executives of comparable positions by companies similar to us;

●	company performance, as compared to specific pre-established objectives;

●	individual performance, generally and as compared to specific pre-established objectives;

●	the executive’s current and historical compensation levels;

●	advancement potential and succession planning considerations;

●	an assessment of the risk that the executive would leave us and the harm to our business initiatives if the executive left;

●	the retention value of executive equity holdings, including outstanding stock options, RSU awards and PSU awards;

●	the dilutive effect on the interests of our shareholders of long-term equity-based incentive awards; and

●	anticipated share-based compensation expense as determined under applicable accounting rules.

In light of the pending Stryker acquisition, the compensation committee also considers any covenants in the Purchase Agreement that could limit our ability to set executive compensation.

The compensation committee also considers the recommendations of our CEO with respect to executive compensation to be paid to other executives. In making these recommendations, the CEO considers many of the same factors listed above that the compensation committee considers in setting executive compensation, including in particular the results of each executive’s annual performance review and the executive’s achievement of his or her

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individual MBOs established in connection with our PIP, described above. In making its final decision regarding the form and amount of compensation to be paid to our NEOs (other than the CEO), the compensation committee considers and gives great weight to the recommendations of the CEO recognizing that due to his reporting and otherwise close relationship with each executive, the CEO often is in a better position than the compensation committee to evaluate the performance of each executive (other than himself). In making its final decision regarding the form and amount of compensation to be paid to the CEO, the compensation committee considers the results of the CEO’s self-review and his individual annual performance review by the compensation committee, benchmarking data gathered by our compensation consultant, and the recommendations of our non-executive directors. In making its final decision regarding the form and amount of compensation to be paid to executives, the compensation committee considers the information gathered by and recommendations of Mercer. The compensation committee values Mercer’s benchmarking information and input regarding best practices and trends in executive compensation matters.

Tax Deductibility of Compensation

Prior to the enactment of the Tax Cuts and Jobs Act signed into law on December 22, 2017 (the “Tax Act”), in designing our executive compensation program, we considered the deductibility of executive compensation under Code Section 162(m). The Tax Act repealed the exemption from Code Section 162(m)’s $1 million deduction limit for “performance-based” compensation for taxable years beginning after December 31, 2017, other than with respect to certain “grandfathered” arrangements entered into prior to November 2, 2017. Our compensation plans were designed with the intention of satisfying the requirements for “performance-based” compensation as defined in Code Section 162(m) prior to the effective date of the Tax Act so that such awards would be exempt from the Code Section 162(m) deduction limitation. While we designed these plans to operate in this manner, the exemption is no longer available for performance-based awards paid in tax years beginning after 2017 (other than with respect to certain “grandfathered” arrangements as noted above). Further, as it relates to any “grandfathered” arrangements, the compensation committee may administer the plans in a manner that does not satisfy such requirements in order to achieve a result that the compensation committee determines to be appropriate, including by revising performance goals and/or adjustment events as needed to ensure our pay practices continue to align with performance.

Despite the changes to Section 162(m) as a result of the Tax Act, consistent with our executive compensation philosophy of linking pay to performance and aligning executive interests with those of our shareholders, we currently expect that we will continue to structure our executive compensation program so that a significant portion of total executive compensation is linked to the performance of our company.

Compensation Committee Report

The compensation committee has reviewed and discussed the foregoing “Compensation Discussion and Analysis” with our management. Based on this review and these discussions, the compensation committee has recommended to our board of directors that the foregoing “Compensation Discussion and Analysis” be included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2019 and proxy statement in connection with our extraordinary general meeting of shareholders held in connection with our pending acquisition by Stryker Corporation and our 2020 annual general meeting of shareholders.

This report is dated February 18, 2020.

Compensation Committee

John L. Miclot, Chair

J. Patrick Mackin

Amy S. Paul

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EXECUTIVE COMPENSATION

Summary Compensation Information

The table below provides summary information concerning all compensation awarded to, earned by, or paid to the individuals that served as our principal executive officer or principal financial officer during the fiscal year ended December 29, 2019 and other named executive officers for each of the last three fiscal years of which they served as an executive officer.

Name and principal position	Year	Salary(1) ($)	Bonus(2) ($)	Stock awards(3) ($)	Option awards(4) ($)	Non-equity incentive plan compensation(5) ($)	All other compen-sation(6) ($)	Total ($)
Robert J. Palmisano President and Chief Executive Officer and Executive Director	2019	956,859	—	3,284,618	1,694,547	1,150,217	222,934	7,309,175
	2018	957,008	—	2,720,153	1,413,445	1,064,909	220,932	6,376,447
	2017	945,792	—	2,592,818	1,346,571	—	261,593	5,146,774
Lance A. Berry Executive Vice President, Chief Financial and Operations Officer	2019	513,193	—	970,614	500,755	386,250	19,118	2,389,930
	2018	463,154	—	664,071	345,061	337,966	16,606	1,826,858
	2017	440,146	—	608,630	316,095	—	16,800	1,381,671
Kevin D. Cordell Executive Vice President, Chief Global Commercial Officer	2019	513,657	—	794,164	409,708	360,500	26,973	2,105,002
	2018	477,535	—	529,817	275,303	330,556	17,000	1,630,211
	2017	466,371	—	556,978	289,276	84,718	16,800	1,414,143
James A. Lightman Senior Vice President, General Counsel and Secretary	2019	464,616	—	563,704	290,820	235,000	18,083	1,572,223
	2018	437,493	—	425,686	221,197	279,180	15,486	1,379,042
	2017	399,366	—	341,118	177,167	30,266	208,207	1,156,124
Barry J. Regan(7) Senior Vice President, Operations	2019	464,616	—	402,622	207,731	235,000	17,701	1,327,670

(1)	Five percent of Mr. Palmisano’s annual base salary was allocated to his service as an executive director and member of our board of directors.

(2)	We generally do not pay any discretionary bonuses or bonuses that are subjectively determined and did not pay any such bonuses to any NEOs in 2019. Annual cash incentive bonus payouts are typically based on performance against pre-established performance goals under our performance incentive plan are reported in the “Non-equity incentive plan compensation” column.

(3)	Amounts reported represent the aggregate grant date fair value for RSU and PSU awards, in each case computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. The grant date fair value is determined based on the per share closing sale price of our shares on the grant date.

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Amounts reported for each NEO and each award for 2019 are set forth in the “Grants of Plan-Based Awards—2019” table in the “Grant Date Fair Value of Stock and Option Awards” column. Set forth below is the 2019 grant date fair value of PSU awards assuming maximum levels of performance. The maximum value is calculated using the number of shares reflected in the “Maximum” column of the “Estimated Future Payouts Under Equity Incentive Plan Awards” section of the “Grants of Plan-Based Awards—2019” table and the closing price of our shares on July 26, 2019, the grant date, of $27.84, as reported by the Nasdaq Global Select Market.

Name	Grant date fair value at maximum levels of performance ($)
Mr. Palmisano	3,284,618
Mr. Berry	970,614
Mr. Cordell	794,164
Mr. Lightman	563,704
Mr. Regan	402,622

(4)	Amounts reported represent the aggregate grant date fair value for option awards granted to each NEO computed in accordance with FASB ASC Topic 718. The grant date fair value is determined based on our Black-Scholes option pricing model. The table below sets forth the specific assumptions used in the valuation of each such option award:

Grant date	Grant date fair value per share ($)	Risk free interest rate	Expected life	Expected volatility	Expected dividend yield
07/26/2019	9.34	1.750%	6.22 years	30.50%	—
07/24/2018	9.49	2.750%	6.66 years	32.40%	—
07/25/2017	9.80	1.875%	6.10 years	32.50%	—

(5)	Amounts reported represent payouts under our performance incentive plan and for each year other than 2019 reflect the amounts earned for that year but paid during the following year.

(6)	Amounts reported in this column for 2019 are described under “Compensation Discussion and Analysis—All Other Compensation for 2019—Supplemental.”

(7)	Mr. Regan was appointed our Senior Vice President, Operations effective July 9, 2018 and was not an NEO in 2017 or 2018; therefore, his information is only provided for 2019.

EMPLOYMENT AND OTHER AGREEMENTS

Agreements with Robert J. Palmisano

Effective October 1, 2015, we entered into a service agreement and one of our subsidiaries entered into an employment agreement with Robert J. Palmisano, our President and CEO.

The service agreement deals with certain Dutch law matters relating to Mr. Palmisano’s role as an executive director. Under the terms of the service agreement, we have allocated a portion of Mr. Palmisano’s annual base salary to his service as an executive director, which amounts are paid after deduction of applicable withholdings for taxes and social security contributions. In addition, under the terms of the service agreement, we have agreed to provide Mr. Palmisano with indemnification and director and officer liability insurance, on terms and conditions that are at least as favorable to Mr. Palmisano as those then provided to any other current or former director or executive officer of Wright or any of its affiliates.

The employment agreement provides that during the term of the agreement, Mr. Palmisano will serve as President and CEO of Wright and each principal operating subsidiary and will report to our Chairman and our board of directors. During the term, we agreed to nominate Mr. Palmisano for election as an executive director and member of our board of directors at each annual general meeting of shareholders. The employment agreement expires on December 31, 2020, subject to earlier termination under certain circumstances. On October 1, 2020 and on each anniversary thereafter, the term will automatically extend for an additional one-year period, unless at least 30 days prior to such date, either party gives notice of non-extension to the other.

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With respect to compensation, the employment agreement established an annual base salary for Mr. Palmisano and provides that our board of directors will review his compensation at least annually for any increase. The employment agreement acknowledges that a certain percentage of Mr. Palmisano’s base salary will be paid by Wright in consideration for his services as an executive director under the service agreement described above. The employment agreement provides that Mr. Palmisano is eligible to receive an annual performance incentive bonus depending on whether, and to what extent, certain performance goals established by the compensation committee for such year have been achieved. The amount of the performance incentive bonus payable to Mr. Palmisano will be targeted at least 100% of his annual base salary (currently set at 120%) and will not exceed 200% of his annual base salary. The employment agreement provides that Mr. Palmisano will receive an annual equity grant equal to at least 300% (currently set at 500%) of his annual base salary. In addition, the employment agreement provides that Mr. Palmisano is eligible to participate in the fringe benefit programs, including those for medical and disability insurance and retirement benefits that we generally make available to our executive officers from time to time. During the term, Mr. Palmisano will be reimbursed for up to $1,000 for personal insurance premiums, other than for insurance coverage that pays for medical, prescription drug, dental, vision, or other medical care expenses. In addition, he may elect, in accordance with our cafeteria plan rules, not to participate in the medical and disability insurance programs provided by us, in which case, we will pay him up to $900 per month (or such greater amount that we would otherwise pay for medical and disability coverage for him and his spouse under our benefits programs). Mr. Palmisano is also entitled to receive reimbursement for up to $15,000 for financial and tax planning and tax preparation, and an annual physical examination at our expense. The employment agreement also provides for a monthly allowance of $7,500 for housing and automobile expenses, and Mr. Palmisano will be reimbursed for reasonable travel expenses between Memphis, Tennessee and his residences. To the extent that these reimbursements are not deductible by Mr. Palmisano for income tax purposes, such amounts will be “grossed-up” for income tax purposes so that the reimbursed items will be received net of any deduction for income and payroll taxes. The employment agreement contains severance provisions as described in more detail under “Executive Compensation—Potential Payments Upon a Termination or Change in Control.” We have guaranteed the obligations of our subsidiary under Mr. Palmisano’s employment agreement.

Mr. Palmisano and one of our subsidiaries also entered into a confidentiality, non-competition, non-solicitation and intellectual property rights agreement, pursuant to which Mr. Palmisano agreed to certain covenants that impose obligations on him regarding confidentiality of information, transfer of inventions, non-solicitation of employees, customers and suppliers, and non-competition with our business.

Agreements with Other Named Executive Officers

Each of the other NEOs also is a party to a confidentiality, non-competition, non-solicitation and intellectual property rights agreement with us, the material terms of which are substantially similar to Mr. Palmisano’s agreement, as described above. In addition, through one of our subsidiaries, we have entered into separation pay agreements with our NEOs who are currently executive officers, other than Mr. Palmisano, which agreements are described in more detail under “—Potential Payments Upon a Termination or Change in Control.”

Promotion Offer Letters with Lance A. Berry and Kevin D. Cordell

Effective January 2019, Lance A. Berry was promoted to Executive Vice President, Chief Financial and Operations Officer, and Kevin D. Cordell was promoted to Executive Vice President, Chief Global Commercial Officer. In connection with these promotions, in December 2018, we entered into offer letters with each of these officers pursuant to which we agreed to pay him an annual base salary of $515,000, provide a target annual incentive opportunity equal to 75%, in the case of Mr. Berry, and 70%, in the case of Mr. Cordell, of his annual base salary, and a target long-term incentive opportunity equal to 275%, in the case of Mr. Berry, and 225%, in the case of Mr. Cordell, of his annual base salary.

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Indemnification Agreements

We have entered into indemnification agreements with all of our NEOs. The indemnification agreements are governed by the laws of the State of Delaware and provide, among other things, for indemnification to the fullest extent permitted by law and our articles of association against any and all expenses (including attorneys’ fees) and liabilities, judgments, fines and amounts paid in settlement that are paid or incurred by the executive or on his or her behalf in connection with such action, suit or proceeding. We will be obligated to pay these amounts only if the executive acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Wright. The indemnification agreements provide that the executive will not be indemnified and expenses advanced with respect to an action, suit or proceeding initiated by the executive unless (i) so authorized or consented to by our board of directors or Wright has joined in such action, suit or proceeding or (ii) the action, suit or proceeding is one to enforce the executive’s rights under the indemnification agreement. Wright’s indemnification and expense advance obligations are subject to the condition that an appropriate person or body not party to the particular action, suit or proceeding shall not have determined that the executive is not permitted to be indemnified under applicable law. The indemnification agreements also set forth procedures that apply in the event an executive requests indemnification or an expense advance.

All Other Compensation for 2019 – Supplemental

The table below provides information concerning amounts reported in the “All other compensation” column of the “Summary Compensation Table—2019” with respect to each NEO. Additional detail on these amounts is provided below the table.

Name	Retirement benefits ($)	Housing/ car allowance ($)	Commuting expenses ($)	Financial and tax planning and insurance premium ($)	Gross-up payments ($)	Long-term disability insurance ($)	Sales award trip ($)	Total other compensation ($)
Mr. Palmisano	11,000	90,000	32,221	15,000	73,833	880	—	222,934
Mr. Berry	11,000	—	—	6,000	—	2,118	—	19,118
Mr. Cordell	11,000	—	—	6,000	1,892	2,446	5,635	26,973
Mr. Lightman	11,000	—	—	5,061	—	2,022	—	18,083
Mr. Regan	11,000	—	—	5,000	—	1,701	—	17,701

RETIREMENT BENEFITS

Under our 401(k) plan, participants, including our NEOs, may voluntarily request that we reduce his or her pre-tax compensation and contribute such amounts to the 401(k) plan’s trust up to certain statutory maximums. We contribute matching contributions in an amount equal to 3% of the participant’s eligible earnings for a pay period, or if less, 50% of the participant’s pre-tax 401(k) contributions (other than catch-up contributions) for that pay period. We do not provide any nonqualified defined contribution or other deferred compensation plans for our executives.

PERQUISITES AND OTHER BENEFITS

We provide our executive officers with modest perquisites to attract and retain them. The perquisites provided to our NEOs during 2019 included $1,000 for certain personal insurance premiums, up to $5,000 reimbursement for financial and tax planning and tax preparation, and supplemental long-term disability insurance. We also provide annual sales award trips for certain executives and their spouses. In addition, we are required to provide our CEO additional perquisites under the terms of his employment agreement, which we agreed upon at the time of his initial hiring by legacy Wright to attract him to our company. These additional perquisites include additional reimbursement for financial and tax planning and tax preparation, a monthly allowance of $7,500 for housing and automobile expenses, reimbursement for reasonable travel expenses between Memphis, Tennessee and his residences, and an annual physical examination. To the extent that the reimbursements for his housing and automobile expenses and travel expenses between Memphis, Tennessee and his residences are not deductible by Mr. Palmisano for income tax purposes, such amounts are “grossed-up” for income tax purposes so that the

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reimbursed items will be received net of any deduction for income and payroll taxes. We agreed to this gross-up provision at the time of his initial hiring by legacy Wright to attract him to our company and ease the financial burden on him to travel between Memphis, Tennessee and his residences.

Grants of Plan-Based Awards

The table below provides information concerning grants of plan-based awards to each of our NEOs during the fiscal year ended December 29, 2019. Non-equity incentive plan awards were granted to our NEOs under our performance incentive plan, the material terms of which are described under “Compensation Discussion and Analysis.” Stock awards (in the form of RSU awards and PSU awards) and option awards were granted under the Wright Medical Group N.V. Amended and Restated 2017 Equity and Incentive Plan (2017 plan). The material terms of these awards and the material plan provisions relevant to these awards are described under “Compensation Discussion and Analysis,” or in the notes to the table below or the narrative following the table below.

			Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(4)			All other stock awards: number of shares of stock or units(5) (#)	All other option awards: number of securities underlying options(6) (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards(7)(8) ($)
Name	Grant date	Board approval date	Threshold(2) ($)	Target ($)	Maximum(3) ($)	Threshold (#)	Target (#)	Maximum (#)
Robert J. Palmisano
Cash incentive award	N/A	2/19/19	575,109	1,150,217	2,300,434	—	—	—	—	—	—	—
RSU award	7/26/19	7/26/19	—	—	—	—	—	—	58,991	—	—	1,642,309
PSU award	7/26/19	7/26/19	—	—	—	29,496	58,991	117,982	—	—	—	1,642,309
Stock option	7/26/19	7/26/19	—	—	—	—	—	—	—	181,429	27.84	1,694,547
Lance A. Berry
Cash incentive award	N/A	2/19/19	193,125	386,250	772,500	—	—	—	—	—	—	—
RSU award	7/26/19	7/26/19	—	—	—	—	—	—	17,432	—	—	485,307
PSU award	7/26/19	7/26/19	—	—	—	8,716	17,432	34,864	—	—	—	485,307
Stock option	7/26/19	7/26/19	—	—	—	—	—	—	—	53,614	27.84	500,755
Kevin D. Cordell
Cash incentive award	N/A	2/19/19	180,250	360,500	721,000	—	—	—	—	—	—	—
RSU award	7/26/19	7/26/19	—	—	—	—	—	—	14,263	—	—	397,082
PSU award	7/26/19	7/26/19	—	—	—	7,132	14,263	28,526	—	—	—	397,082
Stock option	7/26/19	7/26/19	—	—	—	—	—	—	—	43,866	27.84	409,708
James A. Lightman
Cash incentive award	N/A	2/19/19	117,500	235,000	470,000	—	—	—	—	—	—	—
RSU award	7/26/19	7/26/19	—	—	—	—	—	—	10,124	—	—	281,852
PSU award	7/26/19	7/26/19	—	—	—	5,062	10,124	20,248	—	—	—	281,852
Stock option	7/26/19	7/26/19	—	—	—	—	—	—	—	31,137	27.84	290,820
Barry J. Regan
Cash incentive award	N/A	2/19/19	117,500	235,000	470,000	—	—	—	—	—	—	—
RSU award	7/26/19	7/26/19	—	—	—	—	—	—	7,231	—	—	201,311
PSU award	7/26/19	7/26/19	—	—	—	3,616	7,231	14,462	—	—	—	201,311
Stock option	7/26/19	7/26/19	—	—	—	—	—	—	—	22,241	27.84	207,731

(1)	Amounts reported represent estimated future payouts under our performance incentive plan. Actual payouts under these performance incentive plans are reflected in the “Non-equity incentive compensation” column of the “Summary Compensation Table—2019.”

(2)	Maximum amounts reflect payouts at a maximum rate of 200% of target for our performance incentive plan.

(3)	Amounts reported represent PSU awards granted under our 2017 plan. The PSU awards have a three-year performance period from July 1, 2019 to June 26, 2022. Information regarding the PSU awards is set forth within the “Compensation Discussion and Analysis” under “Long-Term Incentives-PSU Awards”.

(4)	Amounts reported represent RSU awards granted under our 2017 plan. The RSU awards vest and become issuable over time, with the last tranche becoming issuable on August 15, 2023, in each case, so long as the individual remains an employee or consultant of Wright.

(5)	Amounts reported represent option awards granted under our 2017 plan. All options have a ten-year term and vest over a four-year period, with 25% of the underlying shares vesting on the one-year anniversary of the grant date and the remaining 75% of the underlying shares vesting over a three-year period thereafter in 36 as nearly equal as possible monthly installments, in each case, so long as the individual remains an employee or consultant of our company.

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(6)	See notes (3) and (4) to the “Summary Compensation Table—2019” for a discussion of the assumptions made in calculating the grant date fair value of stock and option awards.

(7)	Amounts reported represent the grant date fair value of PSU awards, assuming target performance, based on the closing price of our shares, as reported by the Nasdaq Global Select Market, on July 26, 2019, the date of grant, of $27.84. These amounts are reflected in the “Stock Awards” column of the “Summary Compensation Table—2019.”

Wright Medical Group N.V. Performance Incentive Plan. Under the terms of the Wright Medical Group N.V. Performance Incentive Plan, our NEOs, as well as other employees, may earn cash incentive bonuses based on our financial performance for 2019. The material terms of the plan are described in detail under “Compensation Discussion and Analysis—Short-Term Cash Incentive Compensation.”

Wright Medical Group N.V. Amended and Restated 2017 Equity and Incentive Plan. At an annual general meeting of shareholders held on June 28, 2019, our shareholders approved the 2017 plan, which permits the grant of a wide variety of stock-based and cash-based awards, including non-statutory and incentive stock options, stock appreciation rights, restricted stock awards, restricted stock units, deferred stock units, performance awards, annual performance cash awards, non-employee director awards, other cash-based awards and other stock-based awards. Our 2017 plan is designed to assist us in attracting and retaining employees, directors and consultants, provide an additional incentive to such individuals to work to increase the value of our shares, and provide such individuals with a stake in our future which corresponds to the stake of our shareholders.

The 2017 plan reserves for issuance a number of shares equal to the sum of (i) 11,200,000 shares, (ii) the number of shares available for grant under the Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan as of June 23, 2017 (not including issued or outstanding shares granted pursuant to options under such plan as of such date) which was 1,329,648, and (iii) the number of shares forfeited upon the expiration, cancellation, forfeiture, cash settlement, or other termination following June 23, 2017 under our 2010 plan which was 6,405,992. As of December 29, 2019, 6,735,115 shares remained available for future grant of equity awards under the 2017 plan, assuming maximum PSU payouts.

Shares that are issued under the 2017 plan or that are subject to outstanding awards will be applied to reduce the maximum number of shares remaining available for issuance under the 2017 plan only to the extent they are used; provided, however, that the full number of shares subject to a stock-settled SAR or other stock-based award will be counted against the shares authorized for issuance under the 2017 plan, regardless of the number of shares actually issued upon settlement of such SAR or other stock-based award. Furthermore, any shares withheld to satisfy tax withholding obligations on awards issued under the 2017 plan, any shares withheld to pay the exercise price or grant price of awards under the 2017 plan and any shares not issued or delivered as a result of the “net exercise” of an outstanding option or settlement of a SAR in shares will be counted against the shares authorized for issuance under the 2017 plan and will not be available again for grant under the 2017 plan. Any shares subject to awards settled in cash will again be available for issuance under the 2017 plan. Any shares repurchased by us on the open market using the proceeds from the exercise of an award will not increase the number of shares available for future grant of awards. Any shares related to awards granted under the 2017 plan, and shares related to awards granted under the 2010 plan, that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the shares, will be available again for grant under the 2017 plan and correspondingly increase the total number of shares available for issuance under the 2017 plan. To the extent permitted by applicable law, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us will not be counted against shares available for issuance pursuant to the 2017 plan. The shares available for issuance under the 2017 plan may be authorized and unissued shares or shares which have been reacquired by us.

Under the terms of the 2017 plan, stock options must be granted with a per share exercise price equal to at least 100% of the fair market value of a share on the grant date. For purposes of the plan, the fair market value of a share is the closing sale price of our shares, as reported by the Nasdaq Global Select Market. We set the per share exercise price of all stock options granted under the plan at an amount at least equal to 100% of the fair market value of our shares on the grant date. Options become exercisable at such times and in such installments as may be determined by the board of directors, provided that most options may not be exercisable after 10 years from their grant date. The vesting of our stock options is generally time-based and is as follows: 25% of the shares underlying the stock option vest on the one-year anniversary of the grant date and the remaining 75% of the underlying shares

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vest over a three-year period thereafter in 36 as nearly equal as possible monthly installments, in each case so long as the individual remains an employee or consultant of Wright.

Currently, optionees must pay the exercise price of stock options in cash, except that the compensation committee may allow payment to be made (in whole or in part) by a “cashless exercise” effected through an unrelated broker through a sale on the open market, by a “net exercise” of the option, or by a combination of such methods. In the case of a “net exercise” of an option, we will not require a payment of the exercise price of the option from the grantee but will reduce the number of our shares issued upon the exercise by the largest number of whole shares that has a fair market value that does not exceed the aggregate exercise price for the shares exercised under this method.

The 2017 plan provides for certain default rules in the event of a termination of a participant’s employment or other service. These default rules may be modified in an award agreement, any individual agreement between a participant and us or any plan or policy of Wright applicable to the participant. If a participant’s employment or other service with us is terminated for cause, then all outstanding awards held by such participant will be immediately terminated and forfeited. In the event a participant’s employment or other service with us is terminated by reason of death or disability, then:

•	All outstanding stock options and SARs held by the participant will, to the extent exercisable, remain exercisable for a period of one year after such termination, but not later than the date the stock options or SARs expire and all outstanding stock options and SARs that are not exercisable will be terminated and forfeited; provided, however, that if the exercise of a stock option that is exercisable is prevented by securities laws or other restrictions, the stock option will remain exercisable until 30 days after the date such exercise first would no longer be prevented by such provisions, but in any event no later than the date the stock option expires;

•	All outstanding unvested restricted stock awards will be terminated and forfeited; and

•	All outstanding but unvested RSUs, performance awards, annual performance cash awards, other cash-based awards and other stock-based awards held by the participant will terminate and be forfeited. However, with respect to any awards that vest based on the achievement of performance goals, if a participant’s employment or other service with us is terminated prior to the end of the performance period of such award, but after the conclusion of a portion of the performance period (but in no event less than one year), the committee may cause shares to be delivered or payment made with respect to the participant’s award, but only if otherwise earned for the entire performance period and only with respect to the portion of the applicable performance period completed at the date of such event, with proration based on the number of months or years that the participant was employed or performed services during the performance period.

In the event a participant’s employment or other service with us is terminated by reason other than for cause, death or disability, then:

•	All outstanding stock options and SARs held by the participant that then are exercisable will remain exercisable for three months after the date of such termination, but will not be exercisable later than the date the stock options or SARs expire and all outstanding stock options and SARs that are not exercisable will be terminated and forfeited; provided, however, that if the exercise of a stock option that is exercisable is prevented by securities laws or other restrictions, the stock option will remain exercisable until 30 days after the date such exercise first would no longer be prevented by such provisions, but in any event no later than the date the stock option expires;

•	All outstanding unvested restricted stock awards will be terminated and forfeited; and

•	All outstanding unvested RSUs, performance awards, annual performance cash awards, other cash-based awards and other stock-based awards will be terminated and forfeited. However, with respect to any awards that vest based on the achievement of performance goals, if a participant’s employment or other service with us is terminated prior to the end of the performance period of such award, but after the

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conclusion of a portion of the performance period (but in no event less than one year), the committee may, in its sole discretion, cause shares to be delivered or payment made with respect to the participant’s award, but only if otherwise earned for the entire performance period and only with respect to the portion of the applicable performance period completed at the date of such event, with proration based on the number of months or years that the participant was employed or performed services during the performance period.

Upon a participant’s termination of employment or other service with us, the committee may, in its discretion (which may be exercised at any time on or after the grant date, including following such termination) cause stock options or SARs (or any part thereof) held by such participant as of the effective date of such termination to become or continue to become exercisable or remain exercisable following such termination of employment or service, and restricted stock, RSUs, performance awards, annual performance cash awards, other cash-based awards and other stock-based awards held by such participant as of the effective date of such termination to vest or become free of restrictions and conditions to payment, as the case may be, following such termination of employment or service, in each case in the manner determined by the committee; provided, however, that (a) no stock option or SAR may remain exercisable beyond its expiration date; (b) the committee may not adjust the amount payable pursuant to an award under the 2017 plan that is intended to qualify as “performance-based compensation” under Code Section 162(m) upwards (unless the applicable tax or securities laws change to permit committee discretion to alter the governing performance measures without obtaining shareholder approval, in which case the committee will have sole discretion to make such changes without obtaining shareholder approval); and (c) any such action by the committee adversely affecting any outstanding award will not be effective without the consent of the affected participant, except to the extent the committee is authorized by the 2017 plan to take such action.

If a participant is determined by the committee to have taken any action while providing services to us or within one year after termination of such services, that would constitute “cause” or an “adverse action,” as such terms are defined in the 2017 plan, all rights of the participant under the 2017 plan and any agreements evidencing an award then held by the participant will terminate and be forfeited. The committee has the authority to rescind the exercise, vesting, issuance or payment in respect of any awards of the participant that were exercised, vested, issued or paid, and require the participant to pay to us, within 10 days of receipt of notice, any amount received or the amount gained as a result of any such rescinded exercise, vesting, issuance or payment. We may defer the exercise of any stock option or SAR for up to six months after receipt of notice of exercise in order for the committee to determine whether “cause” or “adverse action” exists. We are entitled to withhold and deduct future wages to collect any amount due.

All awards also are subject to any required automatic clawback, forfeiture or other penalties pursuant to any applicable law, including without limitation under Section 304 of the Sarbanes-Oxley Act of 2002. In addition, all awards are subject to clawback, forfeiture or other penalties pursuant to any policy adopted by us and such clawback, forfeiture and/or penalty conditions or provisions as determined by the committee. In 2017, we adopted a clawback policy that provides for the clawback of certain incentive compensation in the event of certain financial accounting restatements.

As a condition of receiving awards, recipients, including our NEOs, must agree to pay all applicable tax withholding obligations in connection with the awards. In the case of our RSU and PSU award grants, recipients upon acceptance of the award may provide a “sell-to-cover” instruction pursuant to which the executive gives instructions to, and authorizes, a brokerage firm to sell on the executive’s behalf that number of shares issuable upon vesting of the award as determined to be appropriate to generate cash proceeds sufficient to satisfy any applicable tax withholding obligations.

As described in more detail under “Executive Compensation—Potential Payments Upon Termination or Change in Control,” if a change in control of our company occurs, which would include the closing of the Stryker acquisition, then under certain circumstances, the award may vest or lapse.

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Outstanding Equity Awards at Fiscal Year-End

The table below provides information regarding unexercised options awards, unvested RSU awards and unvested PSU awards for each of our NEOs that remained outstanding at our fiscal year-end, December 29, 2019.

	Option awards				Stock awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexer- cisable(1) (#)	Option exercise price ($)	Option expiration date(2)	Number of shares or units of stock that have not vested(3) (#)	Market value of shares or units of stock that have not vested(4) ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(5) (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested(6) ($)
Robert J. Palmisano
Stock options	483,849	—	15.55	09/17/2021
	4,112	—	17.70	04/16/2022
	145,500	—	20.75	05/09/2022
	9,771	—	22.55	04/17/2023
	144,625	—	23.93	05/14/2023
	7,939	—	30.14	04/01/2024
	129,462	—	29.06	05/13/2024
	838,183	—	20.62	10/13/2025
	231,282	39,794	21.24	07/19/2026
	82,918	54,455	27.86	07/25/2027
	52,748	96,260	24.49	07/24/2028
	—	181,429	27.84	07/26/2029
RSU awards					147,494	4,510,367
PSU awards							322,120	9,850,430

Lance A. Berry
Stock options	18,262	—	29.06	05/13/2024
	1,265	8,925	21.24	07/19/2026
	1,342	12,783	27.86	07/25/2027
	1,513	23,500	24.49	07/24/2028
	—	53,614	27.84	07/26/2029
RSU awards					38,353	1,172,835
PSU awards							83,826	2,563,399

Kevin D. Cordell
Stock options	34,626	—	30.08	09/26/2024
	1,217	8,591	21.24	07/19/2026
	1,227	11,699	27.86	07/25/2027
	1,208	18,749	24.49	07/24/2028
	—	43,866	27.84	07/26/2029
RSU awards					32,465	992,780
PSU awards							70,152	2,145,248

James A. Lightman
Stock options	1,484	5,236	21.24	07/19/2026
	752	7,165	27.86	07/25/2027
	970	15,065	24.49	07/24/2028
	—	31,137	27.84	07/26/2029
RSU awards					22,807	697,438
PSU awards							49,874	1,525,147

Barry J. Regan
Stock options	20,232	36,921	24.49	07/24/2028
	—	22,241	27.84	07/26/2029
RSU awards					23,692	724,501
PSU awards							14,462	442,248

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(1)	All stock options vest over a four-year period, with 25% of the underlying shares vesting on the one-year anniversary of the grant date and the remaining 75% of the underlying shares vesting over a three-year period thereafter in 36 as nearly equal as possible monthly installments, in each case so long as the individual remains an employee or consultant of Wright. If a change in control of our company occurs, outstanding options may become immediately exercisable in full and remain exercisable for the remainder of their terms, depending upon the plan under which the options were granted and, in the case of options granted under the 2017 plan, whether the option is continued, assumed or substituted by the successor entity and whether the executive experiences a termination event in connection with or within two years following the change in control. For more information, including the anticipated treatment of outstanding options if our acquisition transaction with Stryker is completed, see the discussion under “Executive Compensation—Potential Payments Upon a Termination or Change in Control.”

(2)	All option awards have a 10-year term, but may terminate earlier if the recipient’s employment or service relationship with Wright terminates.

(3)	The release dates and release amounts for the unvested RSU awards are as follows:

Name	06/01/2020	08/15/2020	08/15/2021	08/15/2022	08/15/2023
Mr. Palmisano	23,584	40,264	40,266	28,632	14,748
Mr. Berry	5,290	10,479	10,478	7,748	4,358
Mr. Cordell	5,091	8,768	8,769	6,271	3,566
Mr. Lightman	3,103	6,234	6,235	4,704	2,531
Mr. Regan	—	7,294	7,295	7,295	1,808

If a change in control of our company occurs, outstanding unvested RSU awards may become immediately vested in full, depending upon the plan under which the stock awards were granted and, in the case of RSU awards granted under the 2017 plan, whether the award is continued, assumed or substituted by the successor entity and whether the executive experiences a termination event in connection with or within two years following the change in control. For more information, see the discussion under “Executive Compensation—Potential Payments Upon a Termination or Change in Control.” For more information, including the anticipated treatment of outstanding RSU awards if our acquisition transaction with Stryker is completed, see the discussion under “Executive Compensation—Potential Payments Upon a Termination or Change in Control.”

(4)	The market value of RSU awards that had not vested as of December 29, 2019 is based on the closing sale price of our shares, as reported by the Nasdaq Global Select Market, on the last trading day of our fiscal year, December 27, 2019 ($30.58).

(5)	Amounts reported represent the number of PSU awards that were in progress based on maximum levels of performance awards since the compensation committee, in recognition of the changed circumstances created by the Stryker acquisition and to encourage retention during the pendency of the acquisition, approved payouts of those awards based on maximum levels of performance as soon as practicable after the completion of the respective performance periods or earlier upon closing of the Stryker acquisition. For information regarding the treatment of such awards upon a change in control of our company, which would include the closing of the Stryker acquisition, see the discussion under “Executive Compensation—Potential Payments Upon a Termination or Change in Control.”

(6)	Amounts reported represent the value of PSU awards that were in progress based on the closing sale price of our shares, as reported by the Nasdaq Global Select Market, on the last trading day of our fiscal year, December 27, 2019 ($30.58).

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Options Exercised and Stock Vested During Fiscal Year 2019

The table below provides information regarding option awards that were exercised and stock awards that vested for each of our NEOs during the fiscal year ended December 29, 2019.

	Option awards(1)		Stock awards(2)
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Robert J. Palmisano
Stock options	145,000	2,028,550
Restricted stock units			121,517	3,485,232
Lance A. Berry
Stock options	278,411	2,324,277
Restricted stock units			21,561	602,929
Kevin D. Cordell
Stock options	141,500	1,071,334
Restricted stock units			16,096	443,948
James A. Lightman
Stock options	188,868	1,594,955
Restricted stock units			13,613	382,235
Barry J. Regan
Stock options	—	—
Restricted stock units			5,486	115,261

(1)	The value realized on exercise represents the gross number of shares acquired on exercise multiplied by the market price of our shares on the exercise date, as reported by the Nasdaq Global Select Market, less the per share exercise price.

(2)	The value realized on vesting of the RSU awards held by each of the NEOs represents the gross number of shares acquired, multiplied by the closing sale price of our shares on the vesting date or the last trading day prior to the vesting date if the vesting date was not a trading day, as reported by the Nasdaq Global Select Market.

Potential Payments Upon a Termination or Change in Control

Employment Agreement with Robert J. Palmisano

Effective October 1, 2015, Wright Medical Group, Inc., one of our subsidiaries, entered into an employment agreement with Robert J. Palmisano, our President and CEO. Under the terms of our employment agreement with Mr. Palmisano, in the event of a termination of his employment, the post-employment pay and benefits, if any, to be received by him will vary according to the basis for his termination. We have guaranteed the obligations under the employment agreement since our subsidiary, Wright Medical Group, Inc., is party to the agreement. The employment agreement will continue until December 31, 2020, subject to earlier termination under certain circumstances, and on October 1, 2020, will automatically renew for additional one-year periods unless we or Mr. Palmisano provides notice of non-extension of the agreement.

In the event that Mr. Palmisano’s employment is terminated for “cause” or he terminates his employment other than for “good reason” (as such terms are defined in the employment agreement) or disability, we will have no obligations to him, other than payment of accrued obligations. Accrued obligations include: (i) any accrued base salary through the date of termination; (ii) any annual cash incentive compensation awards earned but not yet paid; (iii) the value of any accrued vacation; (iv) reimbursement for any unreimbursed business expenses; and (v) only in

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the case of a termination at any time by reason of death or disability, his annual target incentive payment for the year that includes the date of termination.

In the event of an involuntary termination of his employment, we will be required to provide him, in addition to his accrued obligations: (i) a lump sum payment equal to two and one-half times the sum of: (a) his then current annual base salary; plus (b) his annual target incentive bonus; (ii) payment or reimbursement for the cost of COBRA continuation coverage for up to 12 months; (iii) outplacement assistance for a period of 12 months, subject to termination if Mr. Palmisano accepts employment with another employer; (iv) financial planning services for a period of 12 months; and (v) an annual physical examination within 12 months of termination.

In the event of a termination of his employment due to death or disability, we will be required to provide him, in addition to his accrued obligations, his annual target incentive bonus.

In the event of an involuntary termination of his employment in anticipation of or within a 24-month period following a “change in control,” we will be required to provide him, in addition to his accrued obligations: (i) a lump sum payment equal to three times the sum of: (a) his then current annual base salary, plus (b) his annual target incentive bonus; (ii) his annual target incentive bonus for the year in which his termination occurs; (iii) payment or reimbursement for the cost of COBRA continuation coverage for up to 12 months; (iv) outplacement assistance for a period of 12 months, subject to termination if Mr. Palmisano accepts employment with another employer; (v) financial planning services for a period of 12 months; and (vi) an annual physical examination within 12 months of termination.

Upon termination for any reason other than for cause, disability, or death, Mr. Palmisano must enter into a release of all claims within 30 days after the date of termination before any payments will be made to him under the employment agreement, other than accrued obligations. If he breaches the terms of the confidentiality, non-competition, non-solicitation, intellectual property rights agreement, then our obligations to make payments or provide benefits will cease immediately and permanently, and he will be required to repay an amount equal to 30% of the post-employment payments and benefits previously provided to him under the employment agreement, with interest. The employment agreement provides for other clawback and forfeiture provisions, including if we are required to restate our financial statements under certain circumstances. All payments under his employment agreement will be net of applicable tax withholding obligations. The agreement also provides that if any severance payments or other payments or benefits deemed made in connection with a future change in control are subject to the “golden parachute” excise tax under Code Section 4999, the payments will be reduced to one dollar less than the amount that would subject him to the excise tax if the reduction results in him receiving a greater amount on a net-after tax basis than would be received if he received the payments and benefits and paid the excise tax.

Severance Pay Agreements with Other Named Executive Officers

Our subsidiary, Wright Medical Group, Inc., has entered into separation pay agreements with our NEOs, other than Mr. Palmisano. We have guaranteed the obligations under these separation pay agreements. The separation pay agreements will continue until October 1, 2021 and, on October 1, 2020, will automatically renew for additional one-year periods unless we or the executive provides notice of termination of the agreement.

Under the terms of the separation pay agreement, in the event that the executive is terminated for cause or the executive terminates his employment other than for good reason or disability, we will have no obligations, other than payment of accrued obligations. Accrued obligations include: (i) any accrued base salary through the date of termination; (ii) any annual cash incentive compensation awards earned but not yet paid; (iii) the value of any accrued vacation; (iv) reimbursement for any unreimbursed business expenses; and (v) only in the case of a termination at any time by reason of death or disability, an annual incentive target bonus for the year that includes the date of termination, prorated for the portion of the year that the executive was employed.

In the event of an involuntary termination of the executive’s employment, other than for cause, we will be obligated to pay a severance payment and accrued obligations and provide certain benefits to the executive. The severance payment will equal the sum of (i) the executive’s then current annual base salary, plus (ii) an amount equal to his then current annual target bonus. Half of the total severance payment amount will be payable at or within a

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reasonable time after the date of termination and the remaining half will be payable in installments beginning six months after the date of termination, with a final installment to be made on or before March 15 of the calendar year following the year of termination. In the event of an involuntary termination of the executive’s employment in connection with a change in control, then his severance payment will equal two times the amount of his severance payment as described above. Under the separation pay agreement, an involuntary termination of the executive’s employment will occur if we terminate the executive’s employment other than for cause, disability, voluntary retirement, or death or if the executive resigns for good reason, in each case as defined in the separation pay agreement.

In addition to a severance payment, the executive also will be entitled to receive the following benefits in the event of an involuntary termination of his employment: (i) a pro rata portion of the executive’s annual cash incentive compensation award for the fiscal year that includes the termination date, if earned pursuant to the terms thereof and at such time and in such manner as determined pursuant to the terms thereof, less any payments thereof already made during such fiscal year (or, in the event of an involuntary termination in connection with a change in control, a pro rata portion of the executive’s target annual cash incentive compensation award for the fiscal year that includes the termination date, less any payments thereof already made during such fiscal year); (ii) payment or reimbursement for the cost of COBRA continuation coverage for up to 12 months (18 months in the event of an involuntary termination in connection with a change in control); (iii) outplacement assistance for a period of one year (two years in the event of an involuntary termination in connection with a change in control), subject to termination if the executive accepts employment with another employer; (iv) financial planning services for a period of one year (two years in the event of an involuntary termination in connection with a change in control); (v) payment to continue insurance coverage equal to the executive’s annual supplemental insurance premium benefit provided to him or her prior to the date of termination (twice the premium benefit in the event of an involuntary termination in connection with a change in control); (vi) an annual physical examination within 12 months of termination; and (vii) reasonable attorneys’ fees and expenses if any such fees or expenses are incurred to recover benefits rightfully owed under the separation pay agreement.

In the event of a termination of an executive’s employment due to death or disability, we will be required to provide the executive, in addition to his or her accrued obligations, a pro rata portion of his or her annual target incentive bonus.

Upon termination for any reason other than cause, disability, or death, the executive must enter into a release of all claims within 30 days after the date of termination before any payments will be made to the executive under the separation pay agreement, other than accrued obligations. If the executive breaches the terms of the confidentiality, non-competition, non-solicitation, and intellectual property rights agreement or the release, then our obligations to make payments or provide benefits will cease immediately and permanently, and the executive will be required to repay an amount equal 90% of the payments and benefits previously provided to the executive under the separation pay agreement, with interest. All payments under the separation pay agreement will be net of applicable tax withholding obligations. The separation pay agreement provides that if any severance payments or other payments or benefits deemed made in connection with a future change in control are subject to the “golden parachute” excise tax under Code Section 4999, the payments will be reduced to one dollar less than the amount that would subject the executive to the excise tax if the reduction results in the executive receiving a greater amount on a net-after tax basis than would be received if the executive received the payments and benefits and paid the excise tax.

change in control provisions in equity plans

Our equity plans under which awards have been granted to our NEOs contain “change in control” provisions.

Under our current 2017 equity plan, a “change in control” means:

●	the acquisition (other than from us) by any person, entity or group, subject to certain exceptions, of 50% or more of either our then-outstanding shares or the combined voting power of our then-outstanding shares or the combined voting power of our then-outstanding capital stock entitled to vote generally in the election of directors;

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●	the “continuity directors” cease for any reason to constitute at least a majority of our board of directors;

●	consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were our shareholders immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the then-outstanding voting securities of the reorganized, merged, consolidated, or other surviving corporation (or its direct or indirect parent corporation);

●	approval by our shareholders of a liquidation or dissolution of Wright; or

●	the consummation of the sale of all or substantially all of our assets with respect to which persons who were our shareholders immediately prior to such sale do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the then-outstanding voting securities of the acquiring corporation (or its direct or indirect parent corporation).

Under the 2017 equity plan, if a change in control of Wright occurs, then if an award is continued, assumed or substituted by the successor entity, the award will not vest or lapse solely as a result of the change of control but will instead remain outstanding under the terms pursuant to which it has been continued, assumed or substituted and will continue to vest or lapse pursuant to such terms. If the award is continued, assumed or substituted by the successor entity and within two years following the change in control the participant is either terminated by the successor entity without “cause” or, if the participant is an employee, resigns for “good reason,” each as defined in the 2017 plan, then:

●	All outstanding stock options and SARs held by such participant will become immediately vested and exercisable in full and will remain exercisable for the remainder of their respective terms;

●	All restrictions imposed on restricted stock, RSUs or deferred units that are not performance-based held by such participant will lapse and be of no further force and effect;

●	All performance-based awards held by such participant for which the performance period has been completed as of the date of such termination or resignation but have not yet been paid will vest and be paid in cash or shares and at such time as provided in the award agreement based on actual attainment of each performance goal; and

●	All performance-based awards held by such participant for which the performance period has not been completed as of the date of such termination or resignation will with respect to each performance goal vest and be paid out for the entire performance period (and not pro rata) based on actual performance achieved through the date of such termination or resignation with the manner of payment to be made in cash or shares as provided in the award agreement within 30 days following the date of termination or resignation.

If a change in control of Wright occurs, and if an award participant suffers a “termination of continued employment” in connection with such change in control, or if outstanding awards are not continued, assumed or substituted with equivalent awards by the successor entity, or in the case of a dissolution or liquidation of Wright, outstanding awards will be subject to the following rules:

●	All outstanding stock options and SARs will become fully vested and exercisable and the committee will give such participant a reasonable opportunity to exercise any and all stock options and SARs before but conditioned upon the resulting change in control and if a participant does not exercise all stock options and SARs, the committee will pay such participant the difference between the exercise price for the stock option or grant price for the SAR and the per share consideration provided to other similarly situated shareholders in the change in control, provided that if the exercise or grant price exceeds the consideration in the change in control, provided, however, that if the exercise price or grant price exceeds the consideration provided, then such exercised stock option or SAR will be canceled and terminated without payment;

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●	All restrictions imposed on restricted stock, RSUs or deferred units that are not performance-based will lapse and be of no further force and effect, and RSUs and deferred units will be settled and paid in cash or shares and at such time as provided in the award agreement, provided, however, that if any such payment is to be made in shares, the committee may provide such holders the consideration provided to other similarly situated shareholders in the change in control;

●	All performance-based awards held by such participant for which the performance period has been completed as of the date of the change in control but have not yet been paid will vest and be paid in cash or shares and at such time as provided in the award agreement based on actual attainment of each performance goal; and

●	All performance-based awards held by such participant for which the performance period has not been completed as of the date of the change in control will with respect to each performance goal vest and be paid out for the entire performance period (and not pro rata) based on actual performance achieved through the date of the change in control with the manner of payment to be made in cash or shares as provided in the award agreement within 30 days following the change in control.

These change in control provisions may not be terminated, amended or modified in any manner that adversely affects any then-outstanding award or award participant without the prior written consent of such participant.

The 2017 plan defines “cause” as, unless otherwise provided in an award agreement, cause as defined in any employment, consulting, severance or similar agreement between the participant and us (an “individual agreement”), or if there is no such individual agreement or if it does not define cause: (i) the participant has engaged in conduct that in the judgment of the committee constitutes gross negligence, misconduct, or gross neglect in the performance of the participant’s duties and responsibilities or conduct resulting or intending to result directly or indirectly in gain or personal enrichment for the participant at our expense; (ii) the participant has engaged or is about to engage in conduct materially injurious to us; (iii) the participant has engaged in or is about to engage in conduct that is materially inconsistent with our legal and healthcare compliance policies, programs or obligations, including but not limited to our code of business conduct and ethics and our code of conduct on insider trading and confidentiality; (iv) the participant’s bar from participation in programs administered by the United States Department of Health and Human Services or the United States Food and Drug Administration or any succeeding agencies; (v) the participant’s conviction of or entering of a guilty or no contest plea to a felony charge (or equivalent thereof) in any jurisdiction; or (vi) the participant has engaged in a material breach of any employment, service, confidentiality, non-compete or non-solicitation agreement entered into with us or a breach of any company policy for which termination of employment or service is a permissible consequence of such breach.

The 2017 plan defines “good reason” as, unless otherwise provided in an award agreement, the occurrence of any of the following without the prior written consent of the participant, unless such act or failure to act is corrected by us within 30 days of the participant providing notice of the occurrence: (a) a material reduction in the participant’s then current responsibilities or assignment to the participant of duties materially inconsistent with such participant’s then current range of duties and responsibilities; and for the avoidance of doubt, the following circumstances would be considered a material reduction of a participant’s responsibilities: (i) the reporting structure of a participant who reports to the chief executive officer of the entire organization is modified or the participant is informed that it will be modified such that the participant would no longer report to such chief executive officer or (ii) a participant who is the chief executive officer or organization-wide leader of a material function in a public company would no longer be, or is informed that he or she will no longer be, the chief executive officer or organization-wide leader of such function, or would no longer lead that function in a public company environment; (b) a material reduction (i.e., more than 10%) in the participant’s aggregate annualized compensation target (including bonus opportunity as a percentage of base salary) and benefits opportunities, except for an across the board reduction or modification to any benefit plan affecting all similarly situated participants; (c) failure to pay to the participant any portion of the participant’s current compensation and benefits, under any plan, program or policy of, or other contract or agreement within 30 days of the date such compensation and/or benefits are due; (d) cancellation or material reduction in scope of any indemnification and/or director and officer liability insurance; (e) the relocation of the participant’s then current principal place of employment, or principal location, to a location which is more than

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40 miles from the principal location; or (f) material breach other than by the participant of any material provision of the participant’s employment, severance or similar agreement.

The 2017 plan defines “termination of continued employment” as termination of an individual’s employment with our company or if the individual is a director, his or her service as a director, without cause in connection with a change of control and includes, by way of example and without limitation, the following circumstances: (i) such individual is notified within the 60 day period preceding the change of control that the individual’s employment is or will be terminated without cause prior to or after the change of control, (ii) such individual is notified within the 60 day period preceding the change of control that the individual’s continued employment with our company after the change of control is conditioned upon acceptance of a position with the successor or an affiliate of the successor under terms which would entitle the individual to resign for good reason and the individual in fact resigns for good reason on this basis, and (iii) such individual is a director and will not become a director of the successor parent immediately after the change in control.

Under the terms of our 2010 equity plan, if there is a change in control of Wright, then, all outstanding options become immediately exercisable in full and remain exercisable for the remainder of their terms and all issuance conditions on all outstanding RSU awards will be deemed satisfied. Alternatively, the compensation committee may determine that outstanding awards will be cancelled as of the consummation of the change in control and that holders of cancelled awards will receive a payment in respect of such cancellation based on the amount of per share consideration being paid in connection with the change in control less, in the case of options and other awards subject to exercise, the applicable exercise price.

Anticipated Treatment of Equity in Connection with Stryker Acquisition

If the Stryker acquisition is completed, the Purchase Agreement provides for the treatment of outstanding stock options, RSU awards and PSU awards as follows:

●	Each stock option (whether held by directors, executive officers or other employees) that is outstanding and unvested immediately prior to the date on which Stryker accepts all tendered shares (the “Acceptance Time”) will vest in full at the Acceptance Time; provided that any stock options granted after July 1, 2020 will be subject to pro rata vesting based on the number of days elapsed between the date of grant and the Acceptance Time. The holders thereof will be entitled to receive an amount in cash (without interest and less applicable withholding taxes) equal to the product of (i) the difference between $30.75 and the per share exercise price of the respective stock option multiplied by (ii) the total number of shares subject to the unexercised stock option they hold immediately prior to the closing.

●	Each RSU award that is outstanding and unvested immediately prior to the Acceptance Time (whether held by directors, executive officers or other employees) will vest in full at the Acceptance Time. Notwithstanding the foregoing, any RSUs granted after July 1, 2020 (2020 RSUs) will be subject to pro rata vesting based on the number of days elapsed between the date of grant and the Acceptance Time and any portion of any 2020 RSU that does not become so vested will terminate and be cancelled at the Acceptance Time, without consideration paid therefor. At the closing, all outstanding RSUs that are vested will be cancelled and, in exchange for such cancelled RSUs, the holders thereof will be entitled to receive an amount in cash (without interest and less applicable withholding taxes) equal to the total number of shares deliverable under the RSUs they hold immediately prior to the closing multiplied by $30.75.

●	Each PSU award that is outstanding and unvested immediately prior to the Acceptance Time will vest in full at the Acceptance Time, with any applicable performance conditions associated with such PSUs deemed to have been achieved at maximum performance. At the closing, PSUs will be cancelled and, in exchange for such cancelled PSUs, the holders thereof will be entitled to receive an amount in cash (without interest and less applicable withholding taxes) equal to the total number of shares deliverable under the PSUs they hold immediately prior to the closing multiplied by $30.75.

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Potential Payments to Named Executive Officers

The table below reflects the amount of compensation and benefits payable to each NEO, in the event of (i) any voluntary resignation or termination or termination for cause; (ii) an involuntary termination without cause; (iii) an involuntary termination without cause or a resignation for good reason within 12 months (24 months in the case of Mr. Palmisano and two years in the case of equity awards acceleration) following a change in control, or a qualifying change in control termination; (iv) termination by reason of an executive’s death or disability; and (v) a change in control. The amounts reported in the table assume that the applicable triggering event occurred on December 29, 2019, and, therefore, are estimates of the amounts that would be paid to the NEOs upon the occurrence of such triggering event.

Name	Type of payment(1)	Voluntary/ for cause termination ($)	Involuntary termination without cause ($)	Qualifying change in control termination ($)	Death/ disability ($)	Change in control ($)
Robert J. Palmisano	Cash severance	—	5,271,828	6,326,193	—	—
	Benefit continuation	—	19,920	19,920	—	—
	Annual bonus(2)	—	1,150,217	1,150,217	1,150,217	—
	Outplacement benefits	—	30,000	30,000	—	—
	Other termination benefits(3)	—	6,000	6,000	—	—
	Option award acceleration(4)	—	—	1,603,132	—	1,603,132
	RSU award acceleration(5)	—	—	4,510,367	—	4,510,367
	PSU award acceleration(6)	—	—	9,850,430	—	9,850,430
	Total	—	6,477,965	23,496,259	1,150,217	15,963,929

Lance A. Berry	Cash severance	—	901,250	1,802,500	—	—
	Benefit continuation	—	19,920	29,880	—	—
	Annual bonus(2)	—	386,250	386,250	386,250	—
	Outplacement benefits	—	30,000	60,000	—	—
	Other termination benefits(3)	—	6,000	12,000	—	—
	Option award acceleration(4)	—	—	408,147	—	408,147
	RSU award acceleration(5)	—	—	1,172,835	—	1,172,835
	PSU award acceleration(6)	—	—	2,563,399	—	2,563,399
	Total	—	1,343,420	6,435,011	386,250	4,144,381

Kevin D. Cordell	Cash severance	—	875,500	1,751,000	—	—
	Benefit continuation	—	19,920	29,880	—	—
	Annual bonus(2)	—	360,500	360,500	360,500	—
	Outplacement benefits	—	30,000	60,000	—	—
	Other termination benefits(3)	—	6,000	12,000	—	—
	Option award acceleration(4)	—	—	346,435	—	346,435
	RSU award acceleration(5)	—	—	992,780	—	992,780
	PSU award acceleration(6)	—	—	2,145,248	—	2,145,248
	Total	—	1,291,920	5,697,843	360,500	3,484,463

James A. Lightman	Cash severance	—	705,000	1,410,000	—	—
	Benefit continuation	—	19,920	29,880	—	—
	Annual bonus(2)	—	235,000	235,000	235,000	—
	Outplacement benefits	—	30,000	60,000	—	—
	Other termination benefits(3)	—	6,000	12,000	—	—
	Option award acceleration(4)	—	—	245,454	—	245,454
	RSU award acceleration(5)	—	—	697,438	—	697,438
	PSU award acceleration(6)	—	—	1,525,147	—	1,525,147
	Total	—	995,920	4,214,919	235,000	2,468,039

Barry J. Regan	Cash severance	—	705,000	1,410,000	—	—
	Benefit continuation	—	19,920	29,880	—	—
	Annual bonus(2)	—	235,000	235,000	235,000	—
	Outplacement benefits	—	30,000	60,000	—	—
	Other termination benefits(3)	—	6,000	12,000	—	—
	Option award acceleration(4)	—	—	285,789	—	285,789
	RSU award acceleration(5)	—	—	724,501	—	724,501
	PSU award acceleration(6)	—	—	442,248	—	442,248
	Total	—	995,920	3,199,418	235,000	1,452,538

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(1)	The benefit amounts set forth in the table do not reflect any reduction that may be necessary to prevent the payment from being subject to an excise tax under Code Section 280G, if applicable.

(2)	Assumes payment equal to full target annual bonus for the year in which the termination date occurs.

(3)	Reflects the cost of financial planning services and continued executive insurance. Reimbursement of reasonable attorneys’ fees and expenses is not included as the amount is not estimable.

(4)	Based on the difference between: (i) the per share market price of the shares underlying the unvested stock options held by such executive as of December 27, 2019, the last trading day of fiscal 2019, based upon the closing sale price of our shares, as reported by the Nasdaq Global Select Market, on the last trading day of our fiscal year, December 27, 2019 ($30.58), and (ii) the per share exercise price of the options held by such executive. The per share exercise prices of all unvested stock options held by our NEOs included in the table as of December 29, 2019 range from $21.24 to $27.86. The “Change in Control” scenario assumes that options granted under the 2017 plan are not continued, assumed or substituted with equivalent awards in connection with the change in control.

(5)	Based on: (i) the number of unvested RSU awards held by such executive as of December 29, 2019, multiplied by (ii) the per share market price of our shares as of December 27, 2019, the last trading day of fiscal 2019, based upon the closing sale price of our shares, as reported by the Nasdaq Global Select Market, on the last trading day of our fiscal year, December 27, 2019 ($30.58). The “Change in Control” scenario assumes that RSU awards granted under the 2017 plan are not continued, assumed or substituted with equivalent awards in connection with the change in control.

(6)	Amounts reported represent the value of the immediate payout of the maximum number of shares that the NEO would have been entitled to receive as payout for PSU awards. The value is based on: (a) the number of outstanding PSU awards at maximum, multiplied by (b) the closing sale price of our shares, as reported by the Nasdaq Global Select Market, on the last trading day of our fiscal year, December 27, 2019 ($30.58). The “Change in Control” scenario assumes that PSU awards granted under the 2017 plan are not continued, assumed or substituted with equivalent awards in connection with the change in control and are paid out, assuming maximum performance.

CEO Pay Ratio Disclosure

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of SEC Regulation S-K, we are required to provide the ratio of the annual total compensation of Robert J. Palmisano, our CEO, to the median of the annual total compensation of all employees of Wright (other than the CEO).

For fiscal 2019:

●	the annual total compensation of our CEO was $7,310,421;

●	the annual total compensation of the employee identified at median of our company (excluding our CEO) was $68,903; and

●	based on this information, the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee (identified in accordance with SEC rules and as described in greater detail below) was estimated to be 106:1.

This ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the “median employee” and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported by us, as other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

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To identify our median employee and to calculate the annual total compensation of our median employee and that of our CEO, we used the following methodology, assumptions and estimates:

●	Identification of Median Employee. Under SEC rules, the median employee is only required to be identified once every three years if there has been no change in our employee population or compensation arrangements or in the median employee’s circumstances that we reasonably believe would significantly affect our pay ratio disclosure. Because there were no such changes, we did not re-identify a new median employee for 2019, but rather used the same median employee from last year. To identify our median employee last year, we used the methodology described below:

We determined that, as of October 15, 2018, our worldwide employee population, excluding our CEO, consisted of 2,874 total employees, of which 1,779 employees were employed in the United States and 1,095 employees were employed in non-U.S. jurisdictions. In determining this population, we considered the employees of our subsidiaries and all of our worldwide employees other than our CEO, whether employed on a full-time, part-time, temporary or seasonal basis. We did not include any contractors or other non-employee workers in our employee population. As permitted under SEC rules, we selected October 15, 2018, which is within the last three months of the end of our fiscal year 2018, as the date we would use to identify our employee population and “median employee” to allow sufficient time to identify the median employee given the global scope of our operations.

To identify the “median employee” from our employee population, we selected target annual total cash compensation, including annual base salary or hourly wages, target annual bonus, target commissions, and comparable cash elements of compensation in non-U.S. jurisdictions, for fiscal year 2018, as the most appropriate measure of compensation. To make them comparable, base salaries and wages for newly hired permanent employees who had worked less than a year were annualized. As part of this analysis, we converted target annual total cash compensation of our non-U.S. employees from local currency to U.S. dollars using average foreign currency exchange rates from January 1, 2018 to October 15, 2018.

●	Calculation of Median Employee’s Annual Total Compensation. In accordance with applicable SEC rules, we calculated 2019 annual total compensation for this median employee using the same methodology we use for our NEOs, as set forth in our “Summary Compensation Table—2019” included under “Executive Compensation—Summary Compensation Information.”

●	Calculation of CEO’s Annual Total Compensation. With respect to the 2019 annual total compensation of our CEO, we used the amount set forth in the “Total Compensation” column of our “Summary Compensation Table—2019” included under “Executive Compensation—Summary Compensation Information.”

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Risk Assessment of Compensation Policies, Practices, and Programs

As a result of our annual assessment on risk in our compensation programs, we concluded that our compensation policies, practices, and programs and related compensation governance structure, work together in a manner so as to encourage our employees, including our NEOs, to pursue growth strategies that emphasize shareholder value creation, but not to take unnecessary or excessive risks that could threaten the value of Wright. As part of our assessment, we noted in particular the following:

●	annual base salaries for employees are not subject to performance risk and, for most non-executive employees, constitute the largest part of their total compensation;

●	performance-based, or at risk, compensation awarded to our employees, which for our higher-level employees constitutes the largest part of their total compensation, is appropriately balanced between annual and long-term performance and cash and equity compensation, utilizes several different performance measures and goals that are drivers of long-term success for Wright and shareholders, and has appropriate maximums; and

●	a significant portion of performance-based compensation is in the form of long-term equity incentives which do not encourage unnecessary or excessive risk because they generally vest over a three to four-year period of time thereby focusing our employees on our long-term interests.

As a matter of best practice, we will continue to monitor our compensation policies, practices, and programs to ensure that they continue to align the interest of our employees, including in particular our executive officers, with those of our long-term shareholders while avoiding unnecessary or excessive risk.

Anti-Hedging and Pledging Policy

Our code of conduct on insider trading and confidentiality addresses hedging, pledging and other transactions which might give the appearance of impropriety. We consider it inappropriate for any person subject to the code, including all directors, officers and employees and certain consultants of Wright (collectively “Wright personnel”), to engage in short-term or speculative transactions in our securities and certain other transactions where there is a heightened legal risk or the appearance of inappropriate conduct. Accordingly, our code of conduct on insider trading and confidentiality either prohibits or limits the following types of transactions:

●	Short-term trading. Wright personnel who purchase Wright securities in the open market may not sell any Wright securities of the same class during the six months following the purchase since short-term trading creates an appearance of impropriety and may unduly focus Wright personnel on Wright’s short-term stock market performance instead of our long-term business objectives.

●	Short sales. Short sales of Wright securities are prohibited since such transactions may evidence an expectation on the part of the seller that the securities will decline in value, and therefore, have the potential to signal to the market that the seller lacks confidence in Wright and our short-term prospects.

●	Publicly-traded options. Wright personnel are prohibited from engaging in transactions in put options, call options or other derivative securities involving Wright securities, whether on an exchange or otherwise, since a transaction in options is, in effect, a bet on the short-term movement of our ordinary share price and therefore creates the appearance that a person is trading based on inside information. Such transactions also may focus the attention of Wright personnel on short-term performance at the expense of our long-term objectives.

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●	Hedging transactions. Wright personnel are prohibited from engaging in hedging or monetization transactions involving Wright securities, such as prepaid variable forwards, equity swaps, collars and exchange funds, since such transactions may permit Wright personnel to own shares obtained through employee benefit plans or otherwise but without the full risks and rewards of ownership and when that occurs, the such individuals may no longer have the same objectives as our other shareholders.

●	Pledging transactions. Wright personnel are prohibited from engaging in any pledging transactions, unless approved in advance by our general counsel. Individuals wishing to pledge Wright securities who have a compelling reason for the pledge and are able to demonstrate the financial capacity to repay the loan without resort to the pledged securities must submit the proposed transaction for prior approval by our general counsel prior to the proposed execution of documents evidencing the proposed transaction and must set forth a compelling justification for the proposed transaction.

●	Margin accounts. Wright personnel are limited in using margin accounts since they can lead to inadvertent insider trading violations and unfavorable publicity for Wright if sales are made by the lender or broker when an individual that possesses inside information fails to meet a margin call. The use of margin accounts also can result in violations under Section 16 of the Exchange Act. Wright personnel who desire to margin Wright securities must submit the proposed transaction for approval by our general counsel prior to the proposed execution of documents evidencing the proposed transaction and must set forth a compelling justification for the proposed transaction.

●	Standing and limit orders. Wright personnel are discouraged from placing standing or limit orders for Wright securities such order create heightened risks for insider trading violations similar to the use of margin accounts as there is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when Wright personnel is in possession of inside information. If an individual determines that he must use a standing or limit order, the order should be used only for a very brief period of time.

Compensation Committee Interlocks and Insider Participation

John L. Miclot (Chair), J. Patrick Mackin and Amy S. Paul currently serve as members of the compensation committee of our board of directors. From January 1, 2019 to March 31, 2019, John L. Miclot (Chair), J. Patrick Mackin, Kevin C. O’Boyle and Elizabeth H. Weatherman served as members of the compensation committee. No member of the compensation committee is or was an officer or employee of ours or any of our subsidiaries while serving on the compensation committee. In addition, no executive officer of ours currently serves or served during 2019 as a director or a member of the compensation committee of any entity that has or had an executive officer serving as our director or a member of the compensation committee.

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DIRECTOR COMPENSATION

Overview

Under the terms of our shareholder-approved board of directors compensation policy, the compensation packages for our non-executive directors are determined by our non-executive directors, based upon a recommendation by the compensation committee. Such compensation is determined by our non-executive directors pursuant to the terms of our articles of association, which provide that if all directors have a conflict of interest in the matter to be acted upon, the matter shall be approved by our non-executive directors. In determining non-executive director compensation, we target compensation in the market median range of our peer companies; although, we may deviate from the median if we determine necessary or appropriate on a case-by-case basis.

In 2019, the compensation committee engaged Mercer to review our non-executive director compensation program. In so doing, Mercer analyzed the outside director compensation levels and practices of our peer companies. Mercer used the same peer group as was approved by the compensation committee and used to gather compensation information for our executive officers. Based on Mercer’s recommendations, the compensation committee recommended and our board of directors approved no changes to our non-executive director program.

Under the terms of our non-executive director compensation program, compensation for our non-executive directors is comprised of both cash compensation and equity-based compensation. Cash compensation is in the form of annual retainers for non-executive directors, chairman, committee chairs, and committee members. Equity-based compensation is in the form of annual stock option and RSU award grants. Each of these components is described in more detail below. We do not provide perquisites and other personal benefits to our non-executive directors. Our non-executive director compensation program is consistent with our shareholder-approved board of directors compensation policy.

Cash Compensation

The table below sets forth the annual cash retainers paid to each non-executive director and the additional annual cash retainers paid to the chairman and each board committee chair and board committee member during 2019:

Description	Annual cash retainer
2019 ($)
Non-executive director	60,000
Chairman premium	75,000
Audit committee chair premium	20,000
Compensation committee chair premium	15,000
Nominating, corporate governance and compliance committee chair premium	10,000
Strategic transactions committee chair premium	10,000
Audit committee member (including chair)	15,000
Compensation committee member (including chair)	8,000
Nominating, corporate governance and compliance committee member (including chair)	7,000
Strategic transactions committee member (including chair)	5,000

The annual cash retainers are paid on a quarterly basis in arrears within 30 days of the end of each calendar quarter. For example, the retainers for the first calendar quarter covering the period from January 1 through March 31 are paid within 30 days of March 31. In addition, each non-executive director receives a cash travel stipend of $2,000 for each board meeting attended in person that takes place in the Netherlands or other location outside the United States.

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Equity-Based Compensation

The equity-based component of our non-executive director compensation consists of annual stock option and RSU awards granted under our 2017 equity plan. During 2019, each non-executive director received $210,000 in equity grants, one-half of which was paid in stock options and the remaining one-half paid in RSU awards. The number of shares underlying the awards was determined based on the 10-trading day average closing sale price of a share, as reported by the Nasdaq Global Select Market, and as determined on the third trading day prior to the date of anticipated corporate approval of the award. These grants were effective as of the same date as annual employee equity grants.

The stock options have a term of 10 years, a per share exercise price equal to 100% of the fair market value of an ordinary share on the grant date and vest in full on the one-year anniversary of the grant date so long as the director is still a director as of such date. The RSU awards vest in full on the one-year anniversary of the grant date so long as the director is still a director as of such date.

Election to Receive Equity-Based Compensation in Lieu of Cash Compensation

Our non-executive director compensation policy allows our non-executive directors to elect to receive an RSU award in lieu of 100% of their annual cash retainers payable for services to be rendered as a non-executive director, chairman and chair or member of any board committee. Each non-executive director who elects to receive an RSU award in lieu of such director’s annual cash retainers is granted an RSU award under our 2017 equity plan for that number of shares as determined by dividing the aggregate dollar amount of all annual cash retainers anticipated to be payable to such director for the period commencing on July 1 of each year to June 30 of the following year by the 10-trading day average closing sale price of our shares as reported by the Nasdaq Global Select Market and as determined on the third trading day prior to the date of anticipated corporate approval of the award. These RSU awards are typically granted effective as of the same date that other director equity grants are made and vest in four equal installments on the following September 30th, December 31st, March 31st and June 30th.

If a non-executive director who elected to receive an RSU award in lieu of such director’s annual cash retainers is no longer a director before such director’s interest in all of the shares underlying RSU award have vested and become issuable, then, subject to certain exceptions, the director will forfeit his or her rights to receive all of the shares underling such RSU award that have not vested and been issued as of the date the director’s status as a director so terminates. In such case, the non-executive director will receive in cash a pro rata portion of his or her annual cash retainers for the quarter in which the director’s status as a director terminates.

If a non-executive director who elected to receive an RSU award in lieu of such director’s annual cash retainers becomes entitled to receive an increased or additional annual cash retainer during the period from July 1 to June 30 of the next year, such director will receive such increased or additional annual cash retainer in cash until July 1 of the next year when the director may elect (on or prior to June 30 of the next year) to receive an RSU award in lieu of such director’s annual cash retainers.

If a non-executive director who elected to receive an RSU award in lieu of such director’s annual cash retainers experiences a change in the director’s membership on one or more board committees or chair positions prior to June 30 of the next year such that the director becomes entitled to receive annual cash retainers for the period from July 1 to June 30 of the next year aggregating an amount less than the aggregate amount used to calculate the director’s most recent RSU award received, the director will forfeit as of the effective date of such board committee or chair change his or her rights to receive a pro rata portion of the shares underlying such RSU award reflecting the decrease in the director’s aggregate annual cash retainers and the date on which such decrease occurred. In addition, the vesting of the RSU award will be revised appropriately to reflect any such change in the number of shares underlying the RSU award and the date on which such change occurred.

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Summary of Cash and Other Director Compensation

The table below summarizes the compensation received by each individual who served as a non-executive director of our company during the fiscal year ended December 29, 2019. While Mr. Palmisano did not receive additional compensation for his service as executive director, a portion of his compensation was allocated to his service as executive director. For more information regarding the allocation of Mr. Palmisano’s compensation, please refer to note (1) to the “Summary Compensation Table—2019” under “Executive Compensation—Summary Compensation Information.”

Name	Fees earned or paid in cash(1) ($)	Stock awards(2)(3) ($)	Option awards(4)(5) ($)	All other compensation(6) ($)	Total ($)
Gary D. Blackford	78,250	109,021	109,194	—	296,465
J. Patrick Mackin	68,000	109,021	109,194	—	286,215
John L. Miclot	86,750	109,021	109,194	—	304,965
Kevin C. O’Boyle	95,750	109,021	109,194	—	313,965
Amy S. Paul	75,500	109,021	109,194	—	293,715
David D. Stevens	147,000	109,021	109,194	—	365,215
Richard F. Wallman	81,250	111,889	109,194	—	302,333
Elizabeth H. Weatherman	90,000	112,480	109,194	—	311,674

(1)	Unless a director otherwise elects to convert all of his or her annual retainers into RSU awards, annual retainers are paid in cash on a quarterly basis in arrears within 30 days of the end of each calendar quarter. Two of our non-executive directors elected to convert their annual retainers covering the period of service from July 1, 2019 to June 30, 2020 into RSU awards and accordingly, were granted an RSU award on July 26, 2019 under our 2017 equity plan for that number of shares as determined based on the following formula: (a) the aggregate dollar amount of all annual cash retainers that otherwise would have been payable to the director for services to be rendered as a non-executive director, chairman and chair or member of any board committee (based on such director’s board committee memberships and chair positions as of the grant date), divided by (b) the 10-trading day average closing sale price of a share, as reported by the Nasdaq Global Select Market, and as determined on the third trading day prior to the date of anticipated corporate approval of the award. The RSU award vests and the underlying shares become issuable in four as nearly equal as possible quarterly installments, on September 30, December 31, March 31 and June 30, in each case so long as the director is a director of our company as of such date.

The table below sets forth: (a) the number of RSU awards granted to the director on July 26, 2019; (b) the total amount of annual retainers converted by such director into RSU awards, which amount is included in the “Fees earned or paid in cash” column for each director; (c) the grant date fair value of the stock awards computed in accordance with FASB ASC Topic 718; and (d) any incremental grant date fair value for the stock awards above and beyond the amount of annual retainers converted into RSU awards computed in accordance with FASB ASC Topic 718.

Name	Total amount of retainers converted into RSU awards ($)	Number of RSU awards (#)	Grant date fair value of RSU awards ($)	Incremental grant date fair value of RSU awards received in excess of amount of retainers converted into RSU awards ($)
Mr. Wallman	75,000	2,797	77,868	2,868
Ms. Weatherman	90,000	3,357	93,459	3,459

(2)	On July 26, 2019, each non-executive director received an RSU award for 3,916 shares granted under the 2017 equity plan. The RSU awards vest and the underlying shares become issuable on the one-year anniversary of the grant date, so long as the director is a director of our company as of such date. In addition, as described above in note (1), each of Mr. Wallman and Ms. Weatherman elected to convert his or her annual retainers covering the period of service from July 1, 2019 to June 30, 2020 into RSU awards under our 2017 equity plan. The amount reported in the “Stock

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awards” column represents the aggregate grant date fair value for the July 26, 2019 RSU awards granted to each director in 2019 and for each of Mr. Wallman and Ms. Weatherman, the incremental grant date fair value for the additional RSU awards granted to him or her as described above in note (1), in each case as computed in accordance with FASB ASC Topic 718. The grant date fair value for RSU awards is determined based on the closing sale price of our shares on the grant date.

(3)	As of December 29, 2019, each non-executive director held the following number of unvested stock awards (all of which are in the form of RSU awards): Mr. Blackford (3,916); Mr. Mackin (3,916); Mr. Miclot (3,916); Mr. O’Boyle (3,916); Ms. Paul (3,916); Mr. Stevens (3,916); Mr. Wallman (6,014); and Ms. Weatherman (6,434).

(4)	On July 26, 2019, each non-executive director received a stock option to purchase 11,691 ordinary shares at an exercise price of $27.84 per share granted under the 2017 equity plan. Such option expires on July 26, 2029 and vests in full on July 26, 2020, so long as the individual remains a director of Wright as of such date. Amounts reported in the “Option awards” column represent the aggregate grant date fair value for option awards granted to each director in 2019 computed in accordance with FASB ASC Topic 718. The grant date fair value is determined based on our Black-Scholes option pricing model. The grant date fair value per share for the options granted on July 26, 2019 was $9.34 and was determined using the following specific assumptions: risk free interest rate: 1.75%; expected life: 6.22 years; expected volatility: 30.50%; and expected dividend yield: $0.

(5)	The table below provides information regarding the aggregate number of options to purchase shares outstanding at December 29, 2019 and held by each of the non-executive directors named in the above table:

Name	Aggregate number of shares underlying options	Exercisable/ unexercisable	Range of exercise price(s) ($)	Range of expiration date(s)
Mr. Blackford	98,468	81,823/16,645	15.04-29.06	05/13/2020-07/26/2029
Mr. Mackin	21,598	4,953/16,645	24.49-27.84	07/24/2028-07/26/2029
Mr. Miclot	106,201	89,556/16,645	15.04-29.06	05/13/2020-07/26/2029
Mr. O’Boyle	82,476	65,831/16,645	18.04-27.86	05/12/2021-07/26/2029
Ms. Paul	106,201	89,556/16,645	15.04-29.06	05/13/2020-07/26/2029
Mr. Stevens	85,583	68,938/16,645	17.82-29.06	05/13/2020-07/26/2029
Mr. Wallman	51,438	34,793/16,645	21.24-27.86	05/12/2021-07/26/2029
Ms. Weatherman	43,638	26,993/16,645	21.24-27.86	07/19/2026-07/26/2029

(6)	We do not provide perquisites and other personal benefits to our non-executive directors. Any perquisites or personal benefits actually provided to any non-executive director were less than $10,000 in the aggregate.

Wright Medical Group N.V. – 2020 Proxy Statement	100

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Procedures Regarding Approval of Related Party Transactions

As provided in our audit committee charter, all related party transactions are to be reviewed and pre-approved by the audit committee. Related party transactions are transactions to which we were or are a participant and in which:

●	the amounts involved exceeded or will exceed $120,000; and

●	a related person (including any director, director nominee, executive officer, holder of more than 5% of our ordinary shares or any member of their immediate family) had or will have a direct or indirect material interest.

In determining whether to approve a related party transaction, the audit committee generally will evaluate the transaction in terms of (i) the benefits to Wright; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director, or an entity in which a director is a partner, shareholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms and conditions of the transaction; and (v) the terms available to unrelated third parties or to employees generally. The audit committee will then document its findings and conclusions in written minutes. In the event a transaction relates to a member of the audit committee, that member will not participate in the audit committee’s deliberations.

RELATED PARTY Transactions

We are unaware of any related party transactions that have occurred since the beginning of our last fiscal year or any currently proposed related party transactions requiring disclosure in this proxy statement.

Wright Medical Group N.V. – 2020 Proxy Statement	101

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners

The table below sets forth certain information concerning the beneficial ownership of the shares as of September 10, 2020, by each person known by us to beneficially own more than 5% of the shares. The calculations in the table below assume that there are 129,684,204 shares outstanding. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right, the conversion of any other security, and the issuance of shares upon the vesting of RSUs. The shares that a shareholder has the right to acquire within 60 days, however, are not included in the computation of the percentage ownership of any other person.

Class of securities	Name and address of beneficial owner	Number of shares beneficially owned	Percent of class
Ordinary shares	The Vanguard Group, Inc.(1)	11,802,282	9.1%
Ordinary shares	The Goldman Sachs Group, Inc.(2)	9,412,857	7.3%
Ordinary shares	BlackRock, Inc.(3)	9,383,603	7.2%

(1)	Based solely on information contained in a Schedule 13G/A of The Vanguard Group, Inc., an investment adviser, filed with the SEC on February 12, 2020, reflecting beneficial ownership as of December 31, 2019, with sole investment discretion with respect to 11,534,119 shares, sole voting authority with respect to 264,559 shares, shared investment discretion with respect to 268,163 shares and shared voting authority with respect to 18,850 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(2)	Based solely on information contained in a Schedule 13G of The Goldman Sachs Group, Inc., a parent holding company, filed with the SEC on January 30, 2020, reflecting beneficial ownership as of December 31, 2019, with shared investment discretion and voting authority with respect to all such shares. The shares are owned, or may be deemed to be beneficially owned, by Goldman Sachs & Co. LLC (Goldman Sachs), a broker or dealer registered under Section 15 of the Exchange Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Goldman Sachs is a subsidiary of GS Group. The address of The Goldman Sachs Group, Inc. is 200 West Street, New York, NY 10282.

(3)	Based solely on information contained in a Schedule 13G/A of BlackRock, Inc., a parent holding company, filed with the SEC on February 6, 2020, reflecting beneficial ownership as of December 31, 2019, with sole investment discretion with respect to all such shares, and sole voting authority with respect to 9,172,247 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

Wright Medical Group N.V. – 2020 Proxy Statement	102

Security Ownership of Management

The table below sets forth certain information concerning the beneficial ownership of the shares as of September 10, 2020, by each of our directors and NEOs and all of our current directors and executive officers as a group.

The calculations in the table below assume that there are 129,684,204 shares outstanding. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right, the conversion of any other security, and the issuance of shares upon the vesting of RSUs. The shares that a shareholder has the right to acquire within 60 days, however, are not included in the computation of the percentage ownership of any other person.

Class of securities	Name and address of beneficial owner	Ordinary shares beneficially owned(1)
		Number	Percent
Ordinary shares	David D. Stevens	174,940	*
Ordinary shares	Gary D. Blackford	169,096	*
Ordinary shares	J. Patrick Mackin	33,318	*
Ordinary shares	John L. Miclot	141,023	*
Ordinary shares	Kevin C. O’Boyle	98,782	*
Ordinary shares	Amy S. Paul	155,781	*
Ordinary shares	Richard F. Wallman	64,135	*
Ordinary shares	Elizabeth H. Weatherman	81,722	*
Ordinary shares	Robert J. Palmisano	3,150,313	2.4%
Ordinary shares	Lance A. Berry	179,305	*
Ordinary shares	Kevin D. Cordell	138,365	*
Ordinary shares	James A. Lightman	82,623	*
Ordinary shares	Barry J. Regan	45,479	*
Ordinary shares	All directors and executive officers as a group (24 persons)	5,443,252	4.1%

*	Represents beneficial ownership of less than 1% of our outstanding ordinary shares.

(1)	Includes for the persons listed below the following shares subject to options held by that person that are currently exercisable or become exercisable within 60 days of September 10, 2020 and shares issuable upon the vesting of RSU awards within 60 days of September 10, 2020:

Name	Options	RSU awards
David D. Stevens	75,274	—
Gary D. Blackford	93,314	—
J. Patrick Mackin	21,598	—
John L. Miclot	95,892	—
Kevin C. O’Boyle	82,476	—
Amy S. Paul	95,892	—
Richard F. Wallman	51,438	—
Elizabeth H. Weatherman	43,638	—
Robert J. Palmisano	2,286,428	—
Lance A. Berry	62,329	—
Kevin D. Cordell	72,747	—
James A. Lightman	26,779	—
Barry J. Regan	39,067	—
All directors and executive officers as a group (24 persons)	3,750,219	—

Wright Medical Group N.V. – 2020 Proxy Statement	103

Stock Ownership Guidelines

We have established stock ownership guidelines that are intended to further align the interests of our directors and executive officers with those of our shareholders. The stock ownership guideline for our non-executive directors is that number of ordinary shares with a value equal to five times the amount of the annual cash retainer paid to directors in consideration for their service as members of our board of directors. Stock ownership targets for our executive officers have been set at that number of our ordinary shares with a value equal to a multiple of the executive’s annual base salary, with the multiple equal to four times for our President and Chief Executive Officer and one and a half to two times for our other executive officers. Each director and executive officer has five years from the date of appointment or hire or, if the ownership multiple has increased during his or her tenure, five years from the date established in connection with such increase to reach his or her stock ownership targets. Until the applicable stock ownership target is achieved, each director and executive officer subject to the guidelines is required to retain an amount equal to 75% of the net shares received as a result of the exercise of stock options or the vesting of restricted stock unit awards. All of our directors and officers are in compliance with our stock ownership guidelines, taking into account the five-year compliance deadline.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers, and all persons who beneficially own more than 10% of our outstanding ordinary shares to file with the SEC initial reports of ownership and reports of changes in ownership of our ordinary shares. To our knowledge, based on the reports filed by the reporting persons with respect to the fiscal year ended December 29, 2019, and based on written representations by our directors and executive officers, all required Section 16 reports under the Exchange Act for our directors, executive officers, and beneficial owners of greater than 10% of our ordinary shares were filed on a timely basis during the fiscal year ended December 29, 2019, except for one transaction. Tim Lanier filed one late report on Form 4 reporting the sale of shares.

Wright Medical Group N.V. – 2020 Proxy Statement	104

OTHER MATTERS

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2021 ANNUAL GENERAL MEETING

DATE OF THE 2021 ANNUAL GENERAL MEETING

If the transaction with Stryker has not closed, we anticipate that our 2021 Annual General Meeting will be held in June 2021.

PROPOSALS PURSUANT TO RULE 14a-8

If any shareholder wishes to propose a matter for consideration at our 2021 Annual General Meeting, the proposal should be delivered to James A. Lightman, Senior Vice President, General Counsel and Secretary, Wright Medical Group N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands.

To be eligible under the SEC’s shareholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our proxy statement and form of proxy for our 2021 Annual General Meeting, a proposal must be received by our Senior Vice President, General Counsel and Secretary on or before January 18, 2021, unless the date of the 2021 Annual General Meeting is changed by more than 30 days from the date of the 2021 Annual General Meeting, and must satisfy the requirements of the proxy rules promulgated by the SEC.

NOMINATIONS AND PROPOSALS PURSUANT TO OUR BYLAWS

Any other shareholder proposals to be presented at our 2021 Annual General Meeting, including director nominations, must be given in writing to our Senior Vice President, General Counsel and Secretary no later than 60 days prior to our 2021 Annual General Meeting, as required by our articles of association.

Proposals and nominations that are not received by the dates specified above will be considered untimely. In addition, proposals must comply with the laws of the Netherlands, our articles of association and the rules and regulations of the SEC. You may contact James A. Lightman, Senior Vice President, General Counsel and Secretary, Wright Medical Group N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands, for a copy of the relevant provisions of our articles of association regarding the requirements for making shareholder proposals.

COST OF SOLICITATION OF PROXIES

The board of directors is soliciting your proxy, and we will bear the cost of this solicitation of proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding ordinary shares.

We have retained Morrow Sodali LLC, a proxy solicitation firm, to solicit proxies in connection with the Annual General Meeting at a cost of approximately $15,000, plus reimbursement of out-of-pocket expenses. Proxies may be solicited by mail, personal interview, e-mail, telephone, facsimile or via the Internet by Morrow Sodali LLC or, without additional compensation, by certain of our directors, officers and employees.

Wright Medical Group N.V. – 2020 Proxy Statement	105

HOUSEHOLDING OF ANNUAL GENERAL MEETING MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, known as “householding,” potentially means extra convenience for shareholders and cost savings for companies. This year, a number of brokers with customers who are our shareholders will be “householding” our proxy materials unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any shareholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to: James A. Lightman, Senior Vice President, General Counsel and Secretary, Wright Medical Group N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands, (+ 31) 20 521-4777.

Once a shareholder has received notice from his or her broker that the broker will be “householding” communications to the shareholder’s address, “householding” will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If, at any time, a shareholder no longer wishes to participate in “householding” and would prefer to receive separate copies of the proxy statement, the shareholder should so notify his or her broker. Any shareholder who currently receives multiple copies of the proxy statement at his or her address and would like to request “householding” of communications should contact his or her broker or, if shares are registered in the shareholder’s name, our company, at the address or telephone number provided above.

COPIES OF 2019 ANNUAL REPORT ON FORM 10-K AND DUTCH STATUTORY ANNUAL ACCOUNTS

Our annual report on Form 10-K, including the financial statements and the financial statement schedules thereto, and our Dutch statutory annual accounts for the fiscal year ended December 29, 2019 are available without charge upon written request to: James A. Lightman, Senior Vice President, General Counsel and Secretary, Wright Medical Group N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands. The annual report on Form 10-K and Dutch statutory annual accounts for the fiscal year ended December 29, 2019 are also available on our website at www.wright.com.

Your vote is important. Please promptly vote your Wright ordinary shares by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described on your proxy card.

By Order of the Board of Directors,

David D. Stevens
Chairman

Amsterdam, the Netherlands

September 18, 2020

Wright Medical Group N.V. – 2020 Proxy Statement	106

WRIGHT
FOCUSED EXCELLENCE

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 4:00 P.M. Eastern Time on October 27, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 4:00 P.M. Eastern Time on October 27, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D22229-P44021 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WRIGHT MEDICAL GROUP N.V.

The Board of Directors recommends you vote FOR the following proposals:

		For	Against	Abstain
1.	Appointment of an executive director nominated by the Board of Directors **Nominee:**			
1a.	Appointment of Robert J. Palmisano for executive director. Mark "For" to appoint Palmisano.	☐	☐	☐
	Appointment of eight non-executive directors nominated by the Board of Directors **Nominees:**			
1b.	Appointment of David D. Stevens for non-executive director. Mark "For" to appoint Stevens.	☐	☐	☐
1c.	Appointment of Gary D. Blackford for non-executive director. Mark "For" to appoint Blackford.	☐	☐	☐
1d.	Appointment of J. Patrick Mackin for non-executive director. Mark "For" to appoint Mackin.	☐	☐	☐
1e.	Appointment of John L. Miclot for non-executive director. Mark "For" to appoint Miclot.	☐	☐	☐
1f.	Appointment of Kevin C. O'Boyle for non-executive director. Mark "For" to appoint O'Boyle.	☐	☐	☐
1g.	Appointment of Amy S. Paul for non-executive director. Mark "For" to appoint Paul.	☐	☐	☐
1h.	Appointment of Richard F. Wallman for non-executive director. Mark "For" to appoint Wallman.	☐	☐	☐
1i.	Appointment of Elizabeth H. Weatherman for non-executive director. Mark "For" to appoint Weatherman.	☐	☐	☐
2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2020.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Said attorneys and proxies, or other substitutes (or if only one), at said meeting, may exercise all of the powers hereby given. Any proxy heretofore given is hereby revoked.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D22230-P44021

WRIGHT MEDICAL GROUP N.V.

PROXY

Annual General Meeting of Shareholders
October 28, 2020

(Solicited on Behalf of the Board of Directors)

The undersigned shareholder of Wright Medical Group N.V. hereby constitutes and appoints Robert J. Palmisano, Lance A. Berry and James A. Lightman or any one of them, to act as the attorneys and proxies of the undersigned, each with full power of substitution and revocation, to vote for and otherwise to represent in the name, place and stead of the undersigned at our Annual General Meeting of Shareholders to be held at the offices of Stibbe N.V. located at Beethovenplein 10 - 1077 WM, Amsterdam, the Netherlands, on Wednesday, October 28, 2020 at 2:00 p.m. (Central European Time), the number of votes the undersigned would be entitled to cast if personally present at the meeting.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL OF THE DIRECTOR NOMINEES IN PROPOSAL NO. 1 AND "FOR" EACH OTHER PROPOSAL. The instructions entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting.